Filed with the SEC on January 23, 1998              Registration No. 333-39583
                                                                     ---------

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                       -----------------------------

                     AMENDMENT NUMBER THREE TO FORM S-4
                     REGISTRATION STATEMENT UNDER THE
                          SECURITIES ACT OF 1933
                      ------------------------------


                          DEPOSIT GUARANTY CORP.
          (Exact name of registrant as specified in its charter)

  Mississippi                           6711                       64-072169
(State or other jurisdiction  (Primary Standard Industria  (IRS Employer Identi-
of incorporation or           Classification Code Number)       fication Number)
organization)

                                              Arlen L. McDonald
  210 East Capitol Street                     210 East Capitol Street
  Post Office Box 730                         Post Office Box 730
  Jackson, Mississippi  39205                 Jackson, Mississippi  39205
  Telephone Number: (601) 354-8497            Telephone Number: (601) 354-8497
  (Address, including zip code,               (Name, address, including zip
  and telephone number, including             code, and telephone number,
  area code of registrant's                   including area code of agent
  principal executive offices)                for service)

                                     Copies to:

  L. Keith Parsons, Esq.                    Robert Walker, Esq.
  Watkins Ludlam Winter & Stennis, P.A.     Baker, Donelson, Bearman & Caldwell
  633 North State Street                    165 Madison Avenue, Suite 2000
  Post Office Box 427                       Memphis, Tennessee 38103
  Jackson, Mississippi  39205-0427          Telephone Number: (901) 577-2219
  Telephone Number: (601) 949-4701

Approximate date of commencement of proposed sale of securities to the public:
The Effective Date of the merger of Victory Bancshares, Inc. into Deposit Guaranty Corp. as described in the attached Proxy Statement/Prospectus.

If the securities being registered on this form are being offered in conjunction with the formation of a holding company and there is compliance with General Instruction G, check the following box. /__/


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                                              DEPOSIT GUARANTY CORP.

                                               CROSS REFERENCE SHEET
                                     PURSUANT TO ITEM 501(B) OF REGULATION S-K


                                        Caption or Location
                                             in Proxy
Items in Form S-4                      Statement/Prospectus

1. Forepart of Registration Statement
   and Outside Front Cover Page of
   Prospectus.......................   Cover Page of
                                       Registration Statement;
                                       Cross Reference Sheet;
                                       Cover Page of the Proxy
                                       Statement/Prospectus

2. Inside Front and Outside Back
   Cover Pages of Prospectus........   Available Information;
                                       Incorporation of Certain
                                       Documents by Reference

3. Risk Factors, Ratio of Earnings
   to Fixed Charges and Other
   Information......................   Summary

4. Terms of the Transaction.........   Summary; The Merger; Comparative
                                       Rights of Shareholders

5. Pro Forma Financial Information..   Not Applicable

6. Material Contracts with the
   Company Being Acquired...........   Not Applicable

7. Additional Information Required
   for Reoffering by Persons and
   Parties Deemed to be Under-
   writers..........................   Not Applicable

8. Interest of Named Experts and
   Counsel..........................   Legal Opinion; Experts

9. Disclosure of Commission
   Position on Indemnification
   for Securities Act Liabilities...   Not Applicable

10.Information with Respect to
   S-3 Registrants..................   Available Information;
                                       Incorporation of Certain
                                       Documents by Reference

11.Incorporation of Certain Infor-
   mation by Reference..............   Available Information;
                                       Incorporation of Certain
                                       Documents by Reference

12.Information with Respect to S-2
   or S-3 Registrants...............   Not Applicable

13.Incorporation of Certain Infor-
   mation by Reference..............   Not Applicable

14.Information with Respect to
   Registrants Other Than S-2 or
   S-3 Registrants..................   Not Applicable

15.Information with Respect to S-3
   Companies........................   Not Applicable

16.Information with Respect to S-2
   or S-3 Companies.................   Not Applicable

17.Information with Respect to
   Companies Other Than S-2 or
   S-3 Companies....................   Information Concerning Victory
                                       Bancshares; Victory Bancshares'
                                       Management's Discussion and Analysis of
                                       Financial Condition and Results of
                                       Operations; Index to Consolidated
                                       Financial Statements of Victory
                                       Bancshares

18.Information if Proxies, Consents
   or Authorizations Are to be
   Solicited........................   Incorporation of Certain Documents by
                                       Reference; Summary; Introduction; The
                                       Merger--Interests of Certain Persons in
                                       the Merger; Dissenters' Rights; Security
                                       Ownership of Principal Shareholders and
                                       Management; Experts

19.Information if Proxies, Consents
   or Authorizations Are Not to be
   Solicited or in an Exchange
   Offer............................   Not Applicable

                                VICTORY BANCSHARES, INC.
                                   5350 Poplar Avenue
                                Memphis, Tennessee 38119
                                                               January 26, 1998

To Our Shareholders:

         You are cordially invited to attend a Special Meeting of Shareholders (the "Meeting") of Victory Bancshares, Inc. ("Victory Bancshares") to be held at 5:00 p.m. local time, on February 26, 1998 at 7550 West Farmington Boulevard, Germantown, Tennessee.

         At the Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 24, 1997, by and among Deposit Guaranty Corp. ("Deposit Guaranty"), a Mississippi corporation, and its wholly-owned subsidiary, Deposit Guaranty National Bank ("DGNB"), a banking association organized under the laws of the United States, on the one hand, and Victory Bancshares and its wholly-owned subsidiary, Victory Bank and Trust Company (the "Bank"), a state banking corporation organized under the laws of the State of Tennessee, on the other hand, pursuant to which (a) Victory Bancshares will merge into Deposit Guaranty (the "Holding Company Merger" or the "Merger"), and (b) each outstanding share of Victory Bancshares common stock will be converted into a number of shares of Deposit Guaranty common stock as determined pursuant to the Merger Agreement. Details of the proposal are set forth in the accompanying Proxy Statement/Prospectus, which you should read carefully.

         The Merger Agreement provides that shareholders of Victory Bancshares who do not exercise dissenters' rights will receive Deposit Guaranty common stock. Under the terms of the Merger Agreement, holders of Victory Bancshares common stock will receive a maximum of .9804 shares and a minimum of .9043 shares of Deposit Guaranty common stock for each share owned. The closing price of Deposit Guaranty common stock on the New York Stock Exchange on January 16, 1998 was $53.50. If the Merger had been consummated on that date the number of shares received for each share owned would have been .9043 and the value of those shares based on the closing price on that date would have been $48.38. The actual number of shares of Deposit Guaranty common stock into which each outstanding share of Victory Bancshares common stock will be converted will be determined based on the average closing price of Deposit Guaranty common stock on the New York Stock Exchange over a 20-day period ending three business days before consummation of the Merger. Page 12 of the accompanying Proxy Statement/Prospectus contains a table that illustrates the number of shares to be received based on a range of average closing prices of Deposit Guaranty common stock.

         After careful consideration, the Merger Agreement has been unanimously approved by your Board of Directors. The Board believes the Merger is in the best interests of Victory Bancshares and its shareholders and unanimously recommends that you vote for approval of the Merger Agreement. The reasons for such recommendation are set forth in the accompanying Proxy Statement/Prospectus. Furthermore, Victory Bancshares' financial advisor, Mercer Capital Management, Inc., has issued its opinion to the effect that, as of the date of such opinion and based upon the considerations described therein, the consideration to be received by the holders of Victory Bancshares common stock pursuant to the Holding Company Merger is fair, from a financial point of view, to such shareholders.

         The Merger presents an exceptional opportunity for holders of Victory Bancshares common stock to join on favorable terms in a combined enterprise with greater financial resources and a more geographically diversified business. As a result of the proposed Merger, you, as a shareholder of Deposit Guaranty, will own common stock in a bank holding company whose shares are actively traded on the New York Stock Exchange.

         We urge you to read the enclosed materials carefully so that you can evaluate the Merger for yourself.

         All shareholders are invited to attend the Meeting in person. However, in order to ensure that your shares will be represented at the Meeting, please date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope, whether or not you plan to attend the Meeting. If you attend the Meeting in person, you may, if you wish, vote personally on all matters brought before the Meeting.

                                Very truly yours,

                               --------------------------------
                               David F. Leake, Chairman of the Board

                               YOUR VOTE IS IMPORTANT
                       PLEASE SIGN, DATE AND RETURN YOUR PROXY

                                   VICTORY BANCSHARES, INC.
                                     5350 Poplar Avenue
                                  Memphis, Tennessee 38119

                               ------------------------------

                          NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                               To Be Held on February 26, 1998

                              ------------------------------

To the Shareholders of Victory Bancshares, Inc.:

         Notice is hereby given that a Special Meeting of Shareholders (the "Meeting") of Victory Bancshares, Inc. ("Victory Bancshares") will be held at 7550 West Farmington Boulevard, Germantown, Tennessee, on February 26, 1998 at 5:00 p.m. local time, for the purpose of considering and voting upon the following matters:

1. To consider and vote upon the approval and adoption of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 24, 1997, by and among Deposit Guaranty Corp. ("Deposit Guaranty"), a Mississippi corporation, and its wholly-owned subsidiary, Deposit Guaranty National Bank ("DGNB"), a banking association organized under the laws of the United States, on the one hand, and Victory Bancshares, and its wholly-owned subsidiary, Victory Bank and Trust Company (the "Bank"), a state banking corporation organized under the laws of the State of Tennessee, on the other hand, pursuant to which (a) Victory Bancshares will merge into Deposit Guaranty (the "Holding Company Merger") and (b) each outstanding share of Victory Bancshares common stock will be converted into shares of Deposit Guaranty common stock in accordance with the terms of the Merger Agreement; and

2. To transact such other business as may properly come before the Meeting.

         The foregoing items of business are more fully described in the Proxy Statement/Prospectus accompanying this Notice.

         Only shareholders of record at the close of business on December 31, 1997 are entitled to notice of, and to vote at, the Meeting and any adjournments thereof.
         Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Victory Bancshares.

         The  Board  of  Directors  of  Victory   Bancshares   recommends   that
shareholders vote to approve the Merger Agreement.

                          By Order of the Board of Directors



                          ----------------------------------
                          Jack C. Johnson, Secretary

January 26, 1998
Memphis, Tennessee

To ensure your representation at the Meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. To revoke a proxy, you must submit to the Secretary of Victory Bancshares, prior to voting, either a signed instrument of revocation or a duly executed proxy bearing a date or time later than the proxy being revoked. If you attend the Meeting, you may vote in person even if you previously returned a proxy.

PROSPECTUS                                      PROXY STATEMENT

DEPOSIT GUARANTY CORP.                          VICTORY BANCSHARES, INC.
-------------------                             --------------

808,435 Shares of                               Special Meeting of
Common Stock, no par value                      Shareholders to be held
                                                February 26, 1998


         This Proxy Statement/Prospectus is being furnished to holders of the common stock of Victory Bancshares, Inc. ("Victory Bancshares") in connection with the solicitation of proxies by the Board of Directors of Victory Bancshares for use at its Special Meeting of Shareholders (the "Meeting") to be held on February 26, 1998. This Proxy Statement/Prospectus and accompanying proxy cards were first mailed to shareholders of Victory Bancshares on or about January 24, 1998.

         At the Meeting, the holders of Victory Bancshares common stock, $1.00 par value per share ("Victory Bancshares Common Stock"), will be asked to approve the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 24, 1997, by and among Deposit Guaranty Corp. ("Deposit Guaranty"), a Mississippi corporation, and its wholly-owned subsidiary Deposit Guaranty National Bank ("DGNB"), a banking association organized under the laws of the United States, on the one hand, and Victory Bancshares and its wholly-owned subsidiary, Victory Bank and Trust Company (the "Bank"), a state banking corporation organized under the laws of the State of Tennessee, on the other hand, pursuant to which Victory Bancshares will merge into Deposit Guaranty (the "Holding Company Merger" or the "Merger"). Upon consummation of the Merger, each outstanding share of Victory Bancshares Common Stock, other than shares held by Victory Bancshares' shareholders who perfect dissenters' rights, will be converted into shares of Deposit Guaranty common stock, no par value per share ("Deposit Guaranty Common Stock"), and cash in lieu of any fractional shares, all in accordance with the terms of the Merger Agreement. Under the terms of the Merger Agreement, holders of Victory Bancshares Common Stock will receive a maximum of .9804 shares and a minimum of .9043 shares of Deposit Guaranty Common Stock for each share owned. Deposit Guaranty Common Stock is traded on the New York Stock Exchange under the symbol DEP. The closing price of Deposit Guaranty Common Stock on the New York Stock Exchange on January 16, 1998 was $53.50. If the Merger had been consummated on that date the number of shares received for each share owned would have been .9043 and the value of those shares based on the closing price on that date would have been $48.38.

         Victory Bancshares Common Stock is not listed, traded or quoted on any securities exchange or in the over-the-counter market, and no dealer makes a market in the Victory Bancshares Common Stock, although isolated transactions between individuals occur from time to time. To Victory Bancshares' management's knowledge, the most recent transactions with respect to Victory Bancshares Common Stock were at $16.00 per share. As of December 31, 1997, there were 817,419 shares of Victory Bancshares Common Stock issued and outstanding, and options to acquire 7.416 shares were outstanding.

          The actual number of shares of Deposit Guaranty Common Stock into which each outstanding share of Victory Bancshares Common Stock will be converted will be determined based on the average closing price of Deposit Guaranty Common Stock on the New York Stock Exchange over a 20-day period ending three business days before consummation of the Merger. The actual number of shares to be issued in the Merger and the actual value of such shares may differ from the example given above since the market value of Deposit Guaranty Common Stock is subject to fluctuation. Therefore, Victory Bancshares' shareholders may not know at the time of the Meeting how many shares of Deposit Guaranty Common
Stock   they   will   receive   in  the   Merger.   Page 12 of  this   Proxy
Statement/Prospectus contains a table that illustrates the number of shares to be received based on a range of average closing prices of Deposit Guaranty Common Stock. For a more complete description of the Merger Agreement and the terms of the Merger, see "The Merger." A conformed copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Exhibit A. For a more complete description of dissenters' rights, see "Dissenters' Rights" and Exhibit C.

          ON DECEMBER 7, 1997, DEPOSIT GUARANTY ENTERED INTO AN AGREEMENT AND PLAN OF MERGER WITH FIRST AMERICAN CORPORATION, A TENNESSEE CORPORATION, PROVIDING FOR, AMONG OTHER THINGS, THE MERGER OF DEPOSIT GUARANTY WITH AND INTO FIRST AMERICAN CORPORATION. SEE "SUMMARY - RECENT DEVELOPMENT."

         Deposit Guaranty has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 808,435 shares of Deposit Guaranty Common Stock to be issued in connection with the Merger. This document constitutes a Proxy Statement of Victory Bancshares in connection with the Meeting and a Prospectus of Deposit Guaranty with respect to the shares of Deposit Guaranty Common Stock to be issued upon consummation of the Merger. Each of Deposit Guaranty and Victory Bancshares has furnished all information included herein with respect to it and its consolidated subsidiaries.

         No person is authorized to give any information or to make any representation concerning the Merger not contained in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom it is unlawful to make such offer or solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities made under this Proxy Statement/Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein since the date of this Proxy Statement/Prospectus.

         This Proxy Statement/Prospectus does not cover any resales of Deposit Guaranty Common Stock to be received by Victory Bancshares' shareholders upon consummation of the Holding Company Merger, and no person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resale.

                                               -------------------------

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF DEPOSIT GUARANTY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                                              --------------------------


        The  date  of  this  Proxy   Statement/Prospectus  is
        January 26, 1998.


                                                 AVAILABLE INFORMATION

         Deposit Guaranty is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Deposit Guaranty can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street NW, Washington, D.C. 20549 and at the Commission's Regional
Offices located in the Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048 and they are also available to the public at the web site maintained by the Commission at "http://www.sec.gov." Copies of such material can also be obtained from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street NW, Washington, D.C. 20549, at prescribed rates. In addition, material filed by Deposit Guaranty can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Deposit Guaranty Common Stock is listed (symbol:
DEP).

         Deposit Guaranty has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the common stock offered by this Proxy Statement/Prospectus. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the Rules and Regulations of the Commission, and to which portions reference is hereby made for further information with respect to Deposit Guaranty and the securities offered hereby.

         As indicated below, this Proxy Statement/Prospectus incorporates by reference certain information with respect to Deposit Guaranty, which is not presented herein or delivered herewith. Copies of any such information or documents, other than exhibits to such documents which are not specifically incorporated by reference herein, are available without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Proxy Statement/Prospectus is delivered. In order to ensure timely delivery of such documents, any request should be made by February 19, 1998, and such requests should be directed to Deposit Guaranty's principal executive offices at 210 East Capitol Street, Jackson, Mississippi 39201, Attention: Arlen L. McDonald, Executive Vice President and Chief Financial Officer, telephone number
(601) 354-8497. Deposit Guaranty will send the requested documents by first-class mail within one business day of the receipt of the request.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by Deposit Guaranty with the Commission are hereby incorporated by reference:

(1) Deposit Guaranty's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

(2) Deposit Guaranty's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

(3)      Deposit Guaranty's Current Report on Form 8-K filed on December 15,
         1997;and

(4) The description of capital stock contained in Item 14 of Deposit Guaranty's Registration Statement on Form 10 filed April 21, 1970, Item 4 of Deposit Guaranty's Quarterly Report on Form 10-Q for the quarter ended March 31, 1982, Item 4 of Deposit Guaranty's Quarterly Report on Form 10-Q for the quarter ended March 31, 1986, Item 4 of Deposit Guaranty's Quarterly Report on Form 10-Q for the quarter ended March 31, 1987, and Item 3a of Deposit Guaranty's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, relating to the description of Deposit Guaranty Common Stock.

         All documents filed by Deposit Guaranty pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting of shareholders of Victory Bancshares are hereby incorporated by reference into this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.



                                                   TABLE OF CONTENTS

                                                                                                                  Page

SUMMARY  ............................................................................................................1
         Purpose of the Meeting                                                                  ....................1
         Date, Time and Place of the Meeting; Record Date                                        ....................2
         Vote Required                                                                           ....................2
         The Parties                                                                             ....................2
         Recommendation of the Boards of Directors; Reasons for the Merger                       ....................2
         Opinion of Financial Advisor                                                            ....................3
         Regulatory Approvals                                                                    ....................3
         Other Conditions to Consummation of the Merger                                          ....................3
         Exchange of Victory Bancshares' Certificates; No Fractional Shares                      ....................3
         Effective Date                                                                          ....................3
         Interests of Certain Persons in the Merger                                              ....................4
         Termination                                                                             ....................4
         Certain Federal Income Tax Consequences                                                 ....................4
         Accounting Treatment                                                                    ....................4
         Dissenters' Rights                                                                      ....................4
         Resales of Deposit Guaranty Common Stock                                                ....................4
         Recent Market Prices                                                                    ....................5
         Recent Development                                                                      ....................5
         Selected Financial Data                                                                 ....................6
         Victory Bancshares and Subsidiary-Selected Financial Data                               ....................7
         Deposit Guaranty Corp. and Subsidiaries - Selected Financial Data                       ....................8
         Comparative Per Share Information                                                       ....................9

INTRODUCTION........................................................................................................10
         General                                                                                 ...................10
         Record Date; Voting Rights; Proxies                                                     ...................10

THE MERGER..........................................................................................................11
         General                                                                                 ...................11
         Structure and Terms of the Merger                                                       ...................11
         Background of and Reasons for the Merger - Victory Bancshares                           ...................13
         Reasons for the Merger - Deposit Guaranty                                               ...................14
         Opinion of Financial Advisor                                                            ...................15
         Transaction Summary                                                                     ...................15
         Effective Date                                                                          ...................19
         Regulatory Approvals                                                                    ...................19
         Other Conditions to the Merger                                                          ...................20
         Interests of Certain Persons in the Merger                                              ...................21
         Exchange of Victory Bancshares' Certificates                                            ...................22
         Amendment; Waiver; Termination                                                          ...................22
         Conduct of Business Pending the Merger                                                  ...................23
         Resales of Deposit Guaranty Common Stock                                                ...................23
         Expenses and Fees                                                                       ...................24
         Accounting Treatment                                                                    ...................24
         Certain Federal Income Tax Consequences                                                 ...................24

DISSENTERS' RIGHTS..................................................................................................25
         Filing Written Objection and Vote Against the Merger                                    ...................25
         Notice of the Effective Date                                                            ...................25
         Written Demand                                                                          ...................26
         Appraisal                                                                               ...................26
         Payment and Costs                                                                       ...................27
         Notices                                                                                 ...................27








COMPARATIVE RIGHTS OF SHAREHOLDERS..................................................................................27
         Cumulative Voting Rights                                                                ...................28
         Limitations on Directors' and Officers' Liability                                       ...................28
         Supermajority Voting Requirements; Business Combinations                                ...................28
         Removal of Directors                                                                    ...................29
         Board of Directors                                                                      ...................29
         Vacancies in the Board of Directors                                                     ...................29
         Amendment of the Articles of Incorporation or Bylaws                                    ...................30
         Special Meetings of Shareholders                                                        ...................30
         Shareholder Proposals and Nominations                                                   ...................30
         Authorized Capital                                                                      ...................30
         Indemnification                                                                         ...................31

INFORMATION CONCERNING VICTORY BANCSHARES...........................................................................31
         General                                                                                 ...................31
         Employees                                                                               ...................32
         Customers                                                                               ...................32
         Properties                                                                              ...................32
         Competition                                                                             ...................32
         Legal Proceedings                                                                       ...................32
         Banking                                                                                 ...................32
         Market Prices and Dividends                                                             ...................32
         Supervision and Regulation                                                              ...................33
         Effect of Governmental Policies                                                         ...................34

SUPPLEMENTAL FINANCIAL INFORMATION OF VICTORY BANCSHARES............................................................35
         Investment Securities                                                                   ...................35
         Risk Elements                                                                           ...................35
         Deposits                                                                                ...................35
         Earning Asset/Interest-Bearing Liabilities Yields and Rates                             ...................36
         Volume/Rate Analysis                                                                    ...................36
         Return on Equity and Assets                                                             ...................37
         Loan Portfolio                                                                          ...................37
         Summary of Loan Loss Experience                                                         ...................38

VICTORY BANCSHARES' MANAGEMENT'S DISCUSSION
         AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS..................................................................................39

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT.........................................................41

LEGAL OPINION.......................................................................................................43

EXPERTS  ...........................................................................................................43

OTHER MATTERS.......................................................................................................43

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF VICTORY BANCSHARES...................................................F-1

Exhibit A - Agreement and Plan of Merger
Exhibit B - Fairness Opinion of Mercer Capital Management, Inc.
Exhibit C - Title 48, Chapter 23 of the Tennessee Business Corporation Act



                                                            SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus and the documents incorporated herein by reference. This summary is necessarily incomplete and is subject to and qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Proxy Statement/Prospectus, including the Exhibits and the documents incorporated in this Proxy Statement/Prospectus by reference. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement/Prospectus.

Purpose of the Meeting

         The purpose of the Meeting (as defined below) is to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated September 24, 1997 (the "Merger Agreement"), by and among Deposit Guaranty Corp. ("Deposit Guaranty"), a Mississippi corporation, and its wholly-owned subsidiary, Deposit Guaranty National Bank ("DGNB"), a banking association organized under the laws of the United States, on the one hand, and Victory Bancshares, Inc. ("Victory Bancshares"), a Tennessee corporation, and its wholly-owned subsidiary, Victory Bank and Trust Company (the "Bank"), a state banking corporation organized under the laws of the State of Tennessee, on the other hand, pursuant to which, among other things, (a) Victory Bancshares will be merged into Deposit Guaranty (the "Holding Company Merger" or the "Merger") and (b) on the effective date of the Merger (the "Effective Date"), each outstanding share of Victory Bancshares common stock, $1.00 par value per share ("Victory Bancshares Common Stock"), will be converted into a number of shares of common stock, no par value per share, of Deposit Guaranty ("Deposit Guaranty Common Stock") as determined pursuant to the Merger Agreement.

         Victory Bancshares' shareholders will receive a maximum of .9804 shares and a minimum of .9043 shares for each share of Victory Bancshares Common Stock. The number of shares of Deposit Guaranty Common Stock to be issued in exchange for Victory Bancshares Common Stock will be based on the Exchange Ratio (as defined below). The "Exchange Ratio" shall be determined as follows: (a) in the event the Average Market Price (as defined below) of Deposit Guaranty Common Stock is in the range from $29.74 per share to $34.92 per share, the Exchange Ratio shall be determined by dividing 773,275 by the total number of shares of Victory Bancshares Common Stock outstanding; (b) in the event the Average Market Price of Deposit Guaranty Common Stock is less than $29.74 per share and greater than $28.45, the Exchange Ratio shall be determined by dividing $23,000,000 by the Average Market Price and then dividing the result by the total number of shares of Victory Bancshares Common Stock outstanding; (c) in the event the Average Market Price of Deposit Guaranty Common Stock is greater than $34.92 per share and less than $36.21, the Exchange Ratio shall be determined by dividing $27,000,000 by the Average Market Price and then dividing the result by the total number of shares of Victory Bancshares Common Stock outstanding; (d) in the event the Average Market Price of Deposit Guaranty Common Stock is $36.21 per share or greater, the Exchange Ratio shall be determined by dividing 745,650 by the total number of shares of Victory Bancshares Common Stock outstanding; and (e) in the event the Average Market Price of Deposit Guaranty Common Stock is $28.45 per share or less, the Exchange Ratio shall be determined by dividing 808,435 by the total number of shares of Victory Bancshares Common Stock outstanding. The Average Market Price of Deposit Guaranty Common Stock shall be the average of the closing per share trading prices of Deposit Guaranty Common Stock as reported by the New York Stock Exchange on the New York Stock Exchange composite transactions tape (adjusted for any stock split or similar transaction) on the 20 consecutive trading days ending on the third business day prior to the Effective Date (as defined below).

         The  closing  price of Deposit  Guaranty  Common  Stock on the New York
Stock Exchange on January 16, 1998 was $53.50. If the Merger had been consummated on that date the number of shares received for each share owned would have been .9043 and the value of those shares based on the closing price on that date would have been $48.38. This is determined as follows: the average of the closing per share trading prices of Deposit Guaranty Common Stock as reported by the New York Stock Exchange on the New York Stock Exchange composite transactions tape (adjusted for any stock split or similar transaction) on the 20 consecutive trading days ending on the third business day prior to January 16, 1998 was $55.575. Since $55.575 is greater than $36.21, 745,650 shares would be issued. To determine the Exchange Ratio, 745,650 is divided by 824,565, which is the number of shares and options outstanding on the Record Date. The value is determined by multiplying .9043 by $53.50.
Page 12 of this Proxy Statement/Prospectus contains a table that illustrates the number of shares to be received based on a range of average prices of Deposit Guaranty Common Stock.

         As a result of the Merger, the business and properties of Victory Bancshares will become the business and properties of Deposit Guaranty, and holders of Victory Bancshares Common Stock will become shareholders of Deposit Guaranty, except for any such holders who perfect dissenters' rights.

Date, Time and Place of the Meeting; Record Date

         A Special Meeting of Shareholders (the "Meeting") of Victory Bancshares will be held on February 26, 1998, at 5:00 p.m. at 7550 West Farmington Boulevard, Germantown, Tennessee. The Board of Directors of Victory Bancshares has fixed the close of business on December 31, 1997, as the record date (the "Record Date") for determining holders of outstanding shares of Victory Bancshares Common Stock entitled to notice of and to vote at the Meeting. Only holders of Victory Bancshares Common Stock of record on the books of Victory Bancshares at the close of business on the Record Date are entitled to vote at the Meeting or at any adjournment thereof. As of the Record
Date, there were 817,419 shares of Victory Bancshares Common Stock issued and outstanding, each of which is entitled to one vote. See "Introduction -- General" and "Introduction -- Record Date; Voting Rights; Proxies."

Vote Required

         Holders of a majority of the outstanding shares of Victory Bancshares must approve the Merger Agreement. As of the Record Date, the executive officers and directors of Victory Bancshares as a group had the power to vote approximately 306,000 shares of Victory Bancshares Common Stock, representing approximately 37% of the outstanding shares.

The Parties

         DEPOSIT GUARANTY CORP. Deposit Guaranty is a bank holding company headquartered at 210 East Capitol Street, Jackson, Mississippi 39201, telephone number (601) 354-8497. Its principal subsidiaries are Deposit Guaranty National Bank, a national banking association with its principal office in Jackson, Mississippi, and three full-service mortgage banking firms, Deposit Guaranty Mortgage Services, headquartered in Jackson, Mississippi, McAfee Mortgage and Investment Company, headquartered in Lubbock, Texas and First Mortgage Corp., headquartered in Omaha, Nebraska. Deposit Guaranty, through its subsidiaries, provides comprehensive corporate, commercial, correspondent and individual banking services, mortgage loan servicing, and personal and corporate trust services.

         As of September 30, 1997, Deposit Guaranty had total assets of $6.8 billion, total deposits of $5.3 billion, total loans of $4.4 billion and shareholders' equity of $624 million. Based on total assets at September 30, 1997, Deposit Guaranty ranked first among Mississippi-based bank holding companies.

         DEPOSIT GUARANTY NATIONAL BANK. DGNB is a national bank headquartered at 210 East Capitol Street, Jackson, Mississippi, 39201, telephone number (601) 354-8497. DGNB provides a full complement of consumer and commercial banking services in Mississippi, Louisiana and Arkansas.

         VICTORY BANCSHARES, INC. Victory Bancshares is a Tennessee bank holding company headquartered at 5350 Poplar Avenue, Memphis, Tennessee, 38119, telephone number (901) 753-7000. Through its sole bank subsidiary, the Bank, Victory Bancshares provides various consumer and commercial banking services.

         VICTORY BANK AND TRUST COMPANY. The Bank is a Tennessee state bank, which offers consumer and commercial banking services through its main office at 5350 Poplar Avenue, Memphis, Tennessee 38119, telephone number (901) 753-7000, and at three branch offices in Shelby County, Tennessee.

Recommendation of the Boards of Directors; Reasons for the Merger

         THE BOARD OF DIRECTORS OF VICTORY BANCSHARES (THE "VICTORY BANCSHARES BOARD") BELIEVES THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF VICTORY BANCSHARES AND ITS SHAREHOLDERS AND RECOMMENDS THAT HOLDERS OF VICTORY
BANCSHARES COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. See "The Merger -- Background of and Reasons for the Merger - Victory Bancshares." For information on the interests of certain officers and directors of Victory Bancshares in the Merger, see "The Merger -- Interests of Certain Persons in the Merger."

         In recommending approval of the Merger Agreement to the holders of Victory Bancshares Common Stock, the Victory Bancshares Board considered, among other factors, the enhanced opportunities for operating efficiencies and growth. See "The Merger -- Background of and Reasons for the Merger - Victory Bancshares."

         In addition, the Victory Bancshares Board has received the opinion of Mercer Capital Management, Inc. ("Mercer Capital") that the Exchange Ratio under the Merger Agreement is fair from a financial point of view to the holders of Victory Bancshares

Common Stock. The opinion of Mercer Capital is attached as Exhibit B and should be read in its entirety. See "The Merger -- Opinion of Financial Advisor."

         The Board of Directors of Deposit Guaranty has approved the Merger Agreement because it believes that the Merger will enhance Deposit Guaranty's earnings capacity by enabling it to deliver products and provide services to a larger geographic customer base and that the combination of Deposit Guaranty and Victory Bancshares can take advantage of increased overall efficiencies and economies of scale. See "The Merger -- Reasons for the Merger - Deposit Guaranty."

Opinion of Financial Advisor

         Mercer Capital, Victory Bancshares' financial advisor, has rendered its opinion that the consideration to be received by the shareholders of Victory Bancshares pursuant to the Merger Agreement, when taken as a whole, is fair to Victory Bancshares and its shareholders from a financial point of view. The opinion of Mercer Capital is attached hereto as Exhibit B and should be read in its entirety with respect to the assumptions made therein and other matters considered. See "The Merger -- Opinion of Financial Advisor" for further information regarding, among other things, the selection of Mercer Capital and its compensation arrangement in connection with the Merger Agreement.

Regulatory Approvals

         It is a condition to the consummation of the Merger that all required regulatory approvals be obtained. The only required regulatory approval is the approval of the Office of the Comptroller of the Currency (the "OCC"), which was obtained on November 21, 1997. In addition, filings required to be made with the Federal Reserve Bank of Atlanta and the Tennessee Commissioner of the Department of Financial Institutions have been made. See "The Merger -- Regulatory Approvals."

Other Conditions to Consummation of the Merger

         In addition to regulatory approvals and the approval of the Merger Agreement by the requisite vote of the holders of Victory Bancshares Common Stock, which conditions may not be waived, the respective obligations of each party under the Merger Agreement are subject, among other conditions, to receipt of an opinion of Watkins Ludlam Winter & Stennis, P.A. that the transactions contemplated by the Merger Agreement will be treated for federal income tax purposes as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986 (the "Code"), which condition may not be waived, and the absence of a material adverse change in the financial condition, results of operations or business of the other party's consolidated group which condition may be waived. See "The Merger -- Other Conditions to the Merger" for additional information concerning the conditions to consummation of the Merger.

Exchange of Victory Bancshares' Certificates; No Fractional Shares

         As soon as practicable after the Effective Date, Deposit Guaranty National Bank (the "Exchange Agent") will mail to each holder of record of Victory Bancshares Common Stock, a letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Date, represented issued and outstanding shares of Victory Bancshares Common Stock in exchange for certificates representing Deposit Guaranty Common Stock. See "The Merger -- Exchange of Victory Bancshares' Certificates." Cash will be paid in lieu of any fractional shares of Deposit Guaranty Common Stock. See "The Merger -- Structure and Terms of the Merger." CERTIFICATES REPRESENTING VICTORY BANCSHARES COMMON STOCK SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED.

Effective Date

         If the Merger Agreement is approved by the requisite vote of the holders of Victory Bancshares Common Stock, the Merger is approved by all required regulatory agencies and the other conditions to the Merger are satisfied or waived (where permissible), the Merger will become effective at the date (the "Effective Date") a certificate of merger (the "Certificate of Merger") is filed with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Mississippi, or as of such later date to which Deposit Guaranty and Victory Bancshares agree, which may be specified in the Certificate of Merger to be filed with the Secretary of State of the State of Tennessee pursuant to the Business Corporation Act of the State of Tennessee (the "Tennessee BCA") and the Secretary of State of the State of Mississippi pursuant to the Business Corporation Act of the State of Mississippi (the "Mississippi BCA"). It is expected that the Effective Date will occur in early March 1998; however, there can be no assurance that the conditions to the Merger will be satisfied or waived so that the Merger can be consummated. See "The Merger -- Effective Date" and "The Merger -- Other Conditions to the Merger."

Interests of Certain Persons in the Merger

         Certain members of Victory Bancshares' management and Board of Directors have interests in the Merger in addition to their interests as shareholders of Victory Bancshares generally. Those interests include, among others, provisions in the Merger Agreement regarding indemnification and eligibility to participate in certain Deposit Guaranty employee benefit plans. Frank Cianciola, President and CEO of the Bank, Ken McNeil, Executive Vice President of the Bank, and Michael McCarver, Senior Vice President of the Bank, are parties to Performance Compensation Agreements with the Bank. Under the Performance Compensation Agreements, upon consummation of the Merger, Mr. Cianciola will receive $768,382, Mr. McNeil will receive $441,437, and Mr. McCarver will receive $287,243. Under the terms of agreements between the Bank and Mr. Cianciola, Mr. McNeil and Mr. McCarver, these officers could also receive severance benefits if their employment is terminated by Deposit Guaranty. The amount of severance benefits that would be received depends on when employment is terminated. The maximum severance benefit would be received if employment is terminated on the date the Merger is consummated; this amount would be $130,000 for Mr. Cianciola, $158,333 for Mr. McNeil, and $34,500 for Mr. McCarver. The executive officers and directors of Victory Bancshares will also receive shares of Deposit Guaranty Common Stock in the Merger with an aggregate value of $16,776,102, based on the closing price of Deposit Guaranty Common Stock on the New York Stock Exchange on January 16, 1998 of $53.50 per share. See "The Merger -- Interests of Certain Persons in the Merger" and "Security Ownership of Principal Shareholders and Management."

Termination

         Among other reasons, the Merger Agreement may be terminated at any time prior to the Effective Date (i) in the event the Merger Agreement is not approved by the shareholders of Victory Bancshares at the Meeting, (ii) if the number of shares of Victory Bancshares Common Stock, the holders of which perfect dissenters' rights, exceeds 10% of the outstanding shares of Victory Bancshares Common Stock, or (iii) if the Closing has not occurred by June 30, 1998. The Merger Agreement may also be terminated by mutual consent. See "The Merger -- Amendment; Waiver; Termination."

Certain Federal Income Tax Consequences

         Consummation of the Merger is conditioned upon receipt by each of the parties to the Merger Agreement of an opinion of Watkins Ludlam Winter & Stennis, P.A. that the Merger will be treated, for federal income tax purposes, as a tax-free reorganization, with the result that no gain or loss will be recognized by Victory Bancshares or by holders of Victory Bancshares Common Stock who exchange all of their Victory Bancshares Common Stock solely for Deposit Guaranty Common Stock pursuant to the Merger (except with respect to cash, if any, received in lieu of fractional shares). Victory Bancshares' shareholders who exercise dissenters' rights and receive cash for their shares will have gain or loss for federal income tax purposes. Victory Bancshares' shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger. See "The Merger -- Certain Federal Income Tax Consequences."

Accounting Treatment

         Deposit Guaranty intends to use the pooling of interests method of accounting to account for the Merger upon consummation. See "The Merger -- Accounting Treatment."

Dissenters' Rights

         Under the Tennessee BCA, holders of Victory Bancshares Common Stock who vote against the Merger and who deliver to Victory Bancshares the required written demand and who otherwise comply with the requirements of the Tennessee BCA will be entitled to receive the value of their shares in cash as determined under the provisions of the Tennessee BCA. Such right will be lost, however, if the procedural requirements of the Tennessee BCA are not fully and precisely satisfied. See "Dissenters' Rights" and Exhibit C hereto.

Resales of Deposit Guaranty Common Stock

         The shares of Deposit Guaranty Common Stock to be issued to the holders of Victory Bancshares Common Stock pursuant to the Merger Agreement have been registered under the Securities Act pursuant to a Registration Statement on Form S-4, of which this Proxy Statement/Prospectus is a part, thereby allowing such shares to be freely transferred without restriction by persons who will not be "affiliates" of Deposit Guaranty or who were not "affiliates" of Victory Bancshares within the meaning of Rule 145 under the Securities Act. In general, affiliates of Victory Bancshares include its executive officers and directors and any person who controls, is controlled by or is under common control with Victory Bancshares. Holders of Victory Bancshares Common Stock who are affiliates of Victory Bancshares will not be able to resell the Deposit Guaranty Common Stock received by them in the Merger unless the Deposit Guaranty Common Stock is registered for resale under the Securities Act, is sold in compliance with Rule 145 under the Securities Act or is sold in compliance with another exemption from the registration requirements of the Securities Act. See "The Merger --
Resales of Deposit Guaranty Common Stock."

Recent Market Prices

         The following table sets forth the closing sales price on September 23, 1997, the day before the Merger Agreement was signed, and on January 16, 1998 for a share of Deposit Guaranty Common Stock, as quoted on the New York Stock Exchange, and the equivalent per share price for a share of Victory Bancshares Common Stock based on an assumed exchange ratio of .9043. No assurance can be given as to the market price of Deposit Guaranty Common Stock on the Effective Date. Victory Bancshares Common Stock is not listed, traded, or quoted on any securities exchange or in the over-the-counter market, and no dealer makes a market in the Victory Bancshares Common Stock, although isolated transactions between individuals occur from time to time. To Victory Bancshares' management's knowledge, the most recent transactions with respect to Victory Bancshares Common Stock were at $16.00 per share.




Market Price Per Share at: Deposit Guaranty  Victory Bancshares  Victory Bancshares
                           Common Stock      Common Stock       Equivalent Per Share
                                                                  Price
September 23, 1997         $32.6875          $16.00               $29.56
January 16, 1998           $53.50            $16.00               $48.38


Recent Development

         On December 7, 1997, Deposit Guaranty entered into an Agreement and Plan of Merger with First American Corporation, a Tennessee corporation ("First American"), providing for, among other things, the merger of Deposit Guaranty with and into First American. The merger is intended to constitute a tax-free reorganization for federal income tax purposes and to be accounted for as a pooling of interests.

         Pursuant to the terms of the merger agreement, each share of Deposit Guaranty Common Stock outstanding immediately prior to the effective time of the merger, will (subject to certain exceptions) be converted into the right to receive 1.17 shares of First American common stock, par value $2.50 per share, together with the number of First American rights associated therewith (with cash being paid in lieu of fractional share interests). The exchange ratio is subject to adjustment in certain circumstances as set forth in the merger agreement.

         Consummation of the merger is subject to various conditions including the approval by the shareholders of Deposit Guaranty of the merger agreement, approval by the shareholders of First American of the merger agreement and of an amendment to First American's charter to increase the number of authorized shares of common stock of First American, and the receipt of all requisite regulatory approvals. Because it is uncertain whether the Merger of Victory Bancshares into Deposit Guaranty will be consummated prior to the record date for the Deposit Guaranty shareholders' meeting to vote on the merger with First American, it is uncertain whether Victory Bancshares shareholders will have an opportunity to vote on the merger of Deposit Guaranty into First American. If the shareholders of Victory Bancshares become Deposit Guaranty shareholders after the record date for the Deposit Guaranty shareholders' meeting to vote on the merger of Deposit Guaranty and First American, the shareholders of Victory Bancshares will not have dissenters' rights in connection with the merger of Deposit Guaranty and First American.

         The combined company, which will be headquartered in Nashville, Tennessee, will have assets of approximately $17.4 billion, deposits of $13.0 billion and stockholders' equity of $1.5 billion. It will operate in Tennessee, Mississippi, Louisiana, Arkansas, Virginia and Kentucky and will be the 4th largest financial services institution in the Mid-South region in total assets.

         First American is a $10.6 billion financial services holding company headquartered in Nashville, Tennessee, with 169 banking offices, 440 ATMs and approximately 4,200 employees. First American is the parent company of First American National Bank, First American Federal Savings Bank of Virginia and First American Enterprises Inc. First American also owns 98% of INVEST Financial Corporation. Through INVEST, First American has approximately 1,900 representatives selling mutual funds, annuities and other investments and insurance products in more than 1,000 investment centers throughout the United States. First American is subject to the informational requirements of the Exchange Act, and in accordance therewith, files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by First American can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street NW, Washington, D.C. 20549 and at the Commission's Regional Offices located in the Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048 and they are also available to the public at the web site maintained by the Commission at "http://www.sec.gov." Copies of such material can also be obtained from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street NW, Washington, D.C. 20549, at prescribed rates.

     The proposed merger between First American and Deposit Guaranty is described in greater detail in a Current Report on Form 8-K filed by Deposit Guaranty on December 15, 1997, which is incorporated by reference herein. A copy of the merger agreement between First American and Deposit Guaranty is included as an exhibit to the Current Report on Form 8-K.

Selected Financial Data

         The following selected financial data for Deposit Guaranty and Victory Bancshares have been derived from the consolidated financial statements of Deposit Guaranty and Victory Bancshares. The information set forth below should be read in conjunction with the consolidated financial statements of Deposit Guaranty and Victory Bancshares incorporated by reference or included elsewhere herein, and Victory Bancshares' Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere herein.

>

       Victory Bancshares and Subsidiary-Selected Financial Data


    (In Thousands Except Per Share Amounts and Ratios)

                                          Nine Months Ended                    Year Ended December 31,
                                            September 30,
                                             (unaudited)
                                       1997              1996             1996         1995          1994       1993    1992
                                  -------------- ------------------    -----------  ----------- - ---------- ---------- -----
Statements of earnings
Interest income                           $7,330        $6,166         $8,342       $6,183       $4,180      $3,251    $3,133
Interest expense                           3,534         3,184          4,366        3,107        1,553       1,193     1,312
                                  -------------------------------------------------------------------------------------------
Net interest income                        3,796         2,982          3,976        3,076        2,627       2,058     1,821
Provision for possible loan losses           138           220            355           78          128         192       160
                                  -------------------------------------------------------------------------------------------
Net interest income after provision
    for possible loan losses               3,658         2,762          3,621        2,998        2,499       1,866     1,661
Other operating income                       518           332            500          249          185         177       206
Other operating expense                    2,996         2,505          3,194        2,223        1,623       1,257     1,193
                                   ------------------------------------------------------------------------------------------
Income before income taxes and
    cumulative effect of accounting
    change                                 1,180           589            927        1,024        1,061         786       674
Income tax expense                           445           211            355          349          387         291       263
                                   ------------------------------------------------------------------------------------------
Income before cumulative effect of
    accounting change                        735           378            572          675          674         495       411
Cumulative effect of accounting
    change                                     -             -              -            -            -           7         -
                                   ------------------------------------------------------------------------------------------
Net income                                 $ 735         $ 378         $  572       $  675       $  674      $  502    $  411
                                  ============== =============    =========== ==== ======= ============ =========== =========
Net income per common share
Income before cumulative effect of
    accounting change                      $ .91         $ .47          $ .71        $ .85        $ .86      $  .63     $ .51
Cumulative effect of accounting
    change                                     -             -              -            -            -         .01         -
                                  -------------- -------------    ----------- ---- ------- ------------ ----------- ---------
Net income                                 $ .91         $ .47          $ .71        $ .85        $ .86       $ .64     $ .51
                                  ============== =============    =========== ==== ======= ============ =========== =========

                                  ============== =============    =========== ==== ======= ============ =========== =========
Weighted average shares
outstanding                              808,786       809,473        808,605      795,504      787,092     787,092   798,763

Statements of condition - averages
Total assets                            $112,506       $95,377        $98,506      $71,721      $53,548     $44,826   $38,136

Earning assets                           106,134        91,046         94,583       68,828       50,885      41,884    36,227
Securities                                16,873        21,794         21,123       18,115       11,929      11,610    10,938
Loans                                     87,429        66,382         70,299       48,318       37,673      28,674    23,239
Deposits                                  92,461        81,353         84,271       63,161       45,196      38,375    32,417
FHLB advances                              5,348         3,900          5,039        1,180          504         254         -
Total stockholders' equity                 8,023         7,312          7,405        6,736        5,979       5,444     5,033

Selected ratios
Return on average assets                    .87%          .53%           .58%         .94%        1.26%       1.12%     1.08%
Return on average equity                   12.21          6.89           7.72        10.04        11.27        9.22      8.17
Net interest margin - tax equivalent        4.77          4.37           4.23         4.54         5.28        4.91      5.03
Loans to deposits                          94.56         81.60          83.42        76.50        83.35       74.72     71.69
Allowance for possible loan losses to
    loans                                   1.21          1.24           1.25         1.25         1.60        1.72      1.42
Net charge-offs to average loans             .04           .01            .04          .03          .11         .04         -
Dividend payout                                -             -              -            -            -           -         -
Average equity to average assets            7.13          7.67           7.51         9.39        11.17       12.14     13.20
Leverage ratio                              7.13          7.06           7.03         9.11        10.53       10.93     12.30




Deposit Guaranty Corp. and Subsidiaries -
Selected Financial Data
(In Thousands Except Per Share Amounts and Ratios)

                                        Nine Months Ended
                                          September 30,                                              Year Ended December 31,
                                           (unaudited)
                                        1997             1996               1996        1995         1994        1993      1992
                                ------------ --  ------------     --------------  ---------- ------------ -----------  ----------
Statements of  earnings
Interest income                    $ 362,907        $ 320,345          $ 432,222   $ 402,704    $ 307,272   $ 299,327   $ 322,114
Interest expense                     149,732          136,448            182,688     173,432      125,881     124,687     155,459
                                -------------------------------------------------------------------------------------------------
                                ------------ --  ------------     --------------  ---------- ------------ -----------  ----------
Net interest income                  213,175          183,897            249,534     229,272      181,391     174,640     166,655
Provision for possible loan
  losses                               5,625            4,005              5,340       2,160      (4,750)    (16,000)      10,378
                                -------------------------------------------------------------------------------------------------
                                ------------ --  ------------     --------------  ---------- ------------ -----------  ----------
Net interest income after
  provision for  possible loan
  losses                             207,550          179,892            244,194     227,112      186,141     190,640     156,277
Other operating income                97,469           86,932            117,245      91,989       93,499      74,781      67,977
Other operating expense              202,377          171,727            237,208     211,452      180,047     171,567     164,470
                                 ------------------------------------------------------------------------------------------------
                                ------------ --  ------------     --------------  ---------- ------------ -----------  ----------

Income before income taxes           102,642           95,097            124,231     107,649       99,593      93,854      59,784
Income tax expense                    34,837           30,972             40,621      35,029       32,463      27,302      14,270
                                 ------------------------------------------------------------------------------------------------
Net income                          $ 67,805          $64,125           $ 83,610    $ 72,620     $ 67,130    $ 66,552    $ 45,514
                                ============ ==  ============     ==============  ========== ============ ===========  ==========

Net income per share
Primary                               $ 1.65            $1.66             $ 2.16       $1.89        $1.90       $1.89       $1.34
Fully diluted                           1.65             1.66               2.16        1.89         1.90        1.89        1.30

Cash dividends per share               $ .60             $.52             $ .715       $.605        $.530       $.465       $.400

Weighted average shares
outstanding
Primary                           41,170,877       38,620,170         38,760,192  38,431,162   35,336,124  35,299,704  34,067,328
Fully diluted                     41,170,877       38,620,170         38,760,192  38,431,162   35,336,124  35,299,704  34,930,564

Statements of condition -
averages
Total assets                      $6,701,378       $5,983,117        $ 6,026,548  $5,571,697   $4,940,977  $4,826,726  $4,777,596
Earning assets                     5,957,153        5,358,152          5,395,343   4,961,261    4,413,938   4,333,740   4,275,345
Securities available for sale      1,462,262        1,293,508          1,293,830     186,194      712,184   1,308,634         ---
Investment securities                161,231          124,383            130,255   1,365,070      718,891     396,011   1,616,658
Loans, net of unearned
  income                           4,283,189        3,731,139          3,774,490   3,273,408    2,581,724   2,293,416   2,261,034
Deposits                           5,312,688        4,712,369          4,750,894   4,438,797    3,997,038   3,867,669   3,876,927
Long-term debt                       109,973           57,307             67,888         ---          ---         ---       6,320
Total stockholders' equity           606,477          541,612            551,754     498,023      429,967     367,592     315,833

Selected ratios
Return on average assets                1.35%            1.43%              1.39%       1.30%        1.36%       1.38%        .95%
Return on average equity               14.95            15.82              15.15       14.58        15.61       18.10       14.41
Net interest margin - tax
   equivalent                           4.90             4.73               4.77        4.75         4.24        4.18        4.12
* Efficiency ratio                     61.34            60.30              63.35       64.62        64.22       67.23       67.68
Loans to deposits                      80.62            79.18              79.45       73.75        64.59       59.30       58.32
Allowance for possible loan
    losses to loans, net of unearned
    income                              1.50             1.58               1.56        1.64         1.95        2.56        3.30
Net charge-offs (recoveries) to
    average loans, net of unearned
    income                               .32              .11                .10         .12          .10       (.14)        1.02
Dividend payout                        36.36            31.32              33.10       32.01        27.89       24.67       29.96
Average equity to average assets        9.05             9.05               9.15        8.94         8.70        7.62        6.61
Leverage ratio                          7.28             8.13               8.23        7.87         8.43        8.13        6.80
Tier 1 risk-based                      10.82            12.07              11.42       11.05        12.49       13.28       12.00
Total risk-based                       12.07            13.32              12.67       12.30        13.75       14.54       13.27

* Excludes the effects of the amortization of goodwill and core deposit intangibles.


Comparative Per Share Information

     The following table sets forth certain historical comparative information and certain pro forma and equivalent pro forma information with respect to income per share, book value per share and cash dividends per share for the Deposit Guaranty Common Stock and the Victory Bancshares Common Stock. The
information  that  follows  should  be  read in  conjunction  with  the  audited historical financial statements and notes thereto of Deposit Guaranty incorporated by reference herein and the audited historical financial statements and notes thereto of Victory Bancshares included in this Proxy Statement/Prospectus. The comparative pro forma and equivalent pro forma data have been included herein for comparative purposes only and do not purport to be indicative of the results of operations or financial condition that actually would have resulted had the Holding Company Merger occurred at the beginning of the period or the results of operations or financial condition that may be obtained in the future.



                                                                                                         Pro Forma
                                                                                          ----------------------------------------
                                                                                             Deposit
                                                                                          Guaranty and
                                                                                             Victory            Victory
                                                                                           Bancshares          Bancshares
                                                                                            Pro Forma          Pro Forma
                Per Common Share                            Historical                    Combined (a)       Equivalent (b)
---------------------------------------      -----------------------------------------  -----------------  ------------------
                                               Deposit              Victory
                                               Guaranty            Bancshares
                                             ------------       ----------------

Net Income (c)
  For the nine months ended
    September 30, 1997                             $ 1.65            $0.91               $ 1.64              $ 1.48

  For the year ended
   December 31,
   1996                                            $ 2.16            $0.71               $ 2.13              $ 1.93
   1995                                              1.89             0.85                 1.87                1.69
   1994                                              1.90             0.86                 1.88                1.70

Cash Dividends (d)
  For the nine months ended
    September 30, 1997                             $ 0.60               -                $ 0.60              $ 0.54

  For the year ended
    December 31,
    1996                                           $ 0.72               -                $ 0.72              $ 0.65
    1995                                             0.61               -                  0.61                0.55
    1994                                             0.53               -                  0.53                0.48

Book Value (e)
  As of September 30, 1997                         $15.29             $10.52             $15.22              $13.77
  As of December 31, 1996                           14.83              10.01              14.75               13.34
  As of December 31, 1995                           13.91               9.87              13.83               12.50
  As of December 31, 1994                           12.62               9.55              12.53               11.33

(a) In accordance with generally accepted accounting principles, Deposit Guaranty will account for the Merger using the pooling of interests method of accounting.

(b)    Victory   Bancshares  pro  forma  equivalent   amounts  are  computed  by
       multiplying the pro forma combined amounts based on an assumed exchange ratio of .9043.

(c) Net income per common share is based on weighted average common shares outstanding.

(d) Pro forma cash dividends represent historical cash dividends of Deposit Guaranty.

(e) Book value per common share is based on total period-end shareholders' equity.


                                                            INTRODUCTION

General

       This Proxy Statement/Prospectus is being furnished to holders of Victory Bancshares Common Stock in connection with the solicitation by the Victory Bancshares Board of proxies for use at the Meeting to be held at 5:00 p.m. local time, on February 26, 1998 at 7550 West Farmington Boulevard, Germantown, Tennessee, and at any adjournment thereof.

       At the Meeting, shareholders will consider and vote upon a proposal to approve the Merger Agreement, by and among Deposit Guaranty, DGNB, Victory Bancshares and the Bank, pursuant to which Victory Bancshares will merge into Deposit Guaranty, the Bank will merge into DGNB and each share of Victory
Bancshares Common Stock issued and outstanding immediately prior to the Effective Date of the Merger (except Dissenting Shares, as hereinafter defined) will be converted into and exchangeable for a number of shares of Deposit Guaranty Common Stock, as determined pursuant to the Merger Agreement. As a result of the Merger, the holders of Victory Bancshares Common Stock (other than holders of Dissenting Shares) will become shareholders of Deposit Guaranty.

       This Proxy Statement/Prospectus constitutes a Proxy Statement of Victory Bancshares with respect to the Meeting and a Prospectus of Deposit Guaranty with respect to the shares of Deposit Guaranty Common Stock to be issued in connection with the Merger. The information in this Proxy Statement/Prospectus concerning Deposit Guaranty and its subsidiaries and Victory Bancshares and its subsidiary has been furnished by each of such entities, respectively.

       The principal executive office of Deposit Guaranty is located at 210 East Capitol Street, Jackson, Mississippi 39201, and its telephone number is (601) 354-8497. The principal executive office of Victory Bancshares is located at 5350 Poplar Avenue, Memphis, Tennessee 38119, and its telephone number is (901) 753-7000.

       This Proxy Statement/Prospectus is first being mailed to holders of Victory Bancshares Common Stock on or about January 23, 1998.

Record Date; Voting Rights; Proxies

       The Victory Bancshares Board has fixed the close of business on December 31, 1997 as the Record Date for determining holders of outstanding shares of Victory Bancshares Common Stock entitled to notice of and to vote at the Meeting. Only holders of Victory Bancshares Common Stock of record on the books of Victory Bancshares at the close of business on the Record Date are entitled to vote at the Meeting or at any adjournment thereof. As of the Record Date, there were 817,419 shares of Victory Bancshares Common Stock issued and outstanding, each of which is entitled to one vote. The presence, in person or by proxy, of a majority of the total voting power of Victory Bancshares is necessary to constitute a quorum of the shareholders to take action at the Meeting. Shares of Victory Bancshares Common Stock represented by properly executed proxies will be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, will be voted FOR the proposal to approve the Merger Agreement and in the discretion of the proxy holders as to any other matter which may properly come before the Meeting or any adjournment thereof, except that, with respect to shares voting against approval of the Merger Agreement, this discretionary authority will not be used to vote for adjournment of the Meeting in order to permit further solicitation of proxies. A shareholder who has given a proxy may revoke it at any time before it is voted by (a) filing with the Secretary of Victory Bancshares (i) a notice in writing revoking it, or (ii) a duly executed proxy bearing a later date or (b) voting in person at the Meeting.

       Approval of the Merger Agreement requires the approval of the holders of a majority of the outstanding shares of stock of Victory Bancshares. An abstention by a shareholder present at the Meeting in person or by proxy, a failure to return a properly executed proxy, or a broker submitting a proxy without exercising discretionary authority with respect to approval of the Merger Agreement will have the same effect as a vote against the Merger Agreement. As of the Record Date, the executive officers and directors of Victory Bancshares as a group had the power to vote approximately 306,000 shares of Victory Bancshares Common Stock, representing approximately 37% of the outstanding shares, all of which are expected to be voted in favor of approval of the Merger Agreement.

       Deposit Guaranty's shareholders are not required to approve the Merger Agreement or the issuance of shares of Deposit Guaranty Common Stock.

       Victory Bancshares will bear the costs of soliciting proxies from its shareholders. In addition to the use of the mail, proxies may be solicited by the directors, officers and employees of Victory Bancshares in person, or by telephone, telecopier or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Victory Bancshares Common Stock held of record by such persons, and Victory

Bancshares  may  reimburse  such   custodians,   nominees  and  fiduciaries  for
reasonable out-of-pocket expenses incurred in connection therewith.


                                                             THE MERGER

General

       The Merger Agreement provides that, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals, the expiration of all related waiting periods and the approval of the holders of Victory Bancshares Common Stock, Victory Bancshares will be merged with and into Deposit Guaranty. As a result of the Merger, the separate corporate existence of Victory Bancshares will cease and the holders of Victory Bancshares Common Stock (other than shares owned by shareholders who, pursuant to the Tennessee BCA, perfect any right to receive the fair value of such shares ("Dissenting Shares")) will become shareholders of Deposit Guaranty. The date on which the Merger will be consummated is herein referred to as the "Effective Date." See "The Merger -- Effective Date."

       The description of the Merger Agreement included in this Proxy Statement/Prospectus is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which is attached hereto as Exhibit A.

Structure and Terms of the Merger

       Upon consummation of the Merger, Victory Bancshares will be merged with and into Deposit Guaranty and the Victory Bancshares Common Stock issued and outstanding at the Effective Date (other than holders of Dissenting Shares) will be converted into and exchangeable for a number of shares of Deposit Guaranty Common Stock determined by multiplying the number of such shares by the Exchange Ratio.

       Victory Bancshares' shareholders will receive a maximum of .9804 shares and a minimum of .9043 shares for each share of Victory Bancshares Common Stock. The closing price of Deposit Guaranty Common Stock on the New York Stock Exchange on January 16, 1998 was $53.50. If the Merger had been consummated on that date, the number of shares received for each share owned would have been
 .9043 and the value of those shares based on the closing price on that date would have been $48.38. The number of shares of Deposit Guaranty Common Stock to be issued in exchange for Victory Bancshares Common Stock will be based on the Exchange Ratio. The Exchange Ratio shall be determined as follows: (a) in the event the Average Market Price of Deposit Guaranty Common Stock is in the range from $29.74 per share to $34.92 per share, the Exchange Ratio shall be determined by dividing 773,275 by the total number of shares of Victory Bancshares Common Stock outstanding; (b) in the event the Average Market Price of Deposit Guaranty Common Stock is less than $29.74 per share and greater than $28.45, the Exchange Ratio shall be determined by dividing $23,000,000 by the Average Market Price and then dividing the result by the total number of shares of Victory Bancshares Common Stock outstanding; (c) in the event the Average Market Price of Deposit Guaranty Common Stock is greater than $34.92 per share and less than $36.21, the Exchange Ratio shall be determined by dividing $27,000,000 by the Average Market Price and then dividing the result by the total number of shares of Victory Bancshares Common Stock outstanding; (d) in the event the Average Market Price of Deposit Guaranty Common Stock is $36.21 per share or greater, the Exchange Ratio shall be determined by dividing 745,650 by the total number of shares of Victory Bancshares Common Stock outstanding; and (e) in the event the Average Market Price of Deposit Guaranty Common Stock is $28.45 per share or less, the Exchange Ratio shall be determined by dividing 808,435 by the total number of shares of Victory Bancshares Common Stock outstanding. The Average Market Price of Deposit Guaranty Common Stock shall be the average of the closing per share trading prices of Deposit Guaranty Common Stock as reported by the New York Stock Exchange on the New York Stock Exchange composite transactions tape (adjusted for any stock split or similar transaction) on the 20 consecutive trading days ending on the third business day prior to the Effective Date.

       The operation of the Exchange Ratio is illustrated by the table below, which shows the effect that various Average Market Prices would have on the Exchange Ratio, the total number of shares of Deposit Guaranty Common Stock issuable in the Holding Company Merger, and the aggregate value of such shares based on the Average Market Price. The table assumes that immediately before the Effective Date, a total of 824,565 shares of Victory Bancshares Common Stock are outstanding.

 Average Market                     Total Number of
Price of Deposit                   Shares of Deposit    Average Market Price
    Guaranty         Exchange       Guaranty Common    Times Total Number of
 Common Stock         Ratio         Stock Issuable        Shares Issuable
     $53.50*          0.9043            745,650             $39,892,275
     $36.21           0.9043            745,650             $26,999,987
     $36.20           0.9045            745,856             $26,999,987
     $34.93           0.9374            772,975             $27,000,016
     $34.92           0.9378            773,275             $27,002,763
     $32.33           0.9378            773,275             $24,999,981
     $29.74           0.9378            773,275             $22,997,199
     $29.73           0.9382            773,629             $22,999,990
     $28.46           0.9801            808,152             $23,000,006
     $28.45           0.9804            808,435             $22,999,976
     $27.45           0.9804            808,435             $22,191,541

*The closing price of Deposit Guaranty Common Stock on the New York Stock Exchange on January 16, 1998 was $53.50.

This table is presented for illustration purposes only and no inference is intended or may be drawn concerning the actual Average Market Price which may occur or the resulting Exchange Ratio. Moreover, the actual market value of a share of Deposit Guaranty Common Stock at the effective time of the Holding Company Merger and at the time certificates for those shares are delivered to holders of Victory Bancshares Common Stock may be more or less than the Average Market Price used to determine the Exchange Ratio. Also, the price at which the Deposit Guaranty Common Stock is trading at or before the time of the Meeting at which holders of Victory Bancshares Common Stock will vote on whether to approve the Holding Company Merger may be higher or lower than the Average Market Price used to determine the Exchange Ratio, or the market value of Deposit Guaranty Common Stock at the effective time of the Holding Company Merger or the time certificates representing such shares are delivered to holders of Victory Bancshares Common Stock. Shareholders of Victory Bancshares are urged to obtain information on the trading price of Deposit Guaranty Common Stock that is more recent than that provided in this Proxy Statement/Prospectus.

       If prior to the Effective Date the outstanding shares of Deposit Guaranty Common Stock shall be increased, decreased, changed into or exchanged for a different number or class of shares by reason of any reclassification, recapitalization, stock split or reverse stock split, split-up or if a stock dividend thereon shall be declared with a record date within such period, or by reason of a combination or exchange of shares in a transaction in which Deposit Guaranty is effectively acquired, or other like changes in Deposit Guaranty's capitalization shall have occurred, then the Exchange Ratio shall be adjusted accordingly. This provision does not apply to a transaction in which Deposit Guaranty or one of its subsidiaries is effectively the acquiring entity.

       The  Exchange   Ratio  was  determined  by  a  process  of  arm's  length
negotiations involving the managements of Victory Bancshares and Deposit Guaranty and their respective financial advisors. The maximum number of shares of Deposit Guaranty Common Stock which may be issued upon consummation of the Merger (808,435 shares) would constitute approximately 1.98% of the shares of Deposit Guaranty Common Stock outstanding immediately after the Effective Date. The minimum number of shares of Deposit Guaranty Common Stock which may be issued upon consummation of the Merger (745,650 shares) would constitute approximately 1.83% of the shares of Deposit Guaranty Common Stock outstanding immediately after the Effective Date. These calculations do not make any adjustment for fractional shares or Dissenting Shares and are based upon the number of shares of Victory Bancshares Common Stock and Deposit Guaranty Common Stock outstanding on the Record Date.

       No fractional shares of Deposit Guaranty Common Stock will be issued in the Merger. Any Victory Bancshares shareholder otherwise entitled to receive a fractional share of Deposit Guaranty Common Stock will be paid a cash amount in lieu of any such fractional share determined by multiplying (i) the Average Market Price of Deposit Guaranty Common Stock, by (ii) the fraction of a share of Deposit Guaranty Common Stock to which such holder would otherwise be entitled.

Background of and Reasons for the Merger - Victory Bancshares

       Background of the Merger. The Bank began operations in May 1989 as a community bank located in Cordova, Tennessee. Because of the Bank's strategic location and growth potential, David F. Leake, Chairman of the Board of Victory Bancshares, was contacted from time to time by other in-state and out-of-state financial institutions which expressed an interest in a potential transaction with Victory Bancshares. As part of its business expansion strategy, Deposit Guaranty would periodically make calls on financial institutions in areas targeted for expansion to determine whether there was any interest in a potential merger.

       In February 1995, Mr. Leake was contacted by a representative of Deposit Guaranty to determine whether the Victory Bancshares Board might have an interest in meeting with representatives of Deposit Guaranty. Mr. Leake and two other directors met with two representatives of Deposit Guaranty in February and again in June 1995, at which time E. B. Robinson, Jr., Chairman of the Board of Deposit Guaranty, was present. Neither of these meetings resulted in any specific proposals for a potential transaction and were merely introductory in nature.

       In February 1996, a representative of Deposit Guaranty again contacted Mr. Leake and provided Mr. Leake certain public information concerning Deposit Guaranty. While no specific proposal for a potential transaction was discussed, a continuing interest in a potential transaction was expressed by Deposit Guaranty. During November and December 1996, there were various telephone calls and one meeting between a representative of Deposit Guaranty and Mr. Leake expressing Deposit Guaranty's continuing interest in a transaction, but no specific proposal was discussed.

       In June 1997, Mr. Leake met with representatives of Deposit Guaranty and specifically discussed Deposit Guaranty's interest in a transaction, the structure of the transaction and the consideration available for a potential transaction.

       On or about July 10, 1997, Mr. Leake traveled to Jackson, Mississippi to visit Deposit Guaranty's home offices and meet with officers of Deposit Guaranty. No financial terms of a transaction were discussed. The meeting was introductory in nature. The parties shared only preliminary financial information.

       On July 17, 1997, the Victory Bancshares Board decided to pursue a merger strategy and appointed a special committee ("Special Committee") consisting of Mr. Leake and directors Frank Cianciola, Jack Johnson, Marlin Mosby, Charles Kilpatrick and Buddy Wittichen to continue discussions with representatives of Deposit Guaranty. The Special Committee met on July 21 and 28 and again on August 4, 1997 to discuss strategy and the employment of potential financial advisors. On July 31, 1997, the Special Committee engaged M & D Capital as a financial consultant. The entire Victory Bancshares Board met with officers of Deposit Guaranty in Memphis, Tennessee on August 7, 1997.

       On August 13, 1997, Victory Bancshares engaged Mercer Capital as a financial advisor. During the remainder of August and throughout September until the execution of the Merger Agreement, the Special Committee members met personally or by telephone conference at various times to discuss the proposed Merger Agreement and related issues as the business and legal representatives of each party continued to finalize the proposed Merger Agreement. During this period, two other financial institutions contacted Victory Bancshares regarding a potential interest in a business combination. Neither inquiry resulted in any further discussion regarding a written agreement or a more favorable proposal. The Victory Bancshares Board had not solicited offers for a business combination and did not consider alternatives other than a merger.

       On September 23, 1997, the Victory Bancshares Board met to consider the proposed Merger Agreement. Mercer Capital presented its financial analysis of the proposed transaction and delivered its oral opinion that the consideration to be received in the proposed transaction was fair, from a financial point of view, to the Victory Bancshares shareholders. After considering the presentations of its financial and legal advisors, and presentations of certain of its officers with respect to the historical and projected financial performance of Victory Bancshares, and the financial performance, stock performance, growth prospects and other matters concerning Deposit Guaranty, the Victory Bancshares Board unanimously approved the Merger Agreement.

       Reasons for the Merger. In reaching its determination that the Merger and Merger Agreement are fair to, and in the best interests of, Victory Bancshares and its shareholders, the Victory Bancshares Board consulted with its legal and financial advisors, as well as with Victory Bancshares' management, and considered a number of factors, including, without limitation, the following:

       (a) the Victory Bancshares Board's review, based in part on the presentation by Victory Bancshares' management regarding its due diligence of Deposit Guaranty, of the business, operations, earnings and financial condition of Deposit Guaranty on both a historical and prospective basis, the enhanced opportunities for operating efficiencies (particularly in terms of integration of operations, data processing and support functions, although the Victory Bancshares Board did not quantify such  anticipated  operating  efficiencies)  that could result from the Merger, the enhanced opportunities for growth that the Merger would make possible and the respective contributions the parties would bring to a combined institution;

       (b) the Victory Bancshares Board's belief, based upon an analysis of the anticipated financial effects of the Merger, that upon consummation of the Merger, Deposit Guaranty and its banking subsidiary would continue to be well capitalized institutions, the financial positions of which would be in excess of all applicable regulatory capital requirements;

       (c) the Victory Bancshares Board's belief that, in light of the reasons discussed above, Deposit Guaranty was the most attractive choice as a long-term affiliation partner of Victory Bancshares;

       (d) the expectation that the Merger will generally be a tax-free transaction of Victory Bancshares and its shareholders to the extent such shareholders receive shares of Deposit Guaranty Common Stock. See "The Merger -- Certain Federal Income Tax Consequences;"

       (e) the current and prospective economic and regulatory environment and competitive constraints facing the banking and financial institutions in Victory Bancshares' market area;

       (f) the fact that inquiries of two other financial institutions regarding a potential business combination did not result in a more favorable proposal than the Deposit Guaranty proposal; and

       (g) the recent business combinations involving financial institutions, either announced or completed, during the past year in the United States, the State of Tennessee and contiguous states and the effect of such combinations on competitive conditions in Victory Bancshares' market area.

       The Victory Bancshares Board considered as potentially negative the fact that the Bank would no longer be an independent community-based bank owned primarily by local residents, and the fact that the directors were required to execute a non-solicitation agreement for a period of one year. See "The Merger -- Interests of Certain Persons in the Merger."

       The interests of Messrs. Cianciola and McNeil in connection with severance arrangements were considered by the Victory Bancshares Board in its discussions relating to the Merger but such interests were not a factor in the Victory Bancshares Board's reaching its determination that the Merger is fair to, and in the best interests of, the shareholders of Victory Bancshares. See "The Merger -- Interests of Certain Persons in the Merger."

       The Victory Bancshares Board did not assign any specific or relative weight to the foregoing factors in their considerations. It should be noted that there is no guarantee that any of the positive results listed above will be achieved.

BASED ON THE FOREGOING, THE VICTORY BANCSHARES BOARD APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF VICTORY BANCSHARES COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

Reasons for the Merger - Deposit Guaranty

       The Deposit Guaranty Board of Directors believes that by expanding Deposit Guaranty's customer base into the State of Tennessee, the Merger should enhance Deposit Guaranty's earnings capacity by enabling it to deliver products and provide services to that enlarged customer base, and by permitting cost savings through consolidation of operations. In addition, the Deposit Guaranty Board of Directors believes that the combination of Deposit Guaranty and Victory Bancshares will allow Deposit Guaranty and Victory Bancshares to increase overall efficiency and take advantage of economies of scale in several areas. In evaluating the Merger, the Deposit Guaranty Board of Directors considered a variety of factors, including the respective results of operations, financial condition and prospects of Deposit Guaranty and Victory Bancshares; the compatibility and complementary nature of the respective businesses and managerial philosophies of Deposit Guaranty and Victory Bancshares; and the relative prices paid in recent acquisitions of financial institutions.

Opinion of Financial Advisor

       The Special Committee of the Victory Bancshares Board retained Mercer Capital during August 1997 to serve as its financial advisor in the negotiations with Deposit Guaranty. Mercer Capital rendered an oral fairness opinion at the September 23, 1997 meeting of the Board of Directors of Victory Bancshares in which the Directors approved the Merger Agreement. Mercer Capital subsequently rendered a written fairness opinion, dated November 10, 1997, that the consideration to be paid to Victory Bancshares' shareholders is fair from a financial point of view. The fairness opinion, which is included in Exhibit B, should be read in its entirety by Victory Bancshares' shareholders.

       Mercer Capital, as part of its financial institution practice, is regularly engaged to value the securities of banks, issue fairness opinions and assist in other aspects of structuring mergers among financial institutions. The Committee retained Mercer Capital on the basis of its reputation and its experience in evaluating mergers among financial institutions and in representing the institutions in merger transactions. No limitations were imposed by the Victory Bancshares Board with respect to the investigations made or the procedures followed by Mercer Capital in rendering its fairness opinion. In August 1997, Mercer Capital was paid a fee of $25,000 for serving as financial advisor and rendering its opinion. Otherwise, neither Deposit Guaranty nor Victory Bancshares has paid Mercer Capital any other fees during the last two years. Victory Bancshares has agreed to indemnify Mercer Capital and its partners, employees, consultants, agents and representatives against certain liabilities, including liabilities under the federal securities laws.

       As part of its investigation, Mercer Capital reviewed: (1) the Merger Agreement; (2) Victory Bancshares' annual reports for fiscal years 1994, 1995 and 1996; (3) the Bank's Call Reports for fiscal years 1994, 1995 and 1996 and the quarters ended March 31, 1997 and June 30, 1997; (4) Victory Bancshares' proxy statements for fiscal years 1995, 1996 and 1997; (5) Deposit Guaranty's annual reports for the fiscal years ended December 31, 1994, 1995 and 1996; (6) Deposit Guaranty's 10-K for fiscal years 1994, 1995 and 1996 and Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; (7) Deposit Guaranty's proxy statements for fiscal years 1995, 1996 and 1997; (8) projected financial statements prepared by the management of Victory Bancshares; (9) public market pricing data of publicly traded banks which Mercer Capital deemed comparable to Deposit Guaranty; (10) transaction data involving other banks which have been acquired; and (11) public data regarding Deposit Guaranty's agreement to merge with First American.

       As part of its engagement, representatives of Mercer Capital visited with the management of Victory Bancshares in Memphis, Tennessee and Deposit Guaranty management in Jackson, Mississippi. Factors considered in rendering the opinion included: (1) terms of the Merger Agreement; (2) the arms' length process by which the Merger Agreement was negotiated; (3) an analysis of the proposed Merger presented to the Special Committee; (4) an analysis of the estimated pro forma changes in book value per share, earnings per share, and dividends per share from the perspective of the shareholders of Victory Bancshares; (5)
a review of Deposit Guaranty's historical financial performance, historical stock pricing, the liquidity of its shares and pricing in relation to other publicly traded bank holding companies; (6) a review of Victory Bancshares' historical financial performance and projected financial performance; and (7) tax consequences of the Merger for shareholders of Victory Bancshares.

       In connection with rendering its opinion, Mercer Capital performed a variety of financial analyses, which are summarized below. Mercer Capital believes that its analyses must be considered as a whole and that selection of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Mercer Capital's opinion. Also, Mercer Capital relied upon management forecasts in rendering its opinion. Mercer Capital did not represent or warrant that the actual performance would reflect that which was projected. Mercer Capital did not compile nor audit Victory Bancshares' or Deposit Guaranty's financial statements, nor did Mercer Capital independently verify the information reviewed. Mercer Capital relied upon such information as being complete and accurate in all material respects. Mercer Capital did not make an independent valuation of the loan portfolio, adequacy of the loan loss reserve or other assets or liabilities of either institution. Mercer Capital's opinion does not constitute a recommendation to any shareholder as to how the shareholder should vote on the proposed Merger; nor did Mercer Capital express any opinion as to the prices at which any security of Victory Bancshares or Deposit Guaranty might trade in the future.

Transaction Summary

       Mercer Capital noted that under the terms of the Merger Agreement, Victory Bancshares' shareholders would receive 773,275 shares of Deposit Guaranty Common Stock if Deposit Guaranty's Average Market Price, as defined, is between $29.74 per share and $34.92 per share immediately prior to the consummation of the Merger. On the date that Mercer Capital rendered its oral opinion to the Victory Bancshares Board, Deposit Guaranty was trading in the vicinity of $32.33 per share, which implied an aggregate purchase price of approximately $25 million. The implied purchase price represented approximately 300% of Victory Bancshares' reported common equity as of June 30, 1997, 28x trailing twelve month earnings as of June 30, 1997, 25x projected 1997 earnings, and 17x projected 1998 earnings. Mercer
Capital noted, however, that the actual consideration to be received by shareholders of Victory Bancshares would depend on the Average Market Price of Deposit Guaranty's Common Stock.

       Comparable Transaction Analysis. Mercer Capital reviewed the prices paid for various banks which have been acquired based upon certain available public information as compiled by SNL Securities. Mercer Capital noted that most banking transactions are measured in terms of the price/book ("P/B"), price/tangible book ("P/TB"), price/earnings ("P/E"), price/assets ("P/A") and tangible book premium/core deposit ("TBP/CD") ratios. The bank acquisition data was divided into the following six groups: (1) aggregate national acquisition data; (2) banks based in the Southeast; (3) banks based in Tennessee, Mississippi and Arkansas; (4) banks with assets of $75 million to $150 million and an equity- to-asset ratio less than 10%; and (5) banks which are located in a metropolitan area and have assets of $75 million to $150 million and an equity-to-asset ratio less than 10%.

       For each group, average and median P/E, P/B, P/TB, P/A and TBP/CD ratios were calculated for calendar years 1992-1996 and the year-to-date period ended August 1, 1997. The 1997 median P/E ratio and average P/B, P/TB, P/A and TBP/CD ratios were then multiplied times Victory Bancshares' respective net income for the latest twelve months ended June 30, 1997 and June 30, 1997 book value, tangible book value, assets and core deposits to develop an overall indicated range for Victory Bancshares. A summary of Mercer Capital's analysis is presented in the table below.




                                                                         1997 Transaction Multiples
                                                  -------------------------------------------------------------------------
                                                   Price/E                        Price/                         Tng Bk
                                                      PS         Price/          Tangible         Price/       Prem/Core
             Transaction Group                      (LTM)         Book             Book           Assets        Deposits
-------------------------------------------       ----------  -------------  ----------------  ------------- --------------
National Average                                        18.6           212%              217%          20.0%          13.2%
Southeast Average                                       20.4           228%              231%          21.4%          16.3%
TN, AR & MS *                                           18.4           192%              200%          19.9%          12.8%
Assets of $75MM-$150MM and Equity                       18.3           215%              221%          17.5%          11.7%
< than 10%
Assets of $75MM-$150MM, Equity <                        19.3           216%              220%          17.2%          12.3%
than 10%, Metro *
                                                  ----------  -------------  ----------------  ------------- --------------
                                       High             20.4           228%              231%          21.4%          16.3%
                                    Average             19.0           213%              218%          19.2%          13.3%
                                     Median             18.6           215%              220%          19.9%          12.8%
                                        Low             18.3           192%              200%          17.2%          11.7%

                                                                Implied Values for Victory Bancshares ($000s)
                                                  -------------------------------------------------------------------------
                                                   Price/E                        Price/                         Tng Bk
                                                      PS         Price/          Tangible         Price/       Prem/Core
             Transaction Group                      (LTM)         Book             Book           Assets        Deposits
-------------------------------------------       ----------  -------------  ----------------  ------------- --------------
National Average                                     $16,312        $17,318           $17,436        $23,000        $18,807
Southeast Average                                    $17,891        $18,625           $18,561        $24,610        $21,337
TN, AR & MS *                                        $16,137        $15,684           $16,070        $22,885        $18,481
Assets of $75MM-$150MM and Equity                    $16,049        $17,563           $17,757        $20,125        $17,583
< than 10%




                                                        16





Assets of $75MM-$150MM, Equity <                     $16,926        $17,645           $17,677        $19,780        $18,073
than 10%, Metro *
                                             ---  ----------  -------------  ----------------  ------------- --------------
                                       High          $17,891        $18,625           $18,561        $24,610        $21,337
                                    Average          $16,663        $17,367           $17,500        $22,080        $18,856
                                     Median          $16,312        $17,563           $17,677        $22,885        $18,481
                                        Low          $16,049        $15,684           $16,070        $19,780        $17,583


(*) 1996-1997 transaction data



Mercer Capital concluded that the pricing that Deposit Guaranty offered compared favorably with the transactions given an overall range of $15.7 million to $24.6 million, while the range based only upon the median multiples was from $16.3 million to $22.9 million.

         Dilution Analysis. A dilution analysis was conducted whereby hypothetical non-dilutive prices for Victory Bancshares were generated under the assumption that various potential buyers would structure an offer so that Victory Bancshares' pro forma earnings per share would equal that of the assumed buyer based solely on the shares issued to Victory Bancshares.

         The valuation analysis was based upon hypothetical non-dilutive mergers with Deposit Guaranty, National Commerce Bancorporation, First Tennessee National Corporation, Union Planters Corporation, BancorpSouth, First Commercial Corporation, SouthTrust Corporation and First American. The analysis calculated a range of values for each assumed buyer based upon Victory Bancshares' estimated 1997 earnings, plus after-tax cost savings that a buyer might realize. Expense savings were assumed to range from 0% to 40% of Victory Bancshares' non-interest operating expenses.

         The analysis indicated an overall range of $14.2 million (0% expense savings) to $37.6 million, with the upper end attributable to National Commerce Bancorporation, whose shares were trading at over 19x estimated 1997 earnings. Excluding this company, the range was from $14.2 million to $32.2 million. Mercer Capital noted that the implied pricing of Deposit Guaranty's offer was near the mid-point of the range. Mercer Capital cautioned, however, that the implicit assumption in the analysis is that the buyer "pays" the seller for all expense savings and no revenues are lost in the acquisition, and, in Mercer Capital's opinion, buyers rarely credit the seller with all expense savings.

         Contribution Analysis. Mercer Capital compared the relative contribution Victory Bancshares and Deposit Guaranty will make to the pro forma organization based upon June 30, 1997 balance sheet data and trailing 12 month net income. Mercer Capital noted that shareholders of Victory Bancshares will collectively own 1.8% of Deposit Guaranty Common Stock assuming 773,275 shares of Deposit Guaranty Common Stock are issued to Victory Bancshares. By way of comparison, Victory Bancshares will contribute approximately 1.3% of the equity, 2.2% of the loans and 1.9% of the deposits to the pro forma organization. In addition, Victory Bancshares would contribute approximately 1.0% of the stated earnings assuming no cost savings.

         Pro Forma Analysis of Per Share Data. Mercer Capital analyzed the changes in pro forma dividends per share, earnings per share and book value per share from the perspective of Victory Bancshares' shareholders. Mercer Capital did not represent or warrant that the actual pro forma data reflected in the Proxy Statement/Prospectus mailed to Victory Bancshares' shareholders would reflect that which was developed in its analysis. Mercer Capital noted that the proposed terms of the Merger would result in a substantial increase in earnings and book value per share for shareholders of Victory Bancshares. In addition, Mercer Capital calculated that shareholders of Victory Bancshares would benefit from an increase in dividends to $0.76 per share from $0.00 per share presently based upon Deposit Guaranty's current annualized quarterly dividend of $0.80 per share and the proposed Exchange Ratio.

         Discounted Cash Flow Analysis. A discounted cash flow ("DCF") analysis was prepared to develop an estimate of value shareholders of Victory Bancshares might realize assuming a sale was delayed five years. Indications of value derived using the DCF method reflect interim cash flows (dividends) and a terminal cash flow (the value of Victory Bancshares at the end of the projection period), both discounted to the present at an appropriate required rate of return.

         Victory Bancshares' management indicated that it did not anticipate paying any dividends during the next five years; thus, no interim cash flows were assumed. The terminal value was based upon the product of a range of earnings for 2002 and a range of P/E ratios. Mercer Capital assumed a range of net income from $2.4 million to $3.0 million in 2002, with the upper end equal to management's forecast, while the P/E ratios were assumed to range between 14.0x and 20.0x. The terminal values and interim dividends were discounted to present values at rates of 15% and 17%.

         Mercer Capital calculated a range of present values of $16.7 million to $29.8 million based upon a discount rate of 15%, and a range of $15.3 million to $27.4 million based upon a discount rate of 17%. Mercer Capital noted that the implied pricing of the Merger, approximately $25 million, fell towards the upper end of the range. Mercer Capital further noted that the upper end of the range assumed that management would achieve robust earnings growth of nearly 25% compound annual for the next five years in order to grow earnings to nearly $3.0 million by 2002, and that the acquisition market remained favorable such that acquirors would be paying 20x earnings. Also, it was noted that by delaying a sale in an effort to realize more value that shareholders of Victory Bancshares would run the risk of losing value if market and/or economic conditions changed, if management's projected performance was not achieved, or other such events occurred.

         Future Value Analysis. A future value ("FV") analysis was prepared in which the implied future value of accepting $25 million of Deposit Guaranty's stock today was compared with the assumed future value of holding Victory Bancshares Common Stock for five years. The future value of Deposit Guaranty Common Stock was derived by assuming that its P/E ratio remains constant, reported earnings for 1997 and 1998 equal the median analysts' consensus and earnings for the following three years increase at 9% per annum, and cash dividends are reinvested into Deposit Guaranty Common Stock. The assumptions resulted in a future value of approximately $44 million of Deposit Guaranty Common Stock.

         The implied future value of holding Victory Bancshares Common Stock was based upon the product of a range of earnings for Victory Bancshares in 2002 of $2.2 million to $3.0 million and a range of P/E ratios of 16.0x to 18.0x. The implied future value for Victory Bancshares given the assumptions was from $35.2 million to $54.0 million, while the implied future value of accepting $25 million of Deposit Guaranty Common Stock fell near the mid-point of the range. Mercer Capital noted, however, that, essentially two different equity securities were being compared. Deposit Guaranty Common Stock offered somewhat lower growth prospects (based upon its expected slower earnings growth) and lower risks, while Victory Bancshares Common Stock offered the prospect of a higher growth security, but with added risk.

         Review of Deposit Guaranty. Using public and other available information, Mercer Capital compared the historical financial performance and current market pricing of Deposit Guaranty with the following: (1) publicly traded bank holding companies based in Mississippi, Alabama, Arkansas, Louisiana and Tennessee; (2) publicly traded bank holding companies with $5 billion to $15 billion of assets; and (3) aggregate data for all publicly traded bank holding companies. None of the companies considered in the comparison analysis are identical to Deposit Guaranty. Mercer Capital noted that, in general, Deposit Guaranty could be characterized as more profitable than the comparable group medians, while its public market price in terms of P/E, P/B and dividend yield ratios were generally below the median statistics.

         A summary of Mercer Capital's comparisons is presented below.




Market Data Summary
------------------------------
Ticker:                                                   DEP              Shares Outstanding               40,781
Exchange:                                                 NYSE             52 Week High-Low                 $24-$33
1997 Average Weekly Volume                                196,000          Current Market Price             $32.50
1997 Average Daily Volume                                  39,200          Market Capitalization            $1,325,000

                                                                              Regional         $5-$15B         National
                                               DEP Per          DEP              BHC             BHC              BHC
         Pricing Data                           Share        Multiples        Multiples       Multiples        Multiples
------------------------------               -----------  ---------------- --------------- ---------------- ---------------
Earnings Per Share (LTM)                          $ 2.16       15.0            18.4             19.0            18.0
Earnings Per Share (97E)                          $ 2.28       14.3            16.7             17.6            16.9
Earnings Per Share (98E)                          $ 2.49       13.1            15.2             15.9            15.1
Book Value Per Share                              $14.73       221%            226%             274%            214%
Tangible BVPS                                     $11.60       280%            260%             296%            236%
Annualized Qtr Dividend                           $ 0.80      2.46%           2.03%            2.08%           1.92%





Profitability Summary
------------------------------
Return on Avg Equity                              14.68%      13.21%           14.75%          13.24%
(LTM)
Return on Avg Assets                               1.35%       1.24%            1.31%           1.20%
(LTM)
Efficiency Ratio                                  61.10%      59.70%           58.50%          59.60%
Payout Ratio                                      35.00%      34.00%           37.00%          33.00%


(*) Pricing as of September 19, 1997




         Other Factors. Other factors considered by Mercer Capital in rendering its opinion included the possibility that shareholders of Victory Bancshares may benefit from an acquisition of Deposit Guaranty given the ongoing industry consolidation. Mercer Capital made no representation or warranty, however, that such an event would occur, or if it did occur, that it would occur on favorable terms. Mercer Capital also noted that two other institutions made overtures to a director of Victory Bancshares during the time which it was negotiating with Deposit Guaranty; however, the offer made by Deposit Guaranty was superior to any other offers being discussed with other institutions.



         Subsequent Event. Subsequent to the rendering of its oral fairness opinion on September 23, 1997 and prior to the date of the Proxy Statement/Prospectus, Deposit Guaranty entered into an agreement to be acquired by First American, a Nashville, Tennessee based bank holding company with $10.6 billion of assets and banking operations in Tennessee, Kentucky and Virginia. Under the terms of the agreement, Deposit Guaranty shareholders will receive
1.17 shares of First American in a tax-free exchange. Deposit Guaranty will have the right to terminate the agreement if the 20 day closing average price for First American declines by more than 25% from $54.75 per share; or declines by more than 20% and more than 15% relative to a specified bank index immediately prior to the consummation of the merger.

         First American's closing stock price on the day before the announcement was $54.75 per share. On the day of the announcement, December 8, 1997, First American's stock closed at $49.56 per share, which would be equivalent to $57.98 per Deposit Guaranty share.

         Mercer Capital noted that the First American acquisition is expected to close sometime during the second quarter of 1998, after the expected closing of the Deposit Guaranty acquisition of Victory Bancshares. Mercer Capital further noted that Victory Bancshares' shareholders cannot be assured that the First American transaction will be consummated.

Effective Date

         The Merger will be consummated and become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Mississippi, or as of such later date or time to which Deposit Guaranty and Victory Bancshares agree, which may be specified in the Certificate of Merger. Unless Deposit Guaranty and Victory Bancshares otherwise agree, the Merger will be consummated as soon as practicable following receipt of Victory Bancshares' shareholder and necessary regulatory approvals and satisfaction or waiver of the other conditions to the Merger. It is expected that the Effective Date will occur in early March 1998; however, there can be no assurance that the conditions to the Merger will be satisfied or waived so that the Merger can be consummated. See "The Merger -- Regulatory Approvals" and "The Merger -- Other Conditions to the Merger."

Regulatory Approvals

         It is a condition to the consummation of the Merger that all required regulatory approvals be obtained. The only required regulatory approval is the approval of the OCC, which was obtained on November 21, 1997. In addition, filings required to be made with the Federal Reserve Bank of Atlanta and the Tennessee Commissioner of the Department of Financial Institutions have been made.

Other Conditions to the Merger

         The respective obligations of each party under the Merger Agreement are subject to the following conditions, which may not be waived: (i) approval of the Merger Agreement by the requisite vote of the holders of Victory Bancshares Common Stock, (ii) approval of the Merger by the OCC, (iii) the absence of any order, decree or injunction of a court or agency of competent jurisdiction enjoining or prohibiting consummation of the Merger, (iv) receipt of an opinion of Watkins Ludlam Winter & Stennis, P.A. substantially to the effect that the transactions contemplated by the Merger Agreement will be treated for federal income tax purposes as a tax-free reorganization under Section 368 of the Code.

         The obligations of Deposit Guaranty under the Merger Agreement are also subject to the following conditions, which may be waived: (i) each of the obligations of the Bank and Victory Bancshares required to be performed by it at or prior to the closing pursuant to the terms of the Merger Agreement shall have been duly performed and complied with and the representations and warranties of Victory Bancshares contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Date as though made at and as of the Effective Date (except as otherwise contemplated by the Merger Agreement), (ii) all action required to be taken by, or on the part of, the Bank and Victory Bancshares to authorize the execution, delivery and performance of the Merger Agreement by the Bank and Victory Bancshares and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of the Bank and Victory Bancshares, (iii) any and all permits, consents, waivers, clearances, approvals and authorizations (in addition to OCC approval) of all third parties and governmental bodies shall have been obtained by Victory Bancshares, which are necessary in connection with the consummation of the Merger by Victory Bancshares, (iv) the receipt of customary legal opinions from counsel to Victory Bancshares, (v) there shall not have occurred any material adverse change in the financial condition, results of operations, or business of Victory Bancshares or the Bank, (vi) Victory Bancshares shall have used its best efforts to cause all affiliates of Victory Bancshares to execute and deliver to Deposit Guaranty written agreements to comply with the applicable resale restrictions set forth in Rule 145 under the Securities Act, and with such restrictions as are necessary to permit the Merger to be treated for accounting purposes as a pooling of interests, (vii) Deposit Guaranty shall have received an opinion of KPMG Peat Marwick LLP, in form and substance satisfactory to Deposit Guaranty, and substantially to the effect that on the basis of a review of the Merger Agreement and all of the circumstances related thereto, in the opinion of KPMG Peat Marwick LLP under Accounting Principles Board Opinion No. 16, the Merger may be accounted for as a pooling of interests, and (viii) Victory Bancshares and the Bank, on or before the Effective Date, shall have caused each member of the Board of Directors of Victory Bancshares and the Bank to have entered into a non-solicitation agreement with Deposit Guaranty providing for a term of one year.

         The obligations of Victory Bancshares under the Merger Agreement are also subject to the following conditions, which may be waived: (i) each of the obligations of Deposit Guaranty required to be performed by it at or prior to the closing pursuant to the terms of the Merger Agreement shall have been duly performed and complied with and the representations and warranties of Deposit Guaranty contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Date as though made at and as of the Effective Date (except as otherwise contemplated by the Merger Agreement), (ii) all action required to be taken by, or on the part of, Deposit Guaranty to authorize the execution, delivery and performance of the Merger Agreement by Deposit Guaranty and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Deposit Guaranty, (iii) the receipt of customary legal opinions from counsel to Victory Bancshares, and (iv) there shall not have occurred any material adverse change in the financial condition, results of operations or business of Deposit Guaranty.

Interests of Certain Persons in the Merger

         Indemnification. The Merger Agreement provides that Deposit Guaranty shall indemnify the former directors, officers, employees and agents of Victory Bancshares against all claims to which they become subject arising out of actions or omissions occurring at or prior to the Effective Date of the Merger, including the transactions contemplated by the Merger Agreement, to the full extent permitted by Tennessee law or by Victory Bancshares' Charter and Bylaws.

         Employee Benefits. The Merger Agreement provides that, after the Effective Date of the Merger, Deposit Guaranty will, subject to compliance with applicable legal and regulatory requirements, provide coverage for all employees of the Bank under Deposit Guaranty's employee benefit plans for which they are eligible, as soon as practicable after the Effective Date. All prior years of service of Bank employees will be counted for vesting and eligibility purposes under all applicable Deposit Guaranty employee benefit plans to the extent permitted by applicable law. Any Bank employee who, immediately prior to the Effective Date, is covered by or is a participant in a Bank employee benefit plan, shall, on the Effective Date, be covered by or participate in the comparable Deposit Guaranty employee benefit plan if a comparable plan otherwise is maintained by Deposit Guaranty and if the eligibility requirements of the Deposit Guaranty plan are met. The Bank employees, except for Frank Cianciola and Ken McNeil, shall be entitled to receive severance benefits according to the current DGNB severance policy. The terms and conditions of the severance benefits to be provided to Frank Cianciola, who is President and CEO of the Bank , Ken McNeil, who is Executive Vice President of the Bank, and Michael McCarver, Senior Vice President of the Bank, shall be governed by the terms and conditions of those certain Performance Compensation Agreements, by and between the Bank and Messrs. Frank Cianciola dated April 27, 1995, as amended May 15, 1997, Ken McNeil dated October 1, 1996, and Michael McCarver dated July 20, 1995. Under the Performance Compensation Agreements, upon consummation of the Merger, Mr. Cianciola will receive $768,342, Mr. McNeil will receive $441,437 and Mr. McCarver will receive $287,243. Under the terms of agreements between the Bank and Mr. Cianciola, Mr. McNeil and Mr. McCarver, these officers could also receive severance benefits if their employment is terminated by Deposit Guaranty. The amount of severance benefits that would be received depends on when employment is terminated. The maximum severance benefit would be received if employment is terminated on the date the Merger is consummated; this amount would be $130,000 for Mr. Cianciola, $158,333 for Mr. McNeil and $34,500 for Mr. McCarver. The executive officers and directors of Victory Bancshares will also receive shares of Deposit Guaranty Common Stock in the Merger with an aggregate value of $16,776,102, based on the closing price of Deposit Guaranty Common Stock on the New York Stock Exchange on January 16, 1998 of $53.50 per share.

         Non-Solicitation Agreements. Pursuant to the Merger Agreement, each director of Victory Bancshares will enter into a non- solicitation agreement whereby the director will agree that for a period of one year following the Effective Date, the director will not solicit for employment any employee currently employed by Victory Bancshares. The non-solicitation agreement also provides that Deposit

Guaranty will have the option of appointing the directors of Victory Bancshares as advisory directors of Deposit Guaranty and will pay said directors a fee of $400 for each director per month for a minimum of 12 months.

Exchange of Victory Bancshares' Certificates

         On the Effective Date, each holder of Victory Bancshares Common Stock will cease to have any rights as a shareholder of Victory Bancshares and his or her sole rights will pertain to the shares of Deposit Guaranty Common Stock to which such holder's shares of Victory Bancshares Common Stock shall have been converted pursuant to the Merger, except for the right to receive cash for any fractional shares and except for any such shareholder who exercises statutory dissenters' rights.

         As soon as practicable after the Effective Date, the Exchange Agent for the Deposit Guaranty Common Stock will mail to each holder of record of Victory Bancshares Common Stock a letter of transmittal and instructions for effecting the surrender of the stock certificates which, immediately prior to the Effective Date, represented outstanding shares of Victory Bancshares Common Stock in exchange for certificates representing shares of Deposit Guaranty Common Stock. Shareholders of Victory Bancshares are requested not to surrender their Victory Bancshares' certificates for exchange until such letter of transmittal and instructions are received. Upon surrender of a certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such certificate shall be entitled to receive in exchange therefor: (i) a certificate representing that number of whole shares of Deposit Guaranty Common Stock, as defined below, to which such holder of Victory Bancshares Common Stock shall have become entitled pursuant to the provisions hereof, and (ii) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the certificates surrendered, and such certificates shall forthwith be canceled.

         Deposit Guaranty will not pay former shareholders of Victory Bancshares who become holders of Deposit Guaranty Common Stock pursuant to the Merger any dividends or other distributions that may have become payable to holders of record of Deposit Guaranty Common Stock following the Effective Date until they have surrendered their certificates evidencing ownership of shares of Victory Bancshares Common Stock along with a properly completed letter of transmittal.

         Shareholders of Victory Bancshares who cannot locate their certificates are urged to promptly contact Jane Ellen Jones, Executive Secretary of Victory Bancshares at 5350 Poplar Avenue, Memphis, Tennessee, 38119, telephone number
(901) 818-2223. A new certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his or her certificate(s) cannot be located and an agreement to indemnify Victory Bancshares and Deposit Guaranty and their transfer agents and registrars against any claim that may be made against Victory Bancshares or Deposit Guaranty by the owner of the certificate(s) alleged to have been lost or destroyed. Victory Bancshares or Deposit Guaranty may also require the shareholder to post a bond in such sum as is sufficient to support the shareholders' agreement to indemnify Victory Bancshares and Deposit Guaranty.

Amendment; Waiver; Termination

         The Merger Agreement may be amended at any time before or after its approval by the shareholders of Victory Bancshares by written agreement of Victory Bancshares and Deposit Guaranty, except that no amendment may be made after Victory Bancshares' shareholder approval that changes the consideration to be received by Victory Bancshares' shareholders or that by law would require further shareholder approval unless such further shareholder approval is obtained.

         The Merger Agreement provides that either party may (i) extend the time for performance of any of the obligations or other acts of the other parties,
(ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement other than the satisfaction of all requirements prescribed by law for consummation of the Merger and receipt of the tax opinion required by the Merger Agreement.

         The Merger Agreement may be terminated at any time prior to the Effective Date (i) by mutual written consent of the parties, properly authorized by their respective Boards of Directors; (ii) by Deposit Guaranty and DGNB, if at the time of such termination there shall have been any material adverse change in the financial condition, results of operations, or business of Victory Bancshares or the Bank since June 30, 1997; (iii) by Victory Bancshares and the Bank, if at the time of such termination there shall have been any material adverse change in the financial condition, results of operations, or business of Deposit Guaranty since June 30, 1997; (iv) by any party to the Merger Agreement, if a United States District Court shall rule upon application of the Department of Justice after a full trial on the merits or a decision on the merits based on a stipulation of facts that the Merger violates the antitrust laws of the United States; (v) by any party to the Merger Agreement, if at the Meeting, the Merger Agreement shall not have been approved by the required vote; (vi) by Deposit

Guaranty and DGNB, in the event there are dissenting shareholders who hold more than 10% of the shares of Victory Bancshares Common Stock; or (vii) by any party to the Merger Agreement if closing shall not have occurred by June 30, 1998.

Conduct of Business Pending the Merger

         The Merger Agreement provides that the Bank and Victory Bancshares will conduct their businesses and engage in transactions only in the ordinary course and consistent with prudent banking practice. Without the prior consent of Deposit Guaranty, neither the Bank nor Victory Bancshares shall (i) increase by more than 10% the compensation payable by the Bank or Victory Bancshares to any of its directors, officers, agents, consultants, or any of its employees whose total compensation after such increase would be in excess of $35,000 per annum, grant or pay any extraordinary bonus, percentage compensation, service award or other like benefit to any such director, officer, agent, consultant or employee, or make or agree to any extraordinary welfare, pension, retirement or similar payment or arrangement for the benefit of any such director, officer, agent, consultant or employee (other than the Bank's regular annual performance bonuses as set forth in the Merger Agreement), (ii) sell or dispose of material assets except in the ordinary course of business, (iii) enter into any new capital commitments or make any capital expenditures, except commitments or expenditures within existing operating and capital budgets or otherwise in the ordinary course of business or (iv) authorize or issue any additional shares of any class of its capital stock or any securities exchangeable for or convertible into any such shares or any options or rights to acquire any such shares, or otherwise authorize or affect any change in its capitalization. In addition, no dividends shall be paid by Victory Bancshares, without the consent of Deposit Guaranty. Deposit Guaranty has consented to the payment by Victory Bancshares of two dividends in the amounts set forth in the Merger Agreement provided that the first of such dividend shall only be paid in the event that the Effective Date shall be after the record date for cash dividends on Deposit Guaranty Common Stock for the first quarter of 1998 and the second of such dividends shall only be paid in the event that the Effective Date shall be after the record date for cash dividends on Deposit Guaranty Common Stock for the second quarter of 1998.

         In addition,  Victory  Bancshares  has agreed  that,  without the prior approval of Deposit Guaranty, it will not solicit or encourage inquiries or proposals with respect to, or, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, Victory Bancshares or any subsidiary thereof, or any business combination with Victory Bancshares or any subsidiary thereof, and shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above; provided, however, that this restriction shall not prohibit the Victory Bancshares Board from, after providing written notice to Deposit Guaranty, furnishing information in response to unsolicited inquiries from third parties and/or engaging in discussions or negotiations with third parties if, in each case, the Victory Bancshares Board determines in good faith on the advice of legal counsel that such action is required for the Victory Bancshares Board to comply with its fiduciary duties to shareholders. If Victory Bancshares furnishes information to or enters into discussions or negotiations with another party prior to June 30, 1998, and enters into a definitive agreement with such party prior to December 31, 1998, then Victory Bancshares shall pay Deposit Guaranty a fee of $500,000.

Resales of Deposit Guaranty Common Stock

         The shares of Deposit Guaranty Common Stock to be issued to the holders of Victory Bancshares Common Stock pursuant to the Merger Agreement have been registered under the Securities Act pursuant to a Registration Statement on Form S-4, of which this Proxy Statement/Prospectus is a part, thereby allowing such shares to be freely transferred without restriction by persons who will not be "affiliates" of Deposit Guaranty or who were not "affiliates" of Victory Bancshares within the meaning of Rule 145 under the Securities Act. In general, affiliates of Victory Bancshares include its executive officers and directors and any person who controls, is controlled by or is under common control with Victory Bancshares. Holders of Victory Bancshares Common Stock who are affiliates of Victory Bancshares will not be able to resell the Deposit Guaranty Common Stock received by them in the Merger unless the Deposit Guaranty Common Stock is registered for resale under the Securities Act, is sold in compliance with Rule 145 under the Securities Act or is sold in compliance with another exemption from the registration requirements of the Securities Act.

         Pursuant to Rule 145 under the Securities Act, the sale of Deposit Guaranty Common Stock held by former affiliates of Victory Bancshares will be subject to certain restrictions. Such persons may sell Deposit Guaranty Common Stock under Rule 145 only if (i) Deposit Guaranty has filed all reports required to be filed by it under Section 13 or 15(d) of the Exchange Act during the preceding twelve months, (ii) such Deposit Guaranty Common Stock is sold in a "broker's transaction," which is defined in Rule 144 under the Securities Act as a sale in which (a) the seller does not solicit or arrange for orders to buy the securities, (b) the seller does not make any payment other than to the broker,
(c) the broker does no more than execute the order and receive a normal commission and (d) the broker does not solicit customer orders to buy the securities and (iii) such sale and all other sales made by such person within the preceding three months do not exceed the greater of (x) 1% of the outstanding shares of Deposit Guaranty Common Stock or (y) the average weekly trading volume of Deposit Guaranty Common Stock on the New York Stock Exchange during the four-week period preceding the sale. Any affiliate of

Victory Bancshares who is not an affiliate of Deposit Guaranty after the Merger may sell Deposit Guaranty Common Stock without restriction one year after the Effective Date; provided that Deposit Guaranty has filed all reports required to be filed by it under Section 13 or 15(d) of the Exchange Act during the preceding twelve months.

         Victory Bancshares has agreed to use its best efforts to cause each of its directors and executive officers and each person who is a beneficial owner of 5% or more of the outstanding Victory Bancshares Common Stock (each of whom may be deemed to be an affiliate under the Securities Act) to enter into an agreement not to sell shares of Deposit Guaranty Common Stock received by him or her in violation of the Securities Act or the rules and regulations of the Commission thereunder, with such restrictions as are necessary to permit the Merger to be treated for accounting purposes as a pooling of interests.

Expenses and Fees

         All legal and other costs and expenses incurred in connection with the Merger and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, regardless of whether the Merger is consummated.

Accounting Treatment

         The Merger, if consummated as proposed, will qualify as a pooling of interests for accounting and financial reporting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of Victory Bancshares will be combined with those of Deposit Guaranty and carried forward at book values. In addition, the statements of operations of Victory Bancshares will be combined with the statements of operations of Deposit Guaranty on a retroactive basis. The obligation of Deposit Guaranty to consummate the Merger is conditioned, among other matters, upon receipt of a letter from KPMG Peat Marwick LLP in which they concur with management's conclusion that the Merger may be accounted for as a pooling of interests under generally accepted accounting principles.
This condition may be waived by Deposit Guaranty.

Certain Federal Income Tax Consequences

         The  following   discussion  of  the  principal   federal   income  tax
consequences of the Merger is based on provisions of the Code, the regulations thereunder, judicial authority, and administrative rulings and practice as of the date hereof, any of which is subject to change. Consummation of the Merger is conditioned on the receipt by Deposit Guaranty, DGNB, Victory Bancshares and the Bank of an opinion of Watkins Ludlam Winter & Stennis, P.A., counsel to Deposit Guaranty, to the effect that the Merger will be treated, for federal income tax purposes, as a tax-free reorganization under Section 368(a) of the Code.

         Any shareholder of Victory Bancshares who, pursuant to the Merger, exchanges all of the Victory Bancshares Common Stock that such holder owns solely for Deposit Guaranty Common Stock will not recognize any gain or loss upon such exchange. The aggregate tax basis of Deposit Guaranty Common Stock received by such a holder in exchange for Victory Bancshares Common Stock will equal such holder's tax basis in the Victory Bancshares Common Stock surrendered. If such shares of Victory Bancshares Common Stock are held as capital assets at the Effective Date, the holding period of the Deposit Guaranty Common Stock received will include the holding period of the Victory Bancshares Common Stock surrendered therefor. Shareholders of Victory Bancshares should consult their tax advisors as to the determination of their tax basis and holding period in any one share of Deposit Guaranty Common Stock, as several methods of determination may be available.

         To avoid the expense and inconvenience to Deposit Guaranty of issuing fractional shares, no fractional shares of Deposit Guaranty Common Stock will be issued pursuant to the Merger. Any shareholder of Victory Bancshares who receives cash pursuant to the Merger in lieu of a fractional share interest will be treated as having received such fractional share pursuant to the Merger, and then as having exchanged such fractional share for cash in a redemption by Deposit Guaranty, subject to the provisions and limitations of Section 302 of the Code. If the Deposit Guaranty Common Stock represents a capital asset in the hands of the shareholder, then the shareholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the difference between the amount of cash received for such fractional share and the shareholder's tax basis in the fractional share.

         Shareholders of Victory Bancshares who perfect dissenters' rights and receive cash in exchange for their Victory Bancshares Common Stock will be treated, under Code Sections 302(a) and 302(b)(3), as receiving such payment in complete redemption of the Victory Bancshares Common Stock subject to the proceeding, provided that such shareholder does not actually or constructively own (under Code Section 318) any Victory Bancshares Common Stock after the redemption. Such deemed redemption may also be subject to Section 302(a) of the Code if such deemed redemption is "substantially disproportionate" with respect to the Victory Bancshares shareholder who exercises dissenters' rights, or is "not essentially equivalent to a dividend," with the result that a shareholder who exercises dissenters' rights will recognize gain or loss equal to the difference between the amount realized and such shareholder's tax basis in the Victory Bancshares Common Stock subject to the proceeding. Any such gain or loss recognized on such redemption will be treated as capital gain or loss if the Victory Bancshares Common Stock with respect to which dissenters' rights were exercised were held as capital assets. Each Victory Bancshares shareholder who contemplates exercising dissenters' rights should consult a tax advisor as to the possibility that all or a portion of the payment received pursuant to the dissenters' rights proceeding will be treated as dividend income.

         Unless an exemption applies under the applicable law and regulations, the Exchange Agent will be required to withhold 31% of any cash payments to which a shareholder or other payee is entitled pursuant to the Merger unless the shareholder or other payee provides its taxpayer identification number (social security number or employer identification number) and certifies that such number is correct. Each shareholder and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the letter of transmittal so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is established in a manner satisfactory to Deposit Guaranty and the Exchange Agent.

         THE  FOREGOING  IS  A  SUMMARY  OF  THE  MATERIAL  FEDERAL  INCOME  TAX
CONSEQUENCES  OF  THE  MERGER  WITHOUT  REGARD  TO  THE  PARTICULAR   FACTS  AND
CIRCUMSTANCES OF EACH VICTORY BANCSHARES SHAREHOLDER. SHAREHOLDERS OF VICTORY BANCSHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.



                                                         DISSENTERS' RIGHTS

         The following summary of applicable provisions of Tennessee state law governing the rights of Victory Bancshares' shareholders is qualified in its entirety by reference to Exhibit C. Any shareholder of Victory Bancshares entitled to vote on the Merger Agreement has the right to receive payment of the fair value of his shares of Victory Bancshares Common Stock upon compliance with Sections 48-23-202 and 48-23-204 of the Tennessee BCA.

Filing Written Objection and Vote Against the Merger

         A Victory Bancshares shareholder may not dissent as to less than all of the shares that he beneficially owns. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenters' rights to shares held on his behalf must submit to Victory Bancshares written consent of the record shareholder of Victory Bancshares to the dissent not later than the time the beneficial shareholder asserts dissenters' rights. Any Victory Bancshares shareholder intending to enforce this right must not vote in favor of the Merger Agreement and must file written notice of his intent to demand payment for his shares (the "Objection Notice") with the Corporate Secretary of Victory Bancshares either before the Meeting or before the vote is taken at the Meeting. The Objection Notice must state that the Victory Bancshares shareholder intends to demand payment for his shares of Victory Bancshares Common Stock if the Merger is effected. A vote against approval of the Merger Agreement will not, in and of itself, constitute an Objection Notice satisfying the requirements of Section 48-23-202 of the Tennessee BCA. A failure to vote will not constitute a waiver of appraisal rights as long as the requirements of Sections 48-23-101 through 48-23-302 of the Tennessee BCA are complied with. However, any Victory Bancshares shareholder who executes a proxy card and who desires to pursue his appraisal rights must mark the proxy card "Against" the proposal relating to the Merger because if the proxy card is left blank, it will be voted "For" the proposal relating to the Merger.

Notice of the Effective Date

         If  the  Merger   Agreement  is  approved,   each  Victory   Bancshares
shareholder who has filed an Objection Notice will be notified by Victory Bancshares of such approval within ten days of the shareholder Meeting (the "Dissenters' Notice"). The Dissenters' Notice will (i) state where dissenting shareholders must (a) send the Payment Demand (as defined below) and where and when they must (b) deposit their Victory Bancshares Common Stock certificates,
(ii) inform holders of uncertificated shares of the extent of any restrictions on the transferability of such shares, (iii) be accompanied by a form for demanding payment that includes the date of the first announcement to the news media or to Victory Bancshares' shareholders of the terms of the proposed Merger, (iv) set a date by which Victory Bancshares must receive the Payment Demand, which may not be fewer than one or more than two months after the date the Dissenters' Notice is delivered, and (v) be accompanied by a copy of Sections 48-23-101 through 48-23-302 of the Tennessee BCA.

Written Demand

         Within the time prescribed in the Dissenters' Notice, a Victory Bancshares shareholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether he acquired beneficial ownership of the shares before September 24, 1997 (the date of the first public announcement of the principal terms of the Merger Agreement), and deposit his Victory Bancshares Common Stock certificates in accordance with the terms of the Dissenters' Notice. Upon filing the Payment Demand and depositing the Victory Bancshares Common Stock certificates, the Victory Bancshares shareholder will retain all other rights of a Victory Bancshares shareholder until these rights are canceled or modified by consummation of the Merger. A Payment Demand may not be withdrawn unless Victory Bancshares consents to such withdrawal. Failure to comply with these procedures will cause the Victory Bancshares shareholder to lose his dissenters' rights to payment for the shares. Consequently, any Victory Bancshares shareholder who desires to exercise his rights to payment for his shares is urged to consult his legal advisor before attempting to exercise such rights.

         As soon as the Merger is consummated, or upon receipt of a Payment Demand, Victory Bancshares shall, pursuant to Section 48-23-206, pay to each dissenting Victory Bancshares shareholder who has complied with the requirements of Section 48-23-204 of the Tennessee BCA the amount that Victory Bancshares estimates to be the fair value of the shares of common stock, plus accrued interest. Section 48-23-206 of the Tennessee BCA requires the payment to be accompanied by (i) certain financial statements of Victory Bancshares, (ii) a statement of Victory Bancshares' estimate of fair value of the shares and explanation of how the interest was calculated, (iii) notification of rights to demand payment and (iv) a copy of Sections 48-23-101 through 48-23-302 of the Tennessee BCA. As authorized by Section 48-23-208, Victory Bancshares intends to delay any payments with respect to any shares (the "after-acquired shares") held by a dissenting Victory Bancshares shareholder which were not held by such Victory Bancshares shareholder on September 24, 1997, the date of the first public announcement of the terms of the Merger Agreement. When payments are so withheld, Sections 48-23-208(b) and 48-23-209(a) will require Victory Bancshares, after the Merger, to send to the holder of the after-acquired shares an offer to pay the holder an amount equal to Victory Bancshares' estimate of their fair value plus accrued interest, together with an explanation of the calculation of interest and a statement of the holder's right to demand payment under Section 48-23-209.

         If the Merger is not consummated within two months after the date set for demanding payment and depositing the Victory Bancshares Common Stock certificates, Victory Bancshares shall return the deposited Victory Bancshares Common Stock certificates and release the transfer restrictions imposed on uncertificated shares. If, after returning deposited Victory Bancshares Common Stock certificates and releasing transfer restrictions, the Merger is consummated, Victory Bancshares must send a new Dissenters' Notice and repeat the procedure set forth above.

         If the dissenting Victory Bancshares shareholder believes that the amount paid by Victory Bancshares pursuant to Section 48-23-206 or offered under
Section 48-23-208 is less than the fair value of his shares or that the interest due is calculated incorrectly, or if Victory Bancshares fails to make payment (or, if the Merger has not consummated, Victory Bancshares does not return the deposited Victory Bancshares Common Stock certificates or release the transfer restrictions imposed on uncertificated shares) within two months after the date set in the Dissenters' Notice, then the dissenting Victory Bancshares shareholder may, within one month after (i) Victory Bancshares made or offered payment for the shares or failed to pay for the shares or (ii) Victory Bancshares failed to return deposited Victory Bancshares Common Stock certificates or release restrictions on uncertificated shares timely, notify Victory Bancshares in writing of his own estimate of the fair value of such shares (including interest due) and demand payment of such estimate (less any payment previously received). Failure to notify Victory Bancshares in writing of a demand for payment within one month after Victory Bancshares made or offered payment for such shares will constitute a waiver of the right to demand payment.

Appraisal

         If Victory Bancshares and the dissenting Victory Bancshares shareholder cannot agree on a fair price two months after Victory Bancshares receives such a demand for payment, the statute provides that Victory Bancshares will institute judicial proceedings in a court of record with equity jurisdiction in Shelby County, Tennessee, (the "Court") to fix (i) the fair value of the shares immediately before consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, and (ii) the accrued interest. The "fair value" of the common stock could be more than, the same as, or less than that produced by the Exchange Ratio as described herein. Victory Bancshares must make all dissenters whose demands remain unsettled parties to the proceeding and all such parties must be served with a copy of the petition. The Court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The Court is required to issue a judgment for the amount, if any, by which the fair value of the shares, as determined by the Court, plus interest, exceeds the amount paid by Victory Bancshares or for the fair value, plus accrued interest, of his after-acquired shares for which Victory Bancshares elected to withhold payment. If Victory Bancshares does not institute such proceeding within such two month period, Victory Bancshares shall pay each dissenting Victory Bancshares shareholder whose demand remains unsettled the respective amount demanded by each Victory Bancshares shareholder.

Payment and Costs

         The Court will assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser by excluding fees and expenses of counsel and experts) against Victory Bancshares, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting Victory Bancshares shareholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may assess fees and expenses of counsel and experts in amounts the Court finds equitable: (i) against Victory Bancshares if the Court finds that Victory Bancshares did not substantially comply with the relevant requirements of the Tennessee BCA or (ii) against either Victory Bancshares or any dissenting Victory Bancshares shareholder, if the Court finds that the part against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the Court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters and that the fees of such counsel should be assessed against Victory Bancshares, the Court may award reasonable fees to such counsel to be paid out of amounts awarded to benefitted dissenters.

         The foregoing is a summary of all applicable provisions of the Tennessee BCA which shareholders must comply with to exercise their dissenters' rights. This summary is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such sections, which are included as Exhibit C hereof.

Notices

         Prior to the Effective Date, dissenting shareholders of Victory Bancshares should send any communications regarding their rights to Jane Ellen Jones, Executive Secretary, Victory Bancshares, 5350 Poplar Avenue, Memphis, Tennessee, 38119. On or after the Effective Date, dissenting Victory Bancshares shareholders should send any communications regarding their rights to J. Clifford Harrison, Secretary, Deposit Guaranty Corp., 210 East Capitol Street, Jackson, Mississippi 39201. All such communications should be signed by or on behalf of the dissenting Victory Bancshares shareholder in the form in which his or her shares are registered on the books of Victory Bancshares. Deposit Guaranty and DGNB have the right to terminate the Merger Agreement if the number of shares of Victory Bancshares Common Stock as to which holders thereof are legally entitled to assert Dissenters' Rights exceeds 10% of the outstanding shares of Victory Bancshares Common Stock. See "The Merger -- Amendment; Waiver; Termination."

ANY VICTORY BANCSHARES SHAREHOLDER WHO DESIRES TO EXERCISE DISSENTERS' RIGHTS SHOULD CAREFULLY REVIEW THE TENNESSEE BCA AND IS URGED TO CONSULT SUCH SHAREHOLDER'S LEGAL ADVISOR BEFORE EXERCISING OR ATTEMPTING TO EXERCISE SUCH RIGHTS.



                             COMPARATIVE RIGHTS OF SHAREHOLDERS

         Victory Bancshares is incorporated in the State of Tennessee and Deposit Guaranty is incorporated in the State of Mississippi. If the Merger is consummated, holders of Victory Bancshares Common Stock, whose rights as shareholders are currently governed by Tennessee law and by the Victory Bancshares Charter and Bylaws, will, upon consummation of the Merger, become shareholders of Deposit Guaranty and their rights as such will be governed by Mississippi law and by Deposit Guaranty's Articles of Incorporation (the "Deposit Guaranty Articles") and Bylaws.

         Certain significant differences between the rights of holders of Victory Bancshares Common Stock and holders of Deposit Guaranty Common Stock are set forth below. This summary is not intended to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by the Tennessee BCA and the Mississippi BCA and by the Charter and Bylaws of Victory Bancshares and the Articles and Bylaws of Deposit Guaranty, respectively, to which holders of Victory Bancshares Common Stock are referred.

Cumulative Voting Rights

         Victory Bancshares. Pursuant to the Tennessee BCA shareholders do not have a right to cumulate their votes for directors unless the articles of incorporation so provide. Shareholders of Victory Bancshares do not have the right to so cumulate their votes.

         Deposit Guaranty. Pursuant to the Mississippi BCA and Deposit Guaranty's Bylaws, each outstanding share of Deposit Guaranty stock is entitled to one vote on each matter submitted to a vote. However, in connection with the election of directors, holders of Deposit Guaranty Common Stock have cumulative voting rights. Pursuant to the Deposit Guaranty Bylaws, every shareholder entitled to vote in the election of directors shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected, or to cumulate his votes by giving one candidate the number of votes equal to the number of directors to be elected multiplied by the number of his shares, or by distributing such votes on the same principle among any number of candidates.

Limitations on Directors' and Officers' Liability

         Victory Bancshares. Victory Bancshares' Charter and Bylaws contain provisions limiting the personal liability of Victory Bancshares' directors and officers for monetary damages resulting from breach of fiduciary duty to the maximum extent authorized by the Tennessee BCA.

         Deposit Guaranty. Deposit Guaranty's Articles and Bylaws do not contain any provision limiting the personal liability of Deposit Guaranty's directors and officers for monetary damages resulting from breach of fiduciary duty.

Supermajority Voting Requirements; Business Combinations

         Victory Bancshares. The Tennessee BCA provides that the approval of the Victory Bancshares Board and the holders of a majority of the outstanding shares of Victory Bancshares entitled to vote thereon would generally be required to approve a merger or to sell, lease or exchange or otherwise dispose of substantially all of Victory Bancshares' assets.

         Tennessee's Business Combination Act provides that a party owning 10% or more of stock in a "resident domestic corporation" (such party is called an "interested shareholder") cannot engage in a business combination with the resident domestic corporation unless the combination (i) takes place at least five years after the interested shareholder first acquired 10% or more of the resident domestic corporation, and (ii) either (a) is approved by at least two-thirds of the non-interested voting shares of the resident domestic corporation or (b) satisfies certain fairness conditions as specified in the Business Combination Act.

         These provisions of the Business Combination Act apply unless one of two events occurs. A business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested shareholder, or the resident corporation may enact an amendment to the articles of incorporation or bylaws to remove itself entirely from the Business Combination Act. This amendment to the articles of incorporation or bylaws must be approved by a majority of the shareholders who have held shares for more than one year prior to the vote. It may not take effect for at least two years after the vote. Victory Bancshares has not adopted an amendment to the Victory Bancshares Charter or Bylaws removing Victory Bancshares from coverage under the Business Combination Act.

         The Business Combination Act provides an exemption from liability for officers and directors of the resident domestic corporation who do not approve proposed business combinations or amendments to the articles of incorporation or bylaws removing their corporations from the Business Combination Act's coverage so long as the officers and directors act in "good faith belief" that the proposed business combination would adversely affect their corporation's employees, customers, suppliers, or the communities in which their corporation operates and such factors are permitted to be considered by the board of directors under the articles of incorporation.

         Deposit Guaranty. The Mississippi BCA states that in the absence of a greater requirement in the articles of incorporation, a sale, lease, exchange, or other disposition of all, or substantially all, a corporation's property requires approval by a majority of the shares entitled to vote on the transaction. The Deposit Guaranty Articles do not provide for a greater than majority vote on such a transaction.

         The Deposit Guaranty Articles require that any Business Combination (as defined below) involving Deposit Guaranty or a subsidiary of Deposit Guaranty and an Interested Shareholder (as defined below), or any affiliate or associate of an Interested Shareholder or any person that following such transaction would be an affiliate or associate of an Interested Shareholder be approved by the affirmative vote of at least 80% of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock of Deposit Guaranty, excluding shares held by the Interested Shareholder, unless the transaction is approved by a majority of the Continuing Directors (as defined below) or unless certain fair price and procedural requirements are satisfied.

         An "Interested Shareholder" is defined to include any person (other than Deposit Guaranty, certain Deposit Guaranty subsidiaries, employee benefit plans of Deposit Guaranty and the trustees of such plans) who (a) is or has announced a plan to become the beneficial owner of 10% or more of the voting stock of Deposit Guaranty, or (b) is an affiliate or associate of Deposit Guaranty who has, within the past two years, been the beneficial owner of 10% or more of Deposit Guaranty's voting stock. A person is the "beneficial owner" of voting stock which such person, directly or indirectly, owns or has the right to acquire or vote.

         A "Business Combination" includes the following: (a) a merger or consolidation of Deposit Guaranty or any subsidiary with an Interested
Shareholder;   (b)  any  sale,   disposition  or  other  arrangement  (including
investments, loans, advances, guarantees, extensions of credit, creation of security interests and joint ventures) with or for the benefit of an Interested Shareholder involving assets or securities having a fair market value (or involving aggregate commitments) of $10,000,000 or more or constituting more than 5% of the book value of the total assets (in the case of transactions involving  assets  or  commitments  other  than  capital  stock)  or 5%  of  the shareholders' equity (in the case of transactions in capital stock) of the entity in question, as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the shareholders of Deposit Guaranty would be required to approve or authorize such transaction; (c) the adoption of any plan or proposal for the liquidation or dissolution of Deposit
Guaranty  or for  any  amendment  to  Deposit   Guaranty's   Bylaws;   or  (d)
any reclassification of securities, recapitalization, merger with a subsidiary or other transaction which has the effect, directly or indirectly, of increasing an Interested Shareholder's proportionate share of the outstanding capital stock of Deposit Guaranty or a subsidiary.

         A "Continuing Director" means: (a) any member of the Deposit Guaranty Board of Directors who is not affiliated with an Interested Shareholder and who either (i) was a Deposit Guaranty director prior to the time the Interested Shareholder became an Interested Shareholder, or (ii) was a Deposit Guaranty director on April 30, 1986 and has been a Deposit Guaranty director continuously since; and (b) any successor of a Continuing Director who is not affiliated with an Interested Shareholder and who was recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

Removal of Directors

         Victory Bancshares. Victory Bancshares' Bylaws provide that any director may be removed without cause by a majority vote of the shareholders of Victory Bancshares. A director may be removed for cause by a majority of the entire Victory Bancshares Board.

         Deposit Guaranty. Deposit Guaranty's Articles provide that Deposit Guaranty shareholders may remove a director with or without cause, but only at a meeting expressly called for that purpose and upon the affirmative vote of the holders of at least 80% of the voting power of all shares of stock entitled to vote generally in the election of directors, and in the event that less than the entire Board is to be removed, not one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the class of directors of which he is a part.

Board of Directors

         Victory Bancshares. All members of the Victory Bancshares Board are elected annually.

         Deposit Guaranty. The Board of Directors of Deposit Guaranty is divided into three classes - Class A, Class B, and Class C. Class A and Class C each consists of four directors. Class B consists of three directors. The term of the Class A directors will expire at the 1999 Annual Meeting, the term of the Class B directors will expire at the 2000 Annual Meeting, and the term of the Class C directors will expire at the 1998 Annual Meeting.

Vacancies in the Board of Directors

         Victory Bancshares. Under Victory Bancshares' Bylaws, any vacancy may be filled by a vote of a majority of the remaining members of the Victory Bancshares Board.

         Deposit Guaranty. Under Deposit Guaranty's Bylaws, any vacancy, including one occurring as a result of an increase in the number of directors, may be filled only by the shareholders.

Amendment of the Articles of Incorporation or Bylaws

         Victory Bancshares. Under the Tennessee BCA, most amendments of the Victory Bancshares Charter require the vote of the holders of a majority of the outstanding shares of Victory Bancshares Common Stock. The Victory Bancshares Bylaws may be altered, amended or repealed and new bylaws may be adopted at any meeting of the Victory Bancshares Board by a majority vote of the directors present at the meeting or at any meeting of the Victory Bancshares shareholders if the votes cast in favor of the amendment exceed the votes cast opposing the amendment.

         Deposit Guaranty. Under the Mississippi BCA, the board of directors has the power to amend or repeal the bylaws of a Mississippi corporation such as Deposit Guaranty, unless such power is expressly reserved for the shareholders. Deposit Guaranty's Articles provide that an amendment to the Bylaws relating to composition of the Board of Directors and removal of directors must be approved by the affirmative vote of at least 80% of the shareholders
(the same proportion required in order to effect the removal of a director), excluding (except for purposes of determining whether a quorum is present) those shares beneficially owned by any Interested Shareholder. The affirmative vote of at least 80% of the shareholders is also required to amend the provisions of the Articles of Incorporation requiring a supermajority approval of Business Combinations. Amendments to the Articles of Incorporation that result in dissenters' rights require the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment. Otherwise, the Articles of Incorporation may be amended by a majority vote of the shares present at a meeting where a quorum is present.

Special Meetings of Shareholders

         Victory Bancshares. Victory Bancshares' Bylaws authorize a majority of the Victory Bancshares Board or one or more shareholders who hold at least 10% of the issued and outstanding shares of Victory Bancshares Common Stock to call a special meeting of shareholders. Such a call shall state the purpose or purposes of the proposed special meeting.

         Deposit Guaranty. Under Deposit Guaranty's Bylaws, special meetings of the shareholders, for any purpose or purposes, may be called by the Chairman of the Board, the President or the Board of Directors, or upon the written request of shareholders holding in the aggregate not less than 10% of the total voting power entitled to vote on an issue.

Shareholder Proposals and Nominations

         Victory Bancshares. The Victory Bancshares Bylaws do not contain any provisions regarding shareholder proposals and nominations.

         Deposit Guaranty. Deposit Guaranty's Bylaws provide procedures that must be followed to properly bring a proposal before a shareholders meeting or to nominate candidates for election as directors. At least 60 days prior notice to the Secretary of Deposit Guaranty is required if a shareholder intends to nominate an individual for election to the Board of Directors or propose any shareholder action. These Bylaw provisions also require information to be supplied about both the shareholder making such nomination or proposal and the person nominated.

Authorized Capital

         Victory Bancshares. The authorized capital stock of Victory Bancshares consists of 1,500,000 shares of Victory Bancshares Common Stock, $1.00 par value per share.

         Deposit Guaranty. Deposit Guaranty has 100,000,000 shares of authorized common stock having no par value, 25,000,000 Class A Voting Preferred Stock having no par value and 25,000,000 Class B Non-Voting Preferred Stock having no par value. Holders of Preferred Stock shall be entitled to receive dividends subject to statutory restrictions, when and as declared by the Board of Directors, and at such periods as shall be fixed by the Board of Directors. The Board of Directors has the power to establish the number of shares of each series, redemption rights, dividend rights, conversion rights, and other preferences of such preferred stock. No shares of preferred stock are currently issued and outstanding.

Indemnification

         Victory Bancshares. The Tennessee BCA provides in certain situations for mandatory and permissible indemnification of directors and officers. The Tennessee BCA provides that statutory indemnification is not to be deemed exclusive of any other rights to which a director seeking indemnification may be entitled. No such indemnification may be made if a final adjudication adverse to the director or officer establishes his liability: (i) for any breach of loyalty to the corporation or its shareholders; (ii) for act of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
(iii) for unlawful distributions. Victory Bancshares' Bylaws provide that Victory Bancshares shall indemnify an individual made a party to a proceeding because he is or was a director or officer of Victory Bancshares against liability (i) in any civil proceeding if he conducted himself in good faith and in the case of conduct in his official capacity, he reasonably believed that his conduct was in the best interests of Victory Bancshares, or in all other cases he reasonably believed that his conduct was at least not opposed to the best interests of Victory Bancshares, or (ii) in any criminal proceeding if he had no reasonable cause to believe his conduct was unlawful.

         Victory Bancshares may pay expenses incurred in advance of the final disposition of an action, if the Victory Bancshares Board approves and if the person seeking indemnification undertakes to repay Victory Bancshares if it is ultimately determined that he is not entitled to indemnification.

         Deposit Guaranty. Under its Articles of Incorporation, Deposit Guaranty is required to indemnify any person who was or is a party or is threatened to be made a party to a civil, criminal, administrative or investigative action (other than an action by or on behalf of Deposit Guaranty) because he is or was an officer, director, employee or agent of Deposit Guaranty, or is or was at the request of Deposit Guaranty serving as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred. In case of an action by or on behalf of Deposit Guaranty, Deposit Guaranty is required to provide indemnity for expenses (including attorneys' fees) actually and reasonably incurred in connection with such action if such person is not adjudged to be liable for negligence or misconduct in the performance of his duty or if a court determines that despite the negligence or misconduct, in view of all the circumstances, indemnity for expenses is proper.

         Indemnification may be made in specific cases only if a determination is made by either a disinterested quorum of the Board of Directors of Deposit Guaranty, independent legal counsel, the shareholders of Deposit Guaranty or a court of competent jurisdiction that the person seeking indemnification acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Deposit Guaranty, and, with respect to criminal actions, the person had no reasonable cause to believe his conduct was unlawful. Indemnification is not extended to suits instituted by the person seeking indemnification, unless the Board of Directors approves otherwise.

         Deposit Guaranty may pay expenses incurred in advance of the final disposition of an action, if the Board of Directors approves and if the person seeking indemnification undertakes (or someone undertakes on his behalf) to repay Deposit Guaranty if it is ultimately determined that he is not entitled to indemnification.



                    INFORMATION CONCERNING VICTORY BANCSHARES

General

         Victory Bancshares, a Tennessee corporation and a registered bank holding company under the Federal Bank Holding Company Act of 1956 (the "BHC Act"), commenced operations in 1989. Its principal asset is the capital stock of the Bank. At September 30, 1997, Victory Bancshares had total assets of $117.9 million and stockholders' equity of $8.6 million. The Bank, Victory Bancshares' wholly-owned subsidiary, is a Tennessee banking corporation. The Bank provides a variety of banking and financial services to businesses and individuals. The Bank's headquarters and principal banking office is located at 5350 Poplar Avenue, Memphis, Tennessee 38119. In addition, the Bank has three branch offices located in Shelby County, Tennessee.

Employees

         As of September 30, 1997, Victory Bancshares had approximately 60 full-time employees. The employees are not represented by a collective bargaining unit. Victory Bancshares believes its relationship with its employees to be good.

Customers

         It is the opinion of management of Victory Bancshares that there is no single customer or affiliated group of customers whose deposits, if withdrawn, would have a material adverse effect on the business of Victory Bancshares.

Properties

         Victory Bancshares leases its main office and three branch locations as well as an operations center. The management of Victory Bancshares believes its facilities are adequate for its operations.

Competition

         All phases of Victory Bancshares' banking activities are highly competitive. The Bank competes actively with 15 commercial banks in its market area, as well as finance companies, credit unions and other financial institutions located in its service area, which includes Shelby County, Tennessee.

Legal Proceedings

         The nature of its business generates a certain amount of litigation against Victory Bancshares and the Bank involving matters arising in the ordinary course of business. None of the legal proceedings currently pending or threatened to which Victory Bancshares or the Bank is a party or to which any of their properties are subject will have, in the opinion of management of Victory Bancshares, a material adverse effect on the business or financial condition of Victory Bancshares or the Bank.

Banking

         The Bank conducts its business as a commercial bank, with special emphasis in retail banking, including the acceptance of checking and savings deposits, and the making of commercial, real estate, personal, home improvement, automobile and other installment and term loans. It also offers collections, notary public services and other customary bank services to its customers.

Market Prices and Dividends

         Market Prices. The Victory Bancshares Common Stock is not listed, traded or quoted on any securities exchange or in the over-the-counter market, and no dealer makes a market in the Victory Bancshares Common Stock, although isolated transactions between individuals occur from time to time. To Victory Bancshares' management's knowledge, the most recent transactions with respect to Victory Bancshares Common Stock were at $16.00 per share.

         As  of  the  Record  Date,  there  were  394  shareholders  of  Victory
Bancshares.

         Cash Dividends. Victory Bancshares has never paid a cash dividend. Victory Bancshares has agreed in the Merger Agreement that it will not pay any dividend prior to the closing of the Merger without the consent of Deposit Guaranty; provided that Deposit Guaranty has consented to the payment by Victory Bancshares of two dividends in the amounts set forth in the Merger Agreement provided that the first of such dividend shall only be paid in the event that the Effective Date shall be after the record date for cash dividends on Deposit Guaranty Common Stock for the first quarter of 1998 and the second of such dividends shall only be paid in the event that the Effective Date shall be after the record date for cash dividends on Deposit Guaranty Common Stock for the second quarter of 1998.

Supervision and Regulation

         Victory Bancshares is a bank holding company within the meaning of the BHC Act, and is registered with the Board of Governors of the Federal Reserve System (the "Board"). Victory Bancshares is required to file with the Board annual reports and such additional information as the Board may require pursuant to the BHC Act. The Board may also make examinations of Victory Bancshares and its subsidiaries. The following summary of the BHC Act and of the other acts described herein is qualified in its entirety by express reference to each of the particular acts.

         The BHC Act requires every bank holding company to obtain the prior approval of the Board before acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank which is not majority owned by Victory Bancshares. The BHC Act prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company which is not a bank and from engaging in any business other than banking or furnishing services to or performing services for its subsidiaries. The 5% limitation is not applicable to ownership of shares in any company the activities of which the Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

         Subject to limited exceptions, the BHC Act prohibits the direct or indirect acquisition by a bank holding company or any of its subsidiaries of more than 5% of the voting shares or substantially all of the assets of a bank located outside the state in which the operations of its banking subsidiaries are principally conducted, unless the acquisition is specifically authorized by a statute of the state in which the bank to be acquired is located. The Tennessee Reciprocal Banking Act was amended, effective January 1, 1991, generally to permit nationwide reciprocal interstate banking.

         The Bank is an "affiliate" of Victory Bancshares within the meaning of the Federal Reserve Act. This act places restrictions on a bank's loans or extensions of credit to, purchases of or investments in the securities of, and purchases of assets from an affiliate, a bank's loans or extensions of credit to third parties collateralized by the securities or obligations of an affiliate, the issuance of guarantees, acceptances, and letters of credit on behalf of an affiliate, and certain bank transactions with an affiliate, or with respect to which an affiliate acts as agent, participates, or has a financial interest. Furthermore, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

         Under Board policy,  Victory  Bancshares is expected to
act as a source of financial strength to its subsidiary bank and to commit resources to support its subsidiary. This support may be required at times when, absent such Board policy, Victory Bancshares may not be inclined to provide it. Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (a) the default of a commonly controlled FDIC-insured depository institution or (b) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. Under FDICIA (see discussion below) a bank holding company may be required to guarantee the capital plan of an undercapitalized depository institution. Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         The Bank is a member of the FDIC and is subject to examination and regulation by that authority. The Bank is chartered under the banking laws of the State of Tennessee and is subject to the supervision of, and regular examination by, the Tennessee Department of Financial Institutions. The Tennessee Reciprocal Banking Act requires the filing of an application with and the approval of the Tennessee Commissioner of the Department of Financial Institutions to acquire a Tennessee bank or bank holding company. Tennessee law was amended in 1990 to permit branch banking in any county in the state. Prior to the amendment, statewide branching was possible pursuant to a May 1988 federal court decision.

         In December 1991, a major banking bill entitled the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted, which substantially revises the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. The Bank has capital levels well above the minimum requirements. In addition, an institution that is not well capitalized is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market and also may not be able to "pass through" insurance coverage for certain employee benefit accounts. FDICIA also requires the holding company of any undercapitalized depository institution to guarantee, in part, certain aspects of such depository institution's capital plan for such plan to be acceptable. FDICIA contains numerous other provisions, including new accounting, audit and reporting requirements, termination of the "too big to fail" doctrine except in special cases, limitations on the FDIC's payment of deposits at foreign branches, new regulatory standards in such areas as asset quality, earnings and compensation and revised regulatory standards for, among other things, powers of state banks, real estate lending and capital adequacy. FDICIA also requires that a depository institution provide 90 days prior notice of the closing of any branches.

Effect of Governmental Policies

         Victory Bancshares and the Bank are affected by the policies of regulatory authorities, including the Federal Reserve System. An important function of the Federal Reserve System is to regulate the national money supply. Among the instruments of monetary policy used by the Federal Reserve are: purchases and sales of U.S. Government securities in the marketplace; changes in the discount rate, which is the rate any depository institution must pay to borrow from the Federal Reserve; and changes in the reserve requirements of depository institutions. These instruments are effective in influencing economic and monetary growth, interest rate levels and inflation.

         The monetary policies of the Federal Reserve System and other governmental policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. Because of changing conditions in the national economy and in the money market, as well as the result of actions by monetary and fiscal authorities, it is not possible to predict with certainty future changes in interest rates, deposit levels, loan demand or the business and earnings of Victory Bancshares or whether the changing economic conditions will have a positive or negative effect on operations and earnings.

         Bills are pending before the United States Congress and the Tennessee General Assembly which could affect the business of Victory Bancshares and the Bank, and there are indications that other similar bills may be introduced in the future. It cannot be predicted whether or in what form any of these proposals will be adopted or the extent to which the business of Victory Bancshares and the Bank may be affected thereby.

              SUPPLEMENTAL FINANCIAL INFORMATION OF VICTORY BANCSHARES

Investment Securities

         The following table sets forth the carrying amounts of held-to-maturity securities at the dates indicated (In thousands):


                                                                          September 30,                          December 31,
---------------------------------------------------------------- ------- ---------------- -------- ---------------------------------
                                                                               1997                      1996                  1995
---------------------------------------------------------------- ------- ---------------- -------- ---------------- ------- --------
U.S. Treasury securities and obligations of other U.S. government
 agencies and corporations                                             $            4,740        $    8,941       $           12,885
Obligations of state and political subdivisions                                       880               975                    1,575
Mortgage-backed securities and collateralized mortgage obligations                  1,656               480                    1,905
---------------------------------------------------------------- --- --- ---------------- -------- -------- --- --- ----------------
      Total                                                            $            7,276        $   10,396       $           16,365
================================================================ === === ================ ======== ======== === === ================



      The following table sets forth the carrying amounts for available for sale securities at the dates indicated (In thousands):


                                                                          September 30,                     December 31,
---------------------------------------------------------------- ------- ---------------- -------- -------------------------------
                                                                               1997                   1996           1995
---------------------------------------------------------------- ------- ---------------- -------- ---------------- --------------
U.S. Treasury securities and obligations of other U.S. government
  agencies and corporations                                            $            7,809        $    3,999       $      -
Mortgage-backed securities and collateralized mortgage obligations                    229                 -              -
Other                                                                                   -               707              -
---------------------------------------------------------------- --- --- ---------------- -------- -------- --- --- ------
      Total                                                            $            8,038        $    4,706       $      -
================================================================ === === ================ ======== ======== === === ======


Risk Elements

      The following table summarizes nonperforming assets at December 31, 1996 and 1995 (In thousands):


                                                     December 31,
---------------------------------------- -----------------------------
                                                  1996           1995
---------------------------------------- --- ---------- --- ----------
Nonaccrual loans                         $          179   $        175
Accruing loans past 90 days or more                   1              -
Restructured loans not included above                 -              -
Other real estate                                    55             55


Deposits

      The average deposits are summarized for the period indicated in the following tables (Dollars in thousands):


                                                                   December 31,
-------------------------------------- --- ------------------------------------------------------------
                                                       1996                            1995
-------------------------------------- --- ---------------------------- --- ---------------------------
                                             Amount        Rate             Amount         Rate
-------------------------------------- --- ----------- --- ------------ --- -------------- ------------
Noninterest-bearing demand deposits    $        10,731           -    %   $      7,703         -      %
Interest-bearing demand deposits                 4,195          2.05             2,813        2.42
Money market deposits                           13,314          4.54             9,362        4.03
Savings deposits                                 1,732          2.48             1,323        2.50
Time deposits                                   54,299          6.01            41,960        6.04
-------------------------------------- --- ----------- --- ------- ---- --- -------------- ----- ------
      Total                            $        84,271          4.75  %   $     63,161        4.77    %
====================================== === =========== === ======= ==== === ============== ===== ======


      Maturities of time deposits of $100,000 or more outstanding as of December 31, 1996 are summarized as follows (In thousands):


3 months or less                  $          5,455
Over 3 through 12 months                     8,417
Over 12 months                               3,024
--------------------------------- ----------------
      Total                       $         16,896
================================= ================

Earning Asset/Interest-Bearing Liabilities Yields and Rates

      The   following   table  shows  the  average   balances   and  yields  for
interest-earning assets and interest-bearing liabilities for 1996 and 1995 on a tax-equivalent basis (Dollars in thousands):


                                                     Year Ended December 31, 1996              Year Ended December 31, 1995
--------------------------------------- -- -------------------------------------------- -- ------------------------------------
                                              Average      Interest       Average        Average     Interest         Average
                                              Balance      Income/      Yield/ Rate      Balance     Income/        Yield/ Rate
                                                           Expense                                    Expense
--------------------------------------- -- ------------- ----------------------- -- ------------- -----------------------------
Interest-earning assets:
      Real Estate loans                      $    50,767  $      4,997    9.84 %      $    36,243  $     3,624          10.00 %
      Installment loans                            2,204           192    8.71              1,268          125           9.86
      Commercial and industrial loans             17,328         1,682    9.71             10,807        1,162          10.75
      U.S. Treasury and government agency
           securities                             18,396         1,161    6.31             16,241        1,047           6.45
      Municipal securities                         1,071            71    6.63              1,690          118           6.98
      Other securities                             1,656           123    7.43                184           13           7.07
      Federal funds sold and securities
          purchased under agreements to resell     2,100           110    5.24              1,872          114           6.09
      Interest-bearing deposits with other
          financial institutions                   1,061            34    3.20                523           26           4.97
--------------------------------------- -- --- --------- -- ---------------- --- -- --- --------- ------------------------- ---
      Total earning assets                   $    94,583  $      8,370    8.85 %      $    68,828  $     6,229           9.05 %
--------------------------------------- -- --- --------- -- ---------------- --- -- --- --------- ------------------------- ---

Interest-bearing liabilities:
      Interest-bearing transaction accounts  $     4,195  $         86    2.05 %      $     2,813  $        68           2.42 %
      Money market deposits                       13,314           605    4.54              9,362          377           4.03
      Savings deposits                             1,732            43    2.48              1,323           33           2.50
      Time deposits                               54,299         3,266    6.01             41,960        2,535           6.04
      Federal funds purchased and securities
          sold under agreements to repurchase      1,151            59    5.13                523           26           4.97
      Other borrowed funds                         5,039           306    6.07              1,180           68           5.76
--------------------------------------- -- --- --------- -- ---------------- --- -- --- --------- ------------------------- ---
      Total interest-bearing liabilities     $    79,730  $      4,365    5.47 %      $    57,161  $     3,107           5.44 %
--------------------------------------- -- --- --------- -- ---------------- --- -- --- --------- ------------------------- ---



Net interest income, tax equivalent                       $      4,005                             $     3,122
======================================= == === ========= == ================ === == === ========= ========================= ===



Net interest margin, tax equivalent                                       4.23 %                                         4.54 %
======================================= == === ========= == ================ === == === ========= ========================= ===



Net interest spread                                                       3.38 %                                         3.61 %
======================================= == === ========= == ======================= === == === ========= ======================



Volume/Rate Analysis

      The following table shows the changes in components of net interest caused by changes in average earning asset liability volumes and changes in rates for 1996 and 1995 (In thousands):


                                                     1996 Compared to 1995                     1995 Compared to 1994
--------------------------------------- -- ----------------------------------------- -------------------------------------------
                                                  Volume          Rate          Net         Volume         Rate         Net
--------------------------------------- -- ------------- --------------------------- ------------ -------------------------
Interest-earning assets:
      Real Estate loans                      $     1,452   $       (79)  $     1,373  $       607   $       354 $       961
      Installment loans                               92           (25)           67           40             1          41
      Commercial and industrial loans                701          (181)          520          347            94         441
      U.S. Treasury and government agency
          securities                                 139           (25)          114          413            93         506
      Municipal securities                          (43)            (4)         (47)         (58)             5        (53)
      Other securities                               104              6          110            1             5           6
      Federal funds sold and securities
          purchased under agreements to resell        14           (18)          (4)           25            34          59




                                                        1996 Compared to 1995                    1995 Compared to 1994
--------------------------------------- -- ----------------------------------------------------------------------------------
                                              Volume          Rate          Net            Volume         Rate           Net
--------------------------------------- -- ------------- --------------------------------------------------------------------
      Interest-bearing deposits with other
          financial institutions                      27           (19)            8           26             -            26
--------------------------------------- -- --- --------- --- ------------- ------------ --------------------------- ---------
      Total earning assets                   $     2,486   $      (345)  $     2,141  $     1,401   $       586   $     1,987
--------------------------------------- -- --- --------- --- ------------- ------------ --------------------------- ---------




Interest-bearing liabilities:
      Interest-bearing transaction accounts  $      (33)   $         15  $      (18)  $       (4)   $         1   $       (3)
      Money market deposits                        (159)           (69)        (228)            7          (93)          (86)
      Savings deposits                              (10)              -         (10)          (2)             -           (2)
      Time deposits                                (745)             14        (731)        (716)         (702)       (1,418)
      Federal funds purchased and securities
          sold under agreements to repurchase       (31)            (2)         (33)            2           (2)             -
      Other borrowed funds                         (222)           (16)        (238)         (32)          (12)          (44)
--------------------------------------- -- --- --------- --- ------------- ------------ --------------------------- ---------
      Total interest-bearing liabilities     $   (1,200)   $       (58)  $   (1,258)  $     (745)   $     (808)   $   (1,553)
--------------------------------------- -- --- --------- --- ------------- ------------ --------------------------- ---------
      Change in net income, tax equivalent   $     1,286   $      (403)  $       883  $       656   $     (222)   $       434
======================================= == === ========= === ============= ============ =========================== =========


      The increase (decrease) due to changes in average balances reflected above was calculated by applying the preceding year's rate to the current year's change in the average balance. The increase (decrease) due to changes in average rates was calculated by applying the current year's change in the average rates to the current year's average balance. Using this method of calculating increases (decreases), an increase or decrease due to both changes in average balances and rates is reflected in the changes attributable to average rate changes.

Return on Equity and Assets


                                              YEARS ENDED DECEMBER 31,
--------------------------------------- ------------------------------------
                                               1996             1995
--------------------------------------- --- ----------- ---------------- ---
Return on average assets                             0.58  %          0.94 %
Return on average equity                             7.72            10.04
Average equity to average assets                     7.51             9.39



Loan Portfolio

      The following table sets forth the Bank's loan distribution at September 30, 1997 and at the end of each of the last two years (In thousands):


                                              September 30,                          December 31,
-------------------------------------------- ---------------- -------- -----------------------------------------
                                                   1997                      1996                     1995
-------------------------------------------- ---------------- -------- ---------------- ------- ----------------
Commercial, financial and agricultural     $           25,568        $           17,963       $           14,176
Real estate - mortgage                                 39,059                    37,492                   25,781
Real estate - construction                             24,526                    24,314                   16,253
Installment                                             7,766                     7,174                    3,642
-------------------------------------------- ---------------- -------- ---------------- --- --- ----------------
Total                                      $           96,919        $           86,943       $           59,852
============================================ ================ ======== ================ === === ================



      The following table shows the maturity or repricing frequency of loans outstanding as of December 31, 1996 (In thousands):


Maturity of fixed rate loans:
      Within one year                                      $          5,093
      After one but within five years                                31,528
      After five years                                                3,928
---------------------------------------------------------- ----------------
              Total fixed rate loans                                 40,549
Variable rate loans repricing at least quarterly                     46,215
Nonaccrual loans                                                        179
---------------------------------------------------------- ----------------
              Total loans                                  $         86,943
========================================================== ================

Summary of Loan Loss Experience

      The following table summarizes the Bank's loan loss experience for each of the two years ended (In thousands):


                                                                       December 31,
--------------------------------------------------------------- ----------------------
                                                                    1996        1995
--------------------------------------------------------------- ------------ ---------
Balance at beginning of period                                $      740    $    677
Charge-offs:
      Commercial, financial and agricultural                           -          15
      Installment                                                     28           -
--------------------------------------------------------------- -------- ---- ------
              Total charge-offs                                       28          15
Recoveries:
      Commercial, financial and agricultural                           -           -
      Installment                                                      3           -
--------------------------------------------------------------- -------- ---- ------
              Total recoveries                                         3           -
--------------------------------------------------------------- -------- ---- ------
Net charge-offs                                                       25          15
Provision charged to operations                                      355          78
--------------------------------------------------------------- -------- ---- ------
Balance at end of period                                      $    1,070    $    740
=============================================================== ======== ==== ======
Ratio of net charge-offs to average loans outstanding               .04%        .03%
=============================================================== ======== ==== ======


                         VICTORY BANCSHARES' MANAGEMENT'S DISCUSSION

                             AND ANALYSIS OF FINANCIAL CONDITION

                                  AND RESULTS OF OPERATIONS



         The following discussion and analysis of the financial condition and results of operations of Victory Bancshares should be read in conjunction with the consolidated financial statements, accompanying footnotes and other supplemental financial information appearing elsewhere in this Proxy Statement/Prospectus.

1996 Compared with 1995

Balance Sheet

     Total assets  increased  $30.0 million or 36% from December 31,
1995 to December 31, 1996. The asset growth from 1995 to 1996 has been consistent with a 5-year trend. Most of the asset growth in the past year has been in the loan portfolio with only a small percentage of growth occurring in non-earning assets. Real estate loans make up the largest portion of the loan portfolio at 28% of total loans and have been the fastest growing segment of the portfolio in terms of volume. Installment loans have experienced the largest growth rate in terms of percentage change from
December  31, 1996 to 1995.  The  securities portfolio,   the  second  largest
of  Victory   Bancshares'  asset  categories, experienced  a $1.26  million decline from December 31, 1995 to 1996 due to the increase in loan volumes. The securities portfolio is heavily weighted toward U. S. Treasury notes and U. S. Government agency securities. At December 31, 1996, such securities comprised 86% of the combined securities portfolio.

         Victory Bancshares relies heavily on deposits to fund its continuing demand for loans. From December 31, 1995 to December 31, 1996, deposit volumes increased $30.0 million, or 44%. The largest volume increase in deposits from 1995 to 1996 occurred in time deposits; however, on a percentage basis, interest-bearing demand deposits increased most dramatically due to the promotion of a new higher-rate product offered to customers with larger account balances. Victory Bancshares has actively pursued the development of its demand deposit base in order to reduce its dependence on time deposits to fund loan demand.

Net Income

     Victory  Bancshares'  net income for the year ended  December  31,
1996 declined slightly from the $675 thousand earned in 1995 to $572 thousand. An increase in the provision for loan losses and personnel costs and other costs related to the opening of a new branch contributed most significantly to the decline in net earnings. The provision for loan losses increased $277 thousand or 457% due to the significant increase in loan volume. Credit quality remains stable with nonperforming loans at the
same level from year to year.   The  increase in personnel  costs is directly
related to Victory Bancshares' growth rate. The number of full-time equivalent employees increased from 37 at December 31, 1995 to 52 at December 31, 1996.

Net Interest Income

     Net interest income, the largest component of revenue, increased $900 thousand to $3.98 million. The 29% increase is directly related to the increase in the volume of interest-earning assets and deposit funding sources. The net interest margin of 4.23% for the year ended December 31, 1996 shows a slight decline from the 4.54% reported for 1995 as the result of the combined effect of a declining rate environment and aggressive deposit gathering efforts to fund loan demand.

Provision for Possible Loan Losses

     The provision for loan losses recorded for the year ended December 31, 1996 of $355 thousand is $277 thousand greater than the provision recorded in 1995. During this period, loan quality indicators remained stable with the ratio of net charge offs to average loans at .04% for 1996 compared to .03% for 1995. The balance of nonperforming loans has remained substantially level from year to year at $180 thousand at December 31, 1996 compared to $175 thousand at December 31, 1995. The increase in the provision for loan losses from 1995 to 1996 is primarily related to the increase in loan volume. As a result of the provision recorded in 1996, the allowance for loan losses is maintained at a level equal to 1.25% of the loan balance at December 31, 1996 and 1995.

Noninterest Income

         Noninterest income for 1996 increased $251 thousand from the $249 thousand reported for 1995. In addition to an increase in deposit service charges relating to the increase in demand deposit volume, Victory Bancshares recorded a $213 thousand gain from the sale of mortgage loans during 1996. Partially offsetting the effects of the increase in deposit service charge fees and the gain from the sale of mortgage loans is the effect of securities sales during the two-year period. In 1995, Victory Bancshares recorded $12 thousand in gains from securities sales compared to $18 thousand in losses in 1996.

Noninterest Expense

         Victory Bancshares' noninterest expense increased $971 thousand or 44% from 1995 to 1996. Approximately two-thirds of the increase occurred in personnel and related costs and costs associated with opening a new branch. From December 31, 1995 to December 31, 1996, the number of full-time equivalent employees increased from 37 to 52, which caused most of the increase in noninterest expense. Other increases occurred in all expense categories and were directly related to growth in business volume.

Comparison of Nine Months Ended September 30, 1997 and 1996

Balance Sheet

         Total assets increased $5.3 million from December 31, 1996 to $117.9 million at September 30, 1997. Over the same period, the loan portfolio increased $10.1 million, most of which occurred during the third quarter. The increase in loan demand tightened Victory's liquidity position by moving the Company from a federal funds sold position of $1.8 million at December 31, 1996, to a federal funds purchased position of $2.0 million at September 30, 1997. The balance of cash and due from banks also decreased $3.9 million over the same period due to the increase in loan volumes. Deposit growth of $1.8 million from December 31, 1996 to September 30, 1997 funded only a small portion of the increase in loans. As a result of the significant loan growth, the period end loan to deposit ratio increased from 88.03% at December 31, 1996 to 96.44% at September 30, 1997.

Net Income

         Net income for the nine months ended September 30, 1997, of $734 thousand represents a substantial increase from the $374 thousand reported for the same period in 1996. Most of the increase occurred in net interest income which was $813 thousand or 27% greater for the nine months ended September 30, 1997, than for the same period of 1996. Average earning assets increased 17% and the net interest margin increased 40 basis points over the same period.

Net Interest Income

         Victory Bancshares' net interest income for the nine month period ended September 30 ,1997, of $3.8 million is 27% greater than the amount reported for the same period of 1996. A large portion of the increase is due to a 17% increase in average interest-earning asset volumes. Improvement in the net interest margin of 40 basis points also contributed to the increase. The improvement in the net interest margin is due to the combined effect of improvement in the earning asset mix and lower rates paid on deposits.

Provision for Possible Loan Losses

         The provision for loan losses decreased from the $220 thousand charged to the nine months ended September 30, 1996, to $138 thousand for the same period in 1997. The reduction in the provision for loan losses is directly related to a decline in the rate of loan growth. The allowance for loan losses is maintained at a relatively consistent level as a percentage of outstanding loans at 1.21% and 1.24% at September 30, 1997, and 1996, respectively. Credit quality remains substantially unchanged over the same period.

Noninterest Income

         Noninterest income increased 56% to $518 thousand for the nine months ended September 30, 1997, as compared to the same period in 1996. Service charges on deposit accounts increased 36% and account for one-third of the increase. Most of the increase occurred in the other income category due to, among other things, a $52 thousand gain from the sale of other real estate and an increase of $50 thousand in service release premiums from the mortgage business.

Noninterest Expense

         Noninterest expense increased $492 thousand, or 20%, for the nine months ended September 30, 1997, as compared to the same period in 1996. An increase in salaries and employee benefits accounts for 76% of the increase and is a direct result of an increase in the number of personnel required to support Victory's continued growth. At September 30, 1996, Victory Bancshares had 47 full-time equivalent employees which increased 28% to 60 at September 30, 1997. The remaining expense increase occurred at a rate of 11%.

Effects of Inflation and Changing Prices

         Inflation generally increases the cost of funds and operating overhead, and to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. At the beginning of 1996, the Federal Reserve Board decreased interest rates 75 basis points in an effort to enhance growth in the economy through monetary policy. The prime rate remained unchanged through 1996, increased 25 basis points in the first quarter of 1997, and has remained unchanged since the first quarter. In addition, inflation affects financial institutions' cost of goods and services purchased, the cost of salaries and benefits, occupancy expense and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings and stockholders' equity. Mortgage originations and refinancings tend to slow as interest rates increase and can reduce earnings from such activities.

                 SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth certain information as of December 31, 1997 concerning the beneficial ownership (as defined by certain rules of the Commission) of Victory Bancshares Common Stock by (a) directors and executive officers and (b) officers and directors of Victory Bancshares as a group. Except as set forth below, no other shareholders beneficially own greater than 5% of the outstanding Victory Bancshares Common Stock.



                                          Amount and                                   Number of
                                          Nature of                                    Shares of               ty
                                          Beneficial                                   Deposit Guaranty
Name of Beneficial Owner (a)              Ownership1           Percent of Class2       to be Received3
----------------------------              ----------           -----------------       ---------------

Frank J. Cianciola                         22,420 4                   2.72%                  20,274
President,
Chief Executive Officer

Harold E. Crye                             23,794                     2.91%                  21,516

Edward C. Duke                             48,312 5                   5.91%                  43,688
Vice Chairman



                                                                40



Thomas W. Hart                              3,113                      *                      2,815

Jack C. Johnson
Secretary                                  25,898                     3.17%                  23,419

Charles D. Kilpatrick                      22,006                     2.69%                  19,900

David F. Leake                             52,638                     6.44%                  47,600
Chairman of the Board

Richard H. Leike                           22,005                     2.69%                  19,899

Ken C. McNeil                               2,968                      *                      2,683
Executive Vice President

Marlin L. Mosby, Jr.                       22,693                     2.78%                  20,521

David C. Peck                              22,006                     2.69%                  19,900

Bruce C. Taylor                            23,718                     2.90%                  21,448
Assistant Secretary

F. O. ("Buddy") Wittichen                  22,001 6                   2.69%                  19,895

Officers and Directors as a Group        313,572 4                   38.03%
(13 persons) (b)
---------------------------------------------------




* Less than 1%.

  1  Includes  shares  as  to  which  such  person,   directly  or
  indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power. Unless otherwise indicated, a shareholder possesses sole voting and investment power with respect to all of the shares shown opposite his name.

  2  Based upon 817,419 shares outstanding.

  3  Based on an assumed Exchange Ratio of .9043.

  4 Includes 7,146 shares that Mr. Cianciola has the right to acquire through the exercise of options.

  5 Includes 31,974 shares owned by Mr. Duke's wife and children, for which Mr. Duke disclaims voting and investment power.

  6 Includes 10,475 shares owned by Mr. Wittichen's wife and children, for which Mr. Wittichen disclaims voting and investment power.



                                                            LEGAL OPINION

         Watkins Ludlam Winter & Stennis, P.A., of Jackson, Mississippi has rendered its opinion that the shares of Deposit Guaranty Common Stock to be issued in connection with the Merger have been duly authorized and, if and when issued pursuant to the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

                                                               EXPERTS

         The consolidated financial statements of Deposit Guaranty as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 consolidated financial statements refers to a change in the method of accounting for debt and equity securities.

         With respect to the unaudited interim financial information for the periods ended March 31, 1997 and 1996, June 30, 1997 and 1996, and September 30, 1997 and 1996, incorporated by reference herein, KPMG Peat Marwick LLP has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Deposit Guaranty's quarterly reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Act.

         The consolidated financial statements of Victory Bancshares as of December 31, 1996 and 1995, and for each of the years in the two-year period ended December 31, 1996, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, also included herein, and upon the authority of said firm as experts in accounting and auditing.

                                                            OTHER MATTERS

         As of the date of this Proxy Statement/Prospectus, the Victory Bancshares Board knows of no matters which will be presented for consideration at the Meeting other than as set forth in the notice of such Meeting attached to this Proxy Statement/Prospectus. However, if any other matters shall come before the Meeting or any adjournment thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters, except that, with respect to shares voting against approval of the Merger Agreement, this discretionary authority will not be used to vote for adjournment of the meeting in order to permit further solicitation of proxies.


     INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
                  VICTORY BANCSHARES

                                                                                                             Page
Independent Auditors' Report                                                                                  F-2
Consolidated Balance Sheets at September 30, 1997 (unaudited) and December 31,
      1996 and 1995 (audited)                                                                                 F-3
Consolidated Statements of Income for the Nine Month Periods Ended September 30, 1997 and
      1996  (unaudited) and the Years Ended December 31, 1996 and 1995 (audited)                              F-4
Consolidated  Statements of  Stockholders'  Equity for the Nine Month Period
      Ended September 30, 1997  (unaudited)  and the Years Ended December 31,
      1996 and 1995 (audited)                                                                                 F-5
Consolidated  Statements  of Cash  Flows for the Nine Month  Periods  Ended
      September 30, 1997 and 1996 (unaudited) and the Years Ended December 31,
      1996 and 1995 (audited)                                                                                 F-6
Notes to Consolidated Financial Statements                                                                    F-7

Independent Auditors' Report


The Board of Directors
Victory Bancshares, Inc.:


We  have  audited  the  accompanying  consolidated  balance  sheets  of  Victory
Bancshares, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Victory Bancshares, Inc. and subsidiary at December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


KPMG Peat Marwick LLP


March 31, 1997
Memphis, Tennessee



                                      VICTORY BANCSHARES, INC. AND SUBSIDIARY

                                            Consolidated Balance Sheets



                                                                  (Unaudited)
                                                                 September 30,                  December 31,
                                 Assets                              1997                   1996          1995
                                 ------                              ----                   ----          ----

Cash and due from banks                                          $ 2,275,487             6,171,860       2,919,265
Held-to-maturity securities (fair value of $7,315,363 in 1997,
    $10,462,988 in 1996 and $16,497,696 in 1995) (note 2)          7,276,298            10,395,631      16,364,707
Available-for-sale securities (amortized cost of
    $8,017,980 in 1997 and $4,698,482 in 1996) (note 3)            8,037,522             4,705,963               -
Federal funds sold                                                         -             1,845,000       2,000,000
Stock in Federal Home Loan Bank                                    1,043,800               989,900         236,800
Loans receivable, net (notes 4, 6 and 10)                         93,483,167            84,609,898      58,460,776
Mortgage loans - held for sale                                     2,363,255             1,248,168         545,150
Premises and equipment, net (note 5)                               1,833,733             1,057,608         698,752
Deferred taxes (note 8)                                              436,256               437,157         275,000
Other assets                                                       1,139,176             1,122,259       1,165,243
                                                              --------------          ------------     -----------
                                                                $117,888,694           112,583,444      82,665,693
                                                                ============           ===========      ==========
                      Liabilities and Stockholders' Equity
Deposits:
    Demand:
       Non-interest bearing                                     $ 14,895,626            14,894,731      10,196,428
       Interest-bearing                                           26,313,742            28,868,142      18,830,165
    Other time (note 7)                                           58,174,206            53,768,908      38,745,011
                                                                ------------          ------------      ----------
                  Total deposits                                  99,383,574            97,531,781      67,771,604
Securities sold under agreement to repurchase                      1,629,452               588,401         161,940
Federal funds purchased                                            1,975,000                     -       4,500,000
Federal Home Loan Bank advances (note 6)                           5,027,994             5,415,200       2,289,192
Other liabilities                                                  1,271,208             1,360,162         798,446
                                                                ------------          ------------     -----------
                  Total liabilities                              109,287,228           104,895,544      75,521,182
                                                                 -----------           -----------      ----------
Stockholders' equity (note 12):
    Common stock, $1.00 par value.  Authorized 1,500,000
       shares; issued 824,446, 786,283 and 735,912 shares
       in 1997, 1996 and 1995, respectively                          824,446               786,283         735,912
    Paid-in capital                                                6,863,282             6,274,000       5,645,088
    Retained income                                                  984,335               824,525         877,057
    Unrealized gain on available-for-sale securities, net of tax       6,108                 4,638               -
    Treasury stock, at cost; 7,020, 18,445 and 12,213 shares
       in 1997, 1996 and 1995, respectively                          (76,705)             (201,546)       (113,546)
                                                                -------------       --------------    ------------
                  Total stockholders' equity                       8,601,466             7,687,900       7,144,511
                                                              --------------       ---------------   -------------
Commitments (notes 5 and 11)
                                                                $117,888,694           112,583,444      82,665,693
                                                                ============         =============    ============


See accompanying notes to consolidated financial statements.



                                      VICTORY BANCSHARES, INC. AND SUBSIDIARY

                                         Consolidated Statements of Income



                                                         (Unaudited)
                                                       Nine Months Ended                        Years Ended
                                                         September 30,                         December 31,
                                             ------------------------------              ------------------------
                                                   1997               1996                   1996          1995
                                                   ----               ----                   ----          ----
Interest income:
    Interest and fees on loans               $ 6,462,430          5,033,106               6,870,678      4,910,576
    Federal funds sold                            59,121             88,359                 144,327        139,982
    Investments - held-to-maturity:
       Taxable                                   409,239            676,576                 920,501      1,054,076
       Exempt from federal taxes                  28,196             34,135                  43,968         78,630
    Investments - available-for-sale             371,010            334,653                 362,869              -
                                                --------           --------               ---------   ------------
              Total interest income            7,329,996          6,166,829               8,342,343      6,183,264
                                               ---------          ---------               ---------      ---------
Interest expense:
    Deposits (note 7)                          3,211,710          2,920,559               3,999,258      3,013,110
    Other borrowed funds                         322,473            263,871                 366,936         93,658
                                               ---------          ---------               ---------     ----------
              Total interest expense           3,534,183          3,184,430               4,366,194      3,106,768
                                               ---------          ---------               ---------      ---------
              Net interest income              3,795,813          2,982,399               3,976,149      3,076,496
Provision for possible losses (note 4)           137,807            220,127                 354,742         77,634
                                             -----------         ----------               ---------     ----------
              Net interest income after
                 provision for possible
                 losses                        3,658,006          2,762,272               3,621,407      2,998,862
                                               ---------          ---------               ---------      ---------

Non-interest income:
    Service charges on deposit accounts          234,452            171,908                 243,432        200,365
    Gain (loss) on sale of investments
       (notes 2 and 3)                            (1,622)           (16,805)                (17,727)        12,148
    Other                                        285,210            176,447                 274,323         36,607
                                              ----------        -----------              ----------    -----------
              Total non-interest income          518,040            331,550                 500,028        249,120
                                              ----------          ---------              ----------     ----------
Non-interest expenses:
    Compensation, payroll taxes and benefits   1,736,346          1,364,344               1,639,165      1,021,499
    Occupancy expense                            274,781            195,575                 245,398        170,003
    Professional services                        111,941            108,725                 134,415        150,051
    Office supplies, postage and telephone       165,464            155,975                 222,458        138,670
    Advertising                                   35,671            120,707                 152,572        110,440
    Depreciation                                 159,967            157,129                 214,121        147,339
    Other                                        511,550            402,104                 586,275        485,261
                                              ----------         ----------              ----------     ----------
              Total non-interest expenses      2,995,720          2,504,559               3,194,404      2,223,263
                                               ---------          ---------               ---------      ---------
              Income before income taxes       1,180,326            589,263                 927,031      1,024,719
Income tax expense (note 8)                      445,416            211,460                 354,592        349,387
                                              ----------       ------------              ----------     ----------
              Net income                       $ 734,910            377,803                 572,439        675,332
                                               =========        ===========              ==========     ==========


See accompanying notes to consolidated financial statements.



                                      VICTORY BANCSHARES, INC. AND SUBSIDIARY

                                  Consolidated Statements of Stockholders' Equity

                                      Years ended December 31, 1996 and 1995
                               and Nine Months ended September 30, 1997 (unaudited)



                                                  Common stock          Paid-in   Retained   Unrealized   Treasury
                                              Shares     Amount         capital    income    gains, net    stock        Total
                                              ------     ------         -------    ------    ----------    -----        -----
Balances, December 31, 1994                  672,564     $672,564    4,941,700     815,618        -     (122,843)    6,307,039
Stock dividend (note 12)                      47,079       47,079      564,954    (613,893)       -            -        (1,860)
Issuance of common stock (note 12)            16,269       16,269      133,731           -        -            -       150,000
Reissuance of treasury stock (note 12)             -            -        4,703           -        -        9,297        14,000
Net income                                         -            -            -     675,332        -            -       675,332
                                        ------------  -----------   ----------  ---------- --------    ---------    ----------
Balances, December 31, 1995                  735,912      735,912    5,645,088     877,057        -     (113,546)    7,144,511
Stock dividend (note 12)                      44,371       44,371      578,692    (624,971)       -            -        (1,908)
Issuance of common stock (note 12)             6,000        6,000       50,220           -        -            -        56,220

Repurchase of treasury stock (note 12)             -            -            -           -        -      (88,000)      (88,000)
Net income                                         -            -            -     572,439        -            -       572,439
Change in market valuation of
    available-for-sale securities, net of tax      -             -           -           -    4,638            -         4,638
                                             ---------------------  ----------  ---------- --------    ---------  ------------
Balances, December 31, 1996                  786,283      786,283    6,274,000     824,525    4,638     (201,546)    7,687,900
Stock dividend                                38,163       38,163      534,276    (575,100)       -            -        (2,661)
Reissuance of treasury stock                       -            -       55,006           -        -      124,841       179,847
Net income                                         -            -            -     734,910        -            -       734,910
Change in market valuation of available-
   for-sale securities, net of tax                 -            -             -          -    1,470            -         1,470
                                        ------------  ------------------------- ----------   ------   ------------------------
Balances, September 30, 1997                 824,446     $824,446   $6,863,282    $984,335   $6,108     $(76,705)   $8,601,466
                                            ========    =========   ==========   =========   ======    ==========   ==========



See accompanying notes to consolidated financial statements.




                                      VICTORY BANCSHARES, INC. AND SUBSIDIARY

                                       Consolidated Statements of Cash Flows

                                                                     (Unaudited)
                                                                  Nine Months Ended               Years Ended
                                                                    September 30,                 December 31,
                                                              -------------------------        ---------------------
                                                                 1997           1996            1996        1995
                                                                 ----           ----            ----        ----
Net cash flows from operating activities:
    Net income                                                $ 734,910         377,803         572,439      675,332
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Loss (gain) on sales of investments                     1,622          16,805          17,727      (12,148)
          Amortization of goodwill                               13,389          13,389          17,852       17,852
          Depreciation of premises and equipment                159,967         157,129         214,121      147,339
          Provision for possible losses                         137,807         220,127         354,742       77,634
          Net accretion of premiums and discounts
              on securities                                     (59,534)        (61,784)        (55,689)     (27,002)
          Deferred income tax expense (benefit)                       -               -        (165,000)      26,000
          Net increase in mortgage loans held for sale       (1,115,087)     (1,344,984)       (703,018)    (545,150)
          Proceeds from the sale of other real estate           107,644               -               -            -
          Gain from the sale of other real estate               (52,384)              -               -            -
          Decrease (increase) in other assets                   148,299        (195,082)         25,132     (563,411)
          Decrease in deferred loan fees, net                    (6,975)        (45,373)        (91,268)      (8,034)
          Increase (decrease) in other liabilities              (88,954)        322,034         561,716      292,652
                                                             -----------    -----------    ------------   ----------
                Net cash provided (used) by operating
                activities                                      (19,296)       (539,936)        748,754       81,064
                                                               ---------  --------------   ------------  -----------

Cash flows from investing activities:
    Net decrease (increase) in federal funds sold             1,845,000       1,730,000         155,000   (2,000,000)
    Purchases of held-to-maturity securities                 (1,511,290)     (5,965,000)     (7,705,641) (11,474,408)
    Purchases of available-for-sale securities               (7,583,793)    (11,751,258)    (13,777,725)           -
    Maturities and calls of held-to-maturity securities       4,166,823       5,984,550      11,227,542    7,592,177
    Maturities and calls of available-for-sale securities     3,780,770               -       1,000,000            -
    Proceeds from sales of held-to-maturity securities          499,531       1,694,549       2,497,362    1,503,906
    Proceeds from sales of available-for-sale securities        496,016       3,598,871       8,067,018            -
    Net increase in loans                                    (9,237,966)    (16,049,022)    (26,412,596) (16,952,152)
    Capital expenditures                                       (936,092)       (547,470)       (572,977)    (213,817)
    Purchases of stock in Federal Home Loan Bank                (53,900)       (736,000)       (753,100)     (71,500)
                                                           -------------  --------------   ------------ ------------
                Net cash used in investing activities        (8,534,901)     (22,040,780)   (26,275,117) (21,615,794)
                                                            ------------     ------------    ----------   -----------


Cash flows from financing activities:
    Net increase in deposit accounts                          1,851,793      24,442,800      29,760,177   16,563,989
    Net (decrease) increase in federal funds purchased
          and securities sold under agreement to repurchase   3,016,051      (4,455,720)     (4,073,539)   3,086,940
    Cash paid for fractional shares on stock dividends           (2,661)         (1,908)         (1,908)      (1,860)
    Issuance of common stock                                          -          56,220          56,220      150,000
    Repurchase of treasury stock                                      -         (88,000)        (88,000)           -
    Reissuance of treasury stock                                179,847               -               -       14,000
    Federal Home Loan Bank advances                                   -       6,680,000       6,680,000    2,062,000
    Repayments of Federal Home Loan Bank advances              (387,206)     (1,427,485)     (3,553,992)    (231,939)
                                                                -------       ---------      ----------   ----------
                Net cash provided by financing activities     4,657,824      25,205,907      28,778,958   21,643,130
                                                            -----------      ----------      ----------   ----------
Net increase (decrease) in cash and due from banks           (3,896,373)      2,625,191       3,252,595      108,400
Cash and due from banks at beginning of year                  6,171,860       2,919,265       2,919,265    2,810,865
                                                            -----------     -----------     -----------  -----------
Cash and due from banks at end of year                       $2,275,487       5,544,456       6,171,860    2,919,265
                                                             ==========      ==========     ===========  ===========

See accompanying notes to consolidated financial statements.

                         VICTORY BANCSHARES, INC. AND SUBSIDIARY

                       Notes to Consolidated Financial Statements





                              December 31, 1996 and 1995



         (1)      Summary of Significant Accounting Policies

                  Basis of Presentation

                  The consolidated financial statements include the accounts of Victory Bancshares, Inc. (the Company) and its wholly-owned subsidiary, Victory Bank and Trust Company (the Bank). The Company is a one-bank holding company.

                  The consolidated financial statements of the Company are prepared in conformity with generally accepted accounting principles and prevailing practices within the banking industry. Management of the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and income and expenses for the periods reported. Actual results could differ significantly from these estimates. The Company is engaged in the business of banking and bank-related activities. The Bank is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory agencies. The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

                  All significant intercompany accounts and transactions have been eliminated in consolidation.

                  Securities

                  The Company classifies investment securities as either (1) held-to-maturity securities, (2) trading securities or (3) securities available-for-sale. If the Company has the ability and management has the positive intent to hold securities to maturity, they are classified as held-to- maturity and are recorded at cost adjusted for amortization of premiums and accretion of discounts. Securities bought and held principally for the purpose of selling them in the near term would be classified as trading securities and would be reported at fair value, with unrealized gains and losses included in earnings. Securities not classified as either held-to- maturity or trading securities are classified as securities available-for-sale and are recorded at fair value, with unrealized gains and losses excluded from earnings and reported net of tax as a separate component of stockholders' equity until realized.


                                                         (Continued)

                  VICTORY BANCSHARES, INC. AND SUBSIDIARY

                Notes to Consolidated Financial Statements

                  Gains or losses from the sale of securities are recorded using the specific identification method. Amortization of premiums and accretion of discounts are amortized using the interest method.

                  A decline in market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

                  Income Recognition on Loans

                  Loans are reported at the principal amount outstanding, net of unearned income and the allowance for possible losses. Management does not accrue interest on loans when it is determined that the borrower is unable to meet the contractual obligation or where interest or principal is 90 days or more past due, unless the loan is adequately secured and in process of collection. A loan may be designated as restructured when the rate of interest has been reduced because the borrower has experienced financial difficulties. Interest income on such loans is recognized at the reduced interest rate.

                  Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized using the interest method over the contractual life of the loans.

                  Use of Estimates

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period.

                  Allowance for Possible Losses

                  Provisions  for possible  losses on loans  receivable and real estate owned are charged to operations when the loss becomes probable based upon management's judgment. The provision for losses is based on management's evaluation of the loan portfolio. Factors considered in management's evaluation are current and anticipated future economic conditions, previous loan loss experience, industry concentrations, and the overall quality of the loan portfolio. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowances for losses on loans and real estate owned. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.


                                                         (Continued)

                    VICTORY BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                  Premises and Equipment

                  Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the initial term of the tenant lease.

                  Other Assets

                  Real estate acquired through foreclosure is recorded at the lower of cost or fair value less estimated selling costs. Costs of developing or improving properties are capitalized. Operating income or expenses are recognized when earned or incurred.

                  Income Taxes

                  The Company accounts for income taxes under the asset and liability method of SFAS No. 109, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                  Excess of Cost Over Fair Value of Net Assets Acquired

                  Excess of cost over fair value of net assets acquired is amortized on the straight-line method over 15 years.

                  Cash and Cash Equivalents

                  The Company considers cash equivalents to include all cash on hand, certificates of deposit with original maturities of three months or less and amounts due from banks.

                  The Company  paid  interest of  approximately  $4,024,000  and
         $2,778,000   during   1996  and  1995,   respectively,   and  taxes  of
         approximately $260,000 and $453,000, respectively.



                                                         (Continued)

                    VICTORY BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                  Benefit Plan

                  The Company has a 401(k) benefit plan for all employees who are 21 years or older and have at least six months of service. The Company matches 50% of contributions by employees up to a maximum of 6%. Employees become vested in employer contributions based on their length of service. During 1996 and 1995, the Company contributed $16,000 and $10,000, respectively, to the Plan.

                  Mortgages Held for Sale

                  Mortgages held for sale are recorded at lower of aggregate cost or market.

                  Reclassification

                  Certain 1995 amounts have been reclassified to conform to their 1996 presentation.

                  Interim Unaudited Financial Information

                  The accompanying interim unaudited financial information for the six month periods ended June 30, 1997 and 1996 has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly the results of the Company's operations and cash flows for the six month periods ended June 30, 1997 and 1996 have been included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

         (2)      Held-to-Maturity Securities

                  The   amortized    cost   and   estimated    fair   value   of
                  held-to-maturity securities by major security type at December 31, 1996 and 1995 are as follows:

                                                                                  1996
                                                                       Gross            Gross         Estimated
                                                      Amortized      unrealized       unrealized        fair
                                                       cost            gains           losses           value
            U.S. Treasury notes                   $  2,475,502         21,936               -          2,497,438
            U.S. Government agencies                 6,464,629         43,570           2,408          6,505,791
            Municipal securities                       975,341          2,114           3,567            973,888
            Mortgage-backed securities                 480,159          6,208             496            485,871
                                                  ------------        -------          ------       ------------
                                                   $10,395,631         73,828           6,471         10,462,988
                                                    ==========         ======           =====         ==========

                                                         (Continued)

              VICTORY BANCSHARES, INC. AND SUBSIDIARY

            Notes to Consolidated Financial Statements


                                                                                 1995
                                                                      Gross            Gross           Estimated
                                                     Amortized      unrealized       unrealized           fair
                                                       cost           gains           losses             value
                                                  ------------     -----------       ----------      -------------
            U.S. Treasury notes                   $  4,208,684         63,482             660          4,271,506
            U.S. Government agencies                 8,676,090         98,619          15,775          8,758,934
            Municipal securities                     1,575,258          2,151           6,081          1,571,328
            Mortgage-backed securities               1,904,675          9,165          17,912          1,895,928
                                                   -----------      ---------          ------        -----------
                                                   $16,364,707        173,417          40,428         16,497,696
                                                    ==========        =======          ======         ==========


            The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the rights to call or prepay obligations with or without call or prepayment penalties.
                                                              Estimated
                                             Amortized           fair
                                              cost              value
                                         --------------     -------------
  Due in less than 1 year                $  2,844,448        2,846,713
  Due after 1 year through 5 years          7,211,897        7,271,322
  Due after 5 years through 10 years          153,380          154,275
  Due after 10 years                          185,906          190,678
                                         ------------     ------------
                                         $ 10,395,631       10,462,988
                                         ============       ==========

                  Proceeds from maturities of held-to-maturity securities during 1996 and 1995 were approximately $11,228,000 and $7,592,000, respectively. Proceeds from sales of held-to- maturity securities were approximately $2,497,000 and $1,504,000 in 1996 and 1995, respectively. Gross gains of approximately $3,000 and $12,000, respectively, were recognized on the sale of securities during 1996 and 1995. All securities sold were within three months of maturity.

                  Securities with a book value of approximately $4,725,000 at December 31, 1996 were pledged to secure a repurchase agreement, a federal funds line of credit, public funds and Federal Home Loan Bank advances.



                                                         (Continued)

                     VICTORY BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

         (3)      Available-for-Sale Securities

                  The   amortized    cost   and   estimated    fair   value   of
                  available-for-sale   securities  by  major  security  type  at
                  December 31, 1996 is as follows:

                                                                              1996
                                                                      Gross            Gross            Estimated
                                                   Amortized       unrealized       unrealized            fair
                                                     cost            gains           losses               value
                                                   -----------       --------          ------         ----------
            U.S. Treasury notes                    $   496,342            508               -            496,850
            U.S. Government agencies                 3,493,941          8,244               -          3,502,185
            Mutual funds                               708,199              -           1,271            706,928
                                                    ----------        --------          -----         ----------
                                                    $4,698,482          8,752           1,271          4,705,963
                                                     =========          =====           =====          =========

            There were no available-for-sale securities at December 31, 1995.

            The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the rights to call or prepay obligations with or without call or prepayment penalties.

                                                         Estimated
                                        Amortized           fair
                                         cost              value
   Due after 1 year through 5 years    $3,990,283        3,999,035
                                        =========        =========

                  Proceeds from the sale of available-for-sale securities during 1996 were approximately $8,067,000. Gross losses of approximately $20,000 were recognized on the sale of securities during 1996.

                  Available-for-sale   securities   with   a   book   value   of
         approximately $496,000 at December 31, 1996 were pledged to secure a federal funds line of credit.






                                                         (Continued)

                    VICTORY BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

         (4)      Loans Receivable and Allowance for Possible Losses

                  Major categories of loans at December 31, 1996 and 1995 follow:

                                                      1996             1995
                                                      ----             ----
            Real estate                            $60,558,045       41,488,519
            Commercial                              17,963,365       14,175,835
            Installment                              7,173,682        3,642,384
                                                   -----------      -----------
                                                    85,695,092       59,306,738
            Less:
             Deferred loan origination fees            (14,918)        (106,186)
              Allowance for possible losses         (1,070,276)        (739,776)
                                                   ------------      -----------
                                                   $84,609,898       58,460,776
                                                   ============      ===========

                  The activity in the allowance for possible losses during 1996 and 1995 was as follows:

                                                              Loans
                                                       1996          1995
                                                       ----          ----
                  Balance at beginning of period $   739,776       677,086
                  Provision for possible losses      354,742        77,634
                  Charge-offs                        (27,742)      (15,444)
                  Recoveries                           3,500           500
                                                 -----------    ----------
                  Balance at end of period        $1,070,276       739,776
                                                   =========       =======

               Non-accrual loans totaled approximately $179,000 and $175,000 at December 31, 1996 and 1995, respectively. Interest income not recognized by the Company on non-accrual loans approximated $8,000 and $10,000 at December 31, 1996 and 1995, respectively.

               The recorded investment in loans considered impaired at December 31, 1996 and 1995, under Statement of Financial Accounting Standards
         (SFAS) No. 114 was $179,000 and $105,000 with a valuation reserve of $2,238 and $1,313, respectively. Interest income of approximately $8,000 and $6,000 was recognized on these impaired loans in 1996 and 1995, respectively. There were no impaired loans without an allowance at December 31, 1996 or 1995.



                                                         (Continued)

                 VICTORY BANCSHARES, INC. AND SUBSIDIARY

               Notes to Consolidated Financial Statements

         (5)   Premises and Equipment

               Premises and equipment at December 31, 1996 and 1995 are as follows:

                                                         1996         1995
                                                         ----         ----
                Leasehold improvements             $   626,110      347,449
                Furniture, fixtures and equipment    1,250,838      928,059
                Automobiles                             22,000            -
                Construction in progress                   260       50,697
                                                   -----------  -----------
                                                     1,899,208    1,326,205
                Less accumulated depreciation
                 and amortization                     (841,600)    (627,453)
                                                    -----------   ----------
                                                    $1,057,608      698,752
                                                    ===========   ==========

                  The Company rents, from related parties, branch and office facilities under operating lease arrangements. Rent expense was approximately $238,000 and $165,000 for the years ended December 31, 1996 and 1995, respectively. Approximate future minimum rental commitments for operating leases with renewal options as of December 31, 1996, are as follows:

                       1997                    $ 264,412
                       1998                      262,263
                       1999                      264,321
                       2000                      259,844
                       2001 and thereafter     1,084,097
                                              ----------
                                              $2,134,937
                                              ==========

         (6)      Federal Home Loan Bank Advances

                  The Company has entered into a blanket floating lien security agreement with the Federal Home Loan Bank. Under the terms of this agreement, the Company is required to maintain unencumbered, qualifying first mortgage loans in the amount equal to the book value for current outstanding advances, letters of credit and other credit products from the Federal Home Loan Bank.



                                                         (Continued)

           VICTORY BANCSHARES, INC. AND SUBSIDIARY

         Notes to Consolidated Financial Statements

         At December 31, 1996, the following FHLB fixed term advances were repayable in monthly installments as follows:

      Final                          Interest
    due date                          rate            Amount
    --------                         ------           ------
       1997                          6.15%        $   45,000
       1998                      4.25% - 6.25%       329,560
       1999                          6.0%             88,058
       2000                      6.05% - 6.35%       841,887
2001 and thereafter              5.60% - 7.30%     4,110,695
                                                   ---------
                                                  $5,415,200
                                                  ==========

         (7)      Deposits

                  Interest expense relating to certificate and other time deposits of $100,000 or more totaled approximately $806,000 and $640,000 for the years ended December 31, 1996 and 1995, respectively.

                  For time deposits with a remaining maturity of more than one year at December 31, 1996, the aggregate amount of maturities for each of the following four years is presented in the following table.

               Maturing in                     Amount
                       1998                $  6,745,626
                       1999                   1,408,306
                       2000                   2,831,564
                       2001                     811,237
                       2002 and thereafter       41,658
                                           ------------
                   Total                   $ 11,838,391
                                           ============




                                                         (Continued)

                   VICTORY BANCSHARES, INC. AND SUBSIDIARY

                 Notes to Consolidated Financial Statements

         (8)      Income Taxes

                  Income tax expense for the years ended December 31, 1996 and 1995 consists of:

                                                         1996              1995
                                                         ----              ----
                     Current:
                              Federal                  $440,592          263,387
                              State                      79,000           60,000
                                                       --------         --------
                     Total current                      519,592          323,387
                     Deferred:
                              Federal                  (148,000)          23,000
                              State                     (17,000)           3,000
                                                        --------       ---------
                     Total income tax expense          $354,592          349,387
                                                       =========       =========

                      Income tax expense for the years ended December 31, 1996 and 1995 differed from the amounts computed by applying the U.S. federal income tax rate of 34% as a result of the following:

                                                              1996       1995
                                                              ----       ----
             Computed "expected" tax expense                $315,191   348,404
             Increase (reduction) in income taxes
               resulting from:
                   Tax exempt income                      (11,205)     (26,734)
                   State income taxes, net of federal
                         income tax benefit                36,710       40,579
                   Amortization of goodwill                 6,070        6,070
                   Other, net                               7,826      (18,932)
                                                         --------     --------
                                                         $354,592      349,387
                                                         ========     ========



                                                         (Continued)

                     VICTORY BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 and 1995 are presented below:

                                                           1996      1995
                                                           ----      ----
Deferred tax assets:
     Loans, principally due to allowance for possible
        losses and interest income recognition         $440,000    313,000
     Accrued interest payable due to cash basis
        reporting for income tax purposes               367,000    237,000
     Other liabilities due to cash basis reporting
        for income tax purposes                          42,000     65,000
     Other                                               15,000     10,000
                                                       --------    -------
             Total gross deferred tax assets            864,000    625,000
     Less valuation allowance                                 -          -
                                                       --------    -------
             Net deferred tax assets                    864,000    625,000
                                                       --------    -------
Deferred tax liabilities:
     Investments, principally due to discount
        accretion and stock dividends deferred for
        tax purposes                                    (79,000)   (38,000)
     Accrued interest receivable due to cash basis
        reporting for income tax purposes              (286,000)  (254,000)
     Unrealized gains on available-for-sale
        securities                                       (2,843)         -
     Other assets due to cash basis reporting
        for income tax purposes                         (59,000)   (58,000)
                                                       --------    --------
              Total deferred tax liabilities           (426,843)  (350,000)
                                                       ---------   --------
              Net deferred tax asset                   $437,157    275,000
                                                       ========    ========


         (9)               Fair Value of Financial Instruments

                           SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments.



                                                         (Continued)

                            VICTORY BANCSHARES, INC. AND SUBSIDIARY

                          Notes to Consolidated Financial Statements

         Securities

                           The carrying amounts for short-term cash equivalents approximate fair value because of their short-term maturity (90 days or less). The fair value of most longer-term securities is estimated based on market prices or dealer quotes. See notes 2 and 3, Securities, for fair values.

                           Loans

                           Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as real estate, commercial and installment. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

                           The following table presents information for loans, as classified on the Call Report, at December 31, 1996 and 1995:

                                      1996                        1995
                                      ----                        ----
                               Book           Fair         Book           Fair
                               value          value        value          value
                                   (in thousands)             (in thousands)
                               ---------------------       ---------------------
    Commercial                 $15,706       15,662         17,298       17,505
    Consumer and installment     8,479        8,431          3,672        3,811
    Real estate                 62,488       62,210         38,355       38,774
                                ------       ------         ------       ------
    Total                      $86,673       86,303         59,325       60,009
                               =======       ======         ======       ======

                  Average maturity represents the expected average cash flow period, which in some instances is different than the stated maturity. Management has made estimates of fair value discount rates that is believed to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented above would be indicative of the value negotiated in an actual sale. New loan rates were used as the discount rate on new loans of the same type, credit quality and maturity. For lower graded loans, the discount rate was based on yields of bonds of similar credit risk and maturity.



                                                         (Continued)

                   VICTORY BANCSHARES, INC. AND SUBSIDIARY

                 Notes to Consolidated Financial Statements

         Deposit Liabilities

                  Under SFAS No. 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand as of December 31, 1996 and 1995. The fair value of fixed-rate certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar maturities. The following presents information for certificates of deposit at December 31, 1996 and 1995:

                                          1996                       1995
                                          ----                       ----
                               Carrying         Fair       Carrying        Fair
                                value           value        value         value
                               ----------------------      ---------------------
                                    (in thousands              (in thousands)

        Certificates of deposit $59,302       59,824         38,745       39,238
                                 ======       ======         ======       ======

         (10)     Related Party Transactions

                  The Company has had, and expects in the future to continue to have in the ordinary course of business, lending transactions with directors and executive officers of the Company and their affiliates. Management believes these transactions are made on substantially the same terms as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility or present any other unfavorable features.

                  Loans totaling approximately $1,786,000 and $1,836,000 were outstanding to directors, executive officers, or parties and businesses deemed to be related to them at December 31, 1996 and 1995, respectively. Management believes that these loans were made in the ordinary course of business.

                  The Company leases branch and office facilities from related parties. See note 5.

         (11)     Financial Instruments with Off-Balance-Sheet Risk

                  The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rates risk in excess of the amount recognized in the statement of financial position.



                                                         (Continued)

                     VICTORY BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Financial instruments whose contract amounts represent credit risk as of December 31, 1996 were as follows:

        Commitments to extend credit                   $16,560,296
        Standby letters of credit and financial
         guarantees written                              1,047,909

                           Commitments  to extend credit are  agreements to lend
         to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payments of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

                           Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary.

         (12)              Stockholders' Equity

                           In April 1996, the Company issued a 6% stock dividend to all stockholders of record as of April 1, 1996. Based on the number of common shares outstanding on the record date, the Company issued 44,371 new shares.

                           In March 1996, the Company issued 6,000 new common shares to an officer at a cost of $56,220. Also in September 1996, the Company repurchased 5,500 of treasury shares at a cost of $88,000, from a former officer.


                                                         (Continued)

                 VICTORY BANCSHARES, INC. AND SUBSIDIARY

               Notes to Consolidated Financial Statements

         In March 1995, the Company issued a 7% stock dividend to all stockholders of record as of March 16, 1995. Based on the number of common shares outstanding on the record date, the Company issued 47,079 new shares.

                           In July 1995, the Company issued 16,269 of new common shares to an officer at a cost of $150,000. Also, in December 1995, the Company reissued 1,000 shares of treasury stock at a cost of $14,000, to a Director.

                           Dividends to shareholders, other than stock dividends, are provided from dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of the agencies which regulate the Bank. The Company did not pay nor declare cash dividends in 1996 or 1995.

         (13)              Deferred Compensation

                           Two key employees of the Company have been granted 12,000 stock appreciation rights (SARs) under a deferred compensation plan. SARs granted were 12,000 in 1996 and 8,120 in 1995. All SARs granted have been at book value at the date of grant and vest over a three to six year period. The Company recorded compensation expense of $3,720 and $1,000 in 1996 and 1995, respectively.

         (14)              Regulatory Matters

                           The Company is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off- balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by the Federal Reserve Board
         (FRB) to ensure capital adequacy require the Company to maintain minimum capital amounts and ratios (risk-based capital ratios). All banking companies are required to have core capital (Tier 1) of at least 4% of risk-weighted assets, total capital of at least 8% of risk-weighted assets and a minimum Tier 1 leverage ratio of 3% of adjusted average assets. The regulations also define adequately capitalized levels of Tier 1, total capital and Tier 1 leverage as 4%, 8% and 4%, respectively. The Company had Tier 1, total capital and leverage above the adequately capitalized levels at December 31, 1996 and 1995, respectively, as set forth in the following table.

                                                         (Continued)

                     VICTORY BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                                     1996                         1995
                                     ----                         ----
                                Amount       Ratio        Amount          Ratio
                             ----------      ------      ---------        ------
   Tier 1 leverage capital   $7,580,000       7.0%       7,126,000         9.2%
   Tier 1 risk-based capital  7,580,000       8.2%       7,126,000        10.2%
   Total risk-based capital   8,651,000       9.3%       7,866,000        11.3%


                       (Continued)

                                                     EXHIBIT A












                                           AGREEMENT AND PLAN OF MERGER

                                                   By and Among

                                              DEPOSIT GUARANTY CORP.,

                                          DEPOSIT GUARANTY NATIONAL BANK

                                             VICTORY BANCSHARES, INC.

                                                        And

                                          VICTORY BANK AND TRUST COMPANY



                                                 Table of Contents


Article I.        THE HOLDING COMPANY MERGER....................................................................A-1
                  1.01     Holding Company Merger...............................................................A-1
                  1.02     Effective Date of the Holding Company Merger.........................................A-1
                  1.03     Effect of the Holding Company Merger.................................................A-1
                  1.04     Additional Actions...................................................................A-1
                  1.05     Conversion of Victory Shares.........................................................A-1
                  1.06     Exchange of Shares...................................................................A-2
                  1.07     DGC to Make Shares Available.........................................................A-3
                  1.08     Shares of DGC........................................................................A-3
                  1.09     Tax Consequences.....................................................................A-3

Article II.       THE BANK MERGER...............................................................................A-3
                  2.01     The Bank Merger......................................................................A-3

Article III.      REPRESENTATIONS AND WARRANTIES OF
                  VICTORY BANK AND VICTORY .....................................................................A-4
                  3.01     Corporate Organization...............................................................A-4
                  3.02     Capitalization.......................................................................A-4
                  3.03     Investments; No Subsidiaries.........................................................A-4
                  3.04     Loan Portfolio.......................................................................A-4
                  3.05     Authority; No Violation..............................................................A-5
                  3.06     Consents and Approvals...............................................................A-5
                  3.07     Financial Statements.................................................................A-5
                  3.08     Brokers and Finders..................................................................A-6
                  3.09     Title to Properties; Encumbrances....................................................A-6
                  3.10     No Undisclosed Liabilities...........................................................A-6
                  3.11     Absence of Certain Changes or Events.................................................A-6
                  3.12     Leases...............................................................................A-8
                  3.13     Trademarks; Trade Names..............................................................A-8
                  3.14     Compliance with Applicable Law.......................................................A-8
                  3.15     Absence of Questionable Payments.....................................................A-8
                  3.16     Insurance............................................................................A-8
                  3.17     Powers of Attorney; Guarantees.......................................................A-9
                  3.18     Tax Matters..........................................................................A-9
                  3.19     Benefit and Employee Matters.........................................................A-9
                  3.20     Material Contracts; No Default......................................................A-10
                  3.21     Disclosure..........................................................................A-11
                  3.22     Litigation..........................................................................A-11
                  3.23     Environmental Matters...............................................................A-11
                  3.24     Contract Termination Provisions.....................................................A-12

Article IV.       REPRESENTATIONS AND WARRANTIES OF DGC AND DGNB...............................................A-12
                  4.01     Corporate Organization..............................................................A-12
                  4.02     Capitalization......................................................................A-12
                  4.03     Authority; No Violation.............................................................A-13
                  4.04     Consents and Approvals..............................................................A-13
                  4.05     Legality of DGC Common Stock........................................................A-13
                  4.06     SEC Documents; Financial Statements.................................................A-13
                  4.07     Compliance with Applicable Law......................................................A-14
                  4.08     Brokers and Finders.................................................................A-14
                  4.09     Disclosure..........................................................................A-14

Article V.        COVENANTS OF THE PARTIES.....................................................................A-14
                  5.01     Conduct of Business.................................................................A-14


                                                         i




                  5.02     Limitation on Actions...............................................................A-15
                  5.03     Current Information.................................................................A-15
                  5.04     Due Diligence; Access to Properties and Records; Confidentiality....................A-15
                  5.05     Interim Financial Statements........................................................A-16
                  5.06     Regulatory Matters..................................................................A-16
                  5.07     Approval of Shareholders............................................................A-17
                  5.08     Compliance with SEC Rules 144 and 145...............................................A-17
                  5.09     Further Assurances..................................................................A-17
                  5.10     Public Announcements................................................................A-17
                  5.11     Benefits............................................................................A-17
                  5.12     Indemnification.....................................................................A-17
                  5.13     Listing Application.................................................................A-18
                  5.14     Reports of DGC......................................................................A-18
                  5.15     Schedules...........................................................................A-18

Article VI.       CLOSING CONDITIONS...........................................................................A-18
                  6.01     Conditions to Each Party's Obligations under this Agreement.........................A-18
                  6.02     Conditions to the Obligations of DGC and DGNB under this Agreement..................A-19
                  6.03     Conditions to the Obligations of Victory Bank and Victory under this Agreement......A-20

Article VII.      CLOSING......................................................................................A-22
                  7.01     Time and Place......................................................................A-22
                  7.02     Deliveries at the Closing...........................................................A-23

Article VIII.     TERMINATION..................................................................................A-23
                  8.01     Termination.........................................................................A-23
                  8.02     Effect of Termination...............................................................A-23

Article IX.       MISCELLANEOUS................................................................................A-23
                  9.01     Expenses............................................................................A-23
                  9.02     Notices.............................................................................A-24
                  9.03     Parties in Interest.................................................................A-24
                  9.04     Amendment, Extension and Waiver.....................................................A-24
                  9.05     Complete Agreement..................................................................A-25
                  9.06     Non-Survival of Representations and Warranties......................................A-25
                  9.07     Counterparts........................................................................A-25
                  9.08     Governing Law.......................................................................A-25
                  9.09     Headings............................................................................A-25



                                           AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 24, 1997, by and among Victory Bancshares, Inc. ("Victory"), a corporation organized under the laws of the State of Tennessee, and its wholly-owned subsidiary Victory Bank and Trust Company ("Victory Bank"), a state banking corporation organized under the laws of Tennessee, and Deposit Guaranty Corp. ("DGC"), a corporation organized under the laws of the State of Mississippi and DGC's wholly-owned subsidiary Deposit Guaranty National Bank ("DGNB"), a banking association organized under the laws of the United States, each acting pursuant to a resolution of its Board of Directors.

         In consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties agree that Victory shall be merged into DGC (the "Holding Company Merger") on the terms and subject to the conditions set forth in this Agreement.

                                                    Article I.

                                            THE HOLDING COMPANY MERGER

         1.01 Holding Company Merger. In accordance with the applicable provisions of the Tennessee Business Corporation Law ("TBCL") and the Mississippi Business Corporation Law ("MBCL"), Victory shall be merged with and into DGC pursuant to a certificate of merger and articles of merger substantially in the form attached as Exhibit A and Exhibit B, respectively, and executed and acknowledged in the manner required by law; the separate existence of Victory shall cease; and DGC shall be the corporation surviving the Holding Company Merger.

         1.02 Effective Date of the Holding Company Merger. The Holding Company Merger shall become effective on the date (the "Effective Date") set forth in the certificate of merger or articles of merger filed in the office of the Secretary of the State of Mississippi and Tennessee, respectively.

         1.03 Effect of the Holding Company Merger. On the Effective Date, (i) the separate existence of Victory shall cease and Victory shall be merged with and into DGC, (ii) DGC shall continue to possess all of the rights, privileges and franchises possessed by it and shall, on the Effective Date, become vested with and possess all rights, privileges and franchises possessed by Victory,
(iii) DGC shall be responsible for all of the liabilities and obligations of Victory in the same manner as if DGC had itself incurred such liabilities or obligations, and the Holding Company Merger shall not affect or impair the rights of the creditors or of any persons dealing with Victory, (iv) the Holding Company Merger will not of itself cause a change, alteration or amendment to the Articles of Incorporation or the Bylaws of DGC, (v) the Holding Company Merger will not of itself affect the tenure in office of any officer or director of DGC and no such person will succeed to such positions solely by virtue of the Holding Company Merger, and (vi) the Holding Company Merger shall, from and after the Effective Date, have all the effects provided by applicable Mississippi law.

         1.04 Additional Actions. If, at any time after the Effective Date, DGC shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in DGC, title to or the possession of any property or right of Victory acquired or to be acquired by reason of, or as a result of, the Holding Company Merger, or (ii) otherwise to carry out the purposes of this Agreement, Victory and its proper officers and directors shall be deemed to have granted to DGC an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in DGC and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of DGC are fully authorized in the name of Victory to take any and all such action.

         1.05 Conversion of Victory Shares. Each share of common stock, $1.00 par value, of Victory (the "Victory Common Stock") issued and outstanding immediately prior to the Effective Date other than shares of Victory Common Stock owned by stockholders who, pursuant to the provisions of Sections 48-23-201 et. seq. of the TBCL, perfect dissenters' rights ("Dissenting Shares"), shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the number of shares of common stock, no par value, of DGC (the "DGC Common Stock") equal to the Exchange Ratio, as defined below, subject to adjustment as provided herein and, in respect of fractional shares, subject to
Section 1.06 hereof. The "Exchange Ratio" shall be determined as follows:

         (a) In the event the Average Market Price of DGC Common Stock is in the range from $29.74 per share to $34.92 per share the Exchange Ratio shall be determined by dividing 773,275 by the total number of shares of Victory Common Stock outstanding.

         (b) In the event the Average Market Price of DGC Common Stock is less than $29.74 per share and greater than $28.45 the Exchange Ratio shall be determined by dividing $23,000,000 by the Average Market Price and then dividing the result by the total number of shares of Victory Common Stock outstanding.

         (c) In the event the Average Market Price of DGC Common Stock is greater than $34.92 per share and less than $36.21 the Exchange Ratio shall be determined by dividing $27,000,000 by the Average Market Price and then dividing the result by the total number of shares of Victory Common Stock outstanding.

         (d) In the event the Average Market Price of DGC Common Stock is $36.21 per share or greater the Exchange Ratio shall be determined by dividing 745,650 by the total number of shares of Victory Common Stock outstanding.

         (e) In the event the Average Market Price of DGC Common Stock is $28.45 per share or less the Exchange Ratio shall be determined by dividing 808,435 by the total number of shares of Victory Common Stock outstanding.

         As used in this Section, the term "Average Market Price" of DGC Common Stock shall be the average of the closing per share trading prices of DGC Common Stock as reported by the New York Stock Exchange on the New York Stock Exchange composite transactions tape (adjusted for any stock split or similar transaction) on the twenty (20) consecutive trading days ending on the third business day prior to the Effective Date.

         Subsequent to the date of this Agreement but prior to the Effective Date and subject to the provisions of Section 6.03(g) herein, if the outstanding shares of DGC Common Stock shall be increased, decreased, changed into or exchanged for a different number or class of shares by reason of any reclassification, recapitalization, stock split or reverse stock split, split-up or if a stock dividend thereon shall be declared with a record date within such period, or by reason of a combination or exchange of share in a transaction in which DGC is effectively acquired, or other like changes in DGC's capitalization shall have occurred, the terms and provision of this Section 1.05 shall be adjusted accordingly. This paragraph does not apply to a transaction in which DGC or one of its subsidiaries is effectively the acquiring entity.

         1.06 Exchange of Shares. (a) As soon as practicable after the Effective Date, DGNB, acting as exchange agent (the "Exchange Agent"), shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Date represented issued and outstanding shares of Victory Common Stock (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing DGC Common Stock. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of DGC Common Stock to which such holder of Victory Common Stock shall have become entitled pursuant to the provisions hereof, and the Certificate so surrendered shall forthwith be canceled. Lost Certificates shall be treated in accordance with the existing procedures of Victory.

         (b) No dividends or other distributions declared after the Effective Date with respect to DGC Common Stock and payable to the holders of record thereof after the Effective Date shall be paid to the holder of any
unsurrendered   Certificate  until  the  holder  thereof  shall  surrender  such
Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of DGC Common Stock into which the shares represented by such certificate have been converted.

         (c) If any certificate representing shares of DGC Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of DGC Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (d) After the Effective Date there shall be no transfers on the stock transfer books of Victory of the shares of Victory Common Stock which are outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Certificates representing shares of DGC Common Stock as provided herein.

         (e) No certificates or scrip representing fractional shares of DGC Common Stock shall be issued upon the surrender for exchange of such Certificates, no dividend or distribution with respect to DGC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of DGC. In lieu of any such fractional share, DGC shall pay to each former stockholder of Victory who otherwise would be entitled to receive a fractional share of DGC Common Stock an amount in cash determined by multiplying
(i) the closing price of DGC Common Stock on the trading day immediately preceding the Effective Date as quoted on the New York Stock Exchange, by (ii) the fraction of a share of DGC Common Stock to which such holder would otherwise be entitled.

         1.07 DGC to Make Shares Available. DGC shall make available a sufficient number of shares for conversion and exchange in accordance with
Section 1.05, by transferring such shares to the Exchange Agent for the benefit of the stockholders of Victory.

         1.08 Shares of DGC. The shares of capital stock of DGC Common Stock outstanding immediately prior to the Effective Date shall not be changed or converted by virtue of the Holding Company Merger.

         1.09 Tax Consequences. It is intended that the Holding Company Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" within the meaning of
Section 368 of the Code.

                                                    Article II.

                                                  THE BANK MERGER

         2.01 The Bank Merger. Immediately following the execution and delivery of this Agreement, Victory Bank and DGNB intend to enter into a merger agreement providing that on the Effective Date immediately following the consummation of the Holding Company Merger, Victory Bank shall be merged with and into DGNB (the "Bank Merger") under the Articles of Association of DGNB, as amended, existing under Charter No. 13648, pursuant to the provisions of, and with the effect provided in, 12 U.S.C ss.215a-1, 12 U.S.C ss.1831u and 12 U.S.C ss.1828(c) and the Tennessee Banking Act ("TBA").

                                                   Article III.

                                         REPRESENTATIONS AND WARRANTIES OF
                                             VICTORY BANK AND VICTORY

         As of the date hereof and as of the Effective Date, Victory Bank and Victory hereby make the following representations and warranties to DGC and
DGNB:

         3.01 Corporate Organization. (a) Victory Bank is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Victory Bank has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

         (b) Victory is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Victory has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

         3.02 Capitalization. (a) The authorized capital stock of Victory Bank consists of 1,000,000 shares of common stock, $1.00 par value (the "Victory Bank Common Stock"). At the close of business on August 31, 1997, there were 230,271 shares of Victory Bank Common Stock issued and outstanding and no shares held in Victory Bank's treasury. All issued and outstanding shares of Victory Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. Victory Bank has not issued any additional shares of Victory Bank Common Stock since December 31, 1996, and does not have and is not bound by any outstanding subscription, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Victory Bank Common Stock or any security representing the right to purchase or otherwise receive any Victory Bank Common Stock. Victory has good, valid and marketable title to, the Victory Bank Common Stock, and on the Effective Date the same will be free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever.

         (b) The authorized capital stock of Victory consists of 1,500,000 shares of Victory Common Stock. At the close of business on August 31, 1997, there were 817,419 shares of Victory Common Stock issued and outstanding and 8,200 shares held in Victory's treasury. Except as set forth on Schedule 3.02 hereto, all issued and outstanding shares of Victory Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. Except as set forth on Schedule 3.02 hereof, Victory has not issued any additional shares of Victory Common Stock since August 31, 1997, and does not have and is not bound by any outstanding subscription, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Victory Common Stock or any security representing the right to purchase or otherwise receive any Victory Common Stock.

         3.03 Investments; No Subsidiaries. The "Victory Consolidated Group," as such term is used in this Agreement, consists of Victory and Victory Bank. Except as set forth on Schedule 3.03 hereof, neither Victory Bank nor Victory has any active or inactive subsidiaries or equity interest or other investment, direct or indirect, in any corporation, partnership, joint venture or other entity except for such equity interest or other investment which Victory Bank may have acquired as a result of foreclosure and is as of the date hereof holding subject to sale.

         3.04 Loan Portfolio. All loans, discounts and financing leases (in which any member of the Victory Consolidated Group is lessor) reflected on the Victory Latest Balance Sheet (as defined in Section 3.07) (a) were, at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of the Victory Consolidated Group, (b) are evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured by valid liens and security interests which have been perfected. Set forth in Schedule 3.04 hereto is a true and complete list of all real property in which Victory Bank has an interest as creditor or mortgagee in an amount greater than $50,000. Except as set forth in Schedule 3.04 hereto, there are no outstanding loans held by Victory Bank with an unpaid balance of $50,000 or more in which a material default has occurred and is continuing on the date hereof. A material default for purposes of this Section 3.04 includes, without limitation, the failure to pay indebtedness or an installment thereof more than sixty (60) days after it is due and payable.

         3.05 Authority; No Violation. (a) Each of Victory Bank and Victory has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Victory Bank have been duly and validly approved by the Board of Directors of Victory Bank, and, except for approval by Victory as the sole shareholder of Victory Bank, no other corporate proceedings on the part of Victory Bank are necessary to consummate the transactions so contemplated. The Board of Directors of Victory has duly and validly approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery of this Agreement by Victory, and, except for the approval of this Agreement by its shareholders, no other corporate proceedings on the part of Victory are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Victory Bank and Victory and constitutes a valid and binding obligation of Victory Bank and of Victory enforceable against each in accordance with its terms, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles.

         (b) Neither the execution and delivery of this Agreement by Victory or Victory Bank nor the consummation by Victory or Victory Bank of the transactions contemplated hereby, nor compliance by Victory or Victory Bank with any of the provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Victory, or the Articles of Incorporation or Bylaws of Victory Bank, (ii) to the best knowledge of Victory and Victory Bank violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Victory or Victory Bank, or any of their subsidiaries or any of their respective properties or assets, or (iii) to the best knowledge of Victory or Victory Bank, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Victory and Victory Bank, or any of their subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Victory or Victory Bank, or any of their respective subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such conflicts, breaches or defaults which either individually or in the aggregate will not have a material adverse effect on the business, operations, properties, assets or financial condition of Victory or Victory Bank.

         3.06 Consents and Approvals. No permit, consent, approval or authorization of, or declaration, filing or registration with, any public body or authority, or to the knowledge of Victory Bank and Victory, any third party is necessary in connection with (i) the execution and delivery by Victory Bank or Victory of this Agreement, or (ii) the consummation by Victory or Victory Bank of the Holding Company Merger and the other transactions contemplated hereby, except for the approval of: (a) the prior approval of the Office of the Comptroller of the Currency (the "OCC"); (b) the required filings with the Commissioner of the Tennessee Department of Financial Institutions (the "Commissioner"); (c) the prior approval of the Federal Reserve Board, unless an exemption from such approval is obtained; (d) the filing of a registration statement with the Securities and Exchange Commission (the "SEC"); (e) any required Blue Sky filings (the "Governmental Approvals") and (f) the approval of the shareholders of Victory.

         3.07 Financial Statements. (a) Victory has previously delivered to DGC and DGNB copies of the consolidated balance sheets of Victory as of June 30, 1997 and for each of the three fiscal years 1994 through 1996, inclusive, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the periods then ended (the "Victory Financial Statements"). The financial statements for the fiscal years 1994 through 1996 have been audited by KPMG Peat Marwick LLP, certified public accountants, whose report accompanies such financial statements. The June 30, 1997, consolidated balance sheet of Victory (the "Victory Latest Balance Sheet") (including the related notes, where applicable) fairly presents the consolidated financial position of Victory and its subsidiaries as of the date thereof, and the other financial statements referred to herein (including the related notes, where applicable) fairly present the results of the consolidated operations, changes in shareholders' equity and cash flows of Victory and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth.

         (b) Each of the financial statements above is true and correct in all material respects, and has been prepared in accordance with generally accepted accounting principles applied on a basis consistent with other periods, except as otherwise noted.

         3.08 Brokers and Finders. Neither Victory Bank, Victory nor any of their officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

         3.09 Title to Properties; Encumbrances. Except as set forth in Schedule
3.09 hereto, Victory Bank and Victory have good, valid and marketable title to, or a valid leasehold interest in, (a) all their real properties and (b) all other properties and assets reflected in the Victory Latest Balance Sheet, other than any of such properties or assets which have been sold or otherwise disposed of since the date of the Victory Latest Balance Sheet in the ordinary course of business and consistent with past practice. Except as set forth in Schedule 3.09 hereto, all of such properties and assets are free and clear of all title defects, mortgages, pledges, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, including, without limitation, leases, options to purchase, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, and are not, in the case of real property, subject to any easements, building use restrictions, exceptions, reservations or limitations of any nature whatsoever, except, with respect to all such properties and assets, liens for current taxes and assessments not in default, minor imperfections of title, and encumbrances, if any, which have arisen in the ordinary course of business, which are not substantial in character, amount or extent and which do not detract from the value of or interfere with the present or contemplated use of any of the properties subject thereto or affected thereby or otherwise impair the business operations conducted or contemplated by Victory Bank or Victory. All personal property material to the business, operations or financial condition of Victory Bank or Victory, and all buildings, structures and fixtures used by Victory Bank or Victory in the conduct of their businesses, are in good operating condition and repair. Except as set forth in Schedule 3.09 hereto, neither Victory Bank nor Victory has received any notification of any violation (which has not been cured) of any building, zoning or other law, ordinance or regulation in respect of such property or structures or Victory Bank's or Victory's use thereof.

         3.10 No Undisclosed Liabilities. Except as set forth in Schedule 3.10 hereto, as of the date hereof neither Victory Bank nor Victory has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due), except liabilities and obligations (i) fully reflected or reserved against in the Victory Latest Balance Sheet or disclosed in the notes thereto or (ii) incurred since the date of the Victory Latest Balance Sheet in the ordinary course of business and consistent with past practice, which liabilities or obligations are, individually or in the aggregate, material to Victory and Victory Bank on a consolidated basis.

         3.11 Absence of Certain Changes or Events. (a) Except as set forth in Schedule 3.11 hereto, since the date of the Victory Latest Balance Sheet, there has not been:

         i) any material adverse change in the business, operations, properties, assets or financial condition of Victory Bank or Victory, or any event which has had or will have a material adverse effect on any of the foregoing;

         ii) any loss, damage, destruction or other casualty materially and adversely affecting any of the properties, assets or business of Victory Bank or Victory or any of their subsidiaries (whether or not covered by insurance);

         iii) any increase of more than ten percent (10%) in the compensation payable by Victory Bank or Victory to any of their directors, officers, agents, consultants, or any of their employees whose total compensation after such increase was in excess of $35,000 per annum, or any extraordinary bonus, percentage compensation, service award or other like benefit granted, made or accrued to the credit of any such director, officer, agent, consultant or employee, or any extraordinary welfare, pension, retirement or similar payment or arrangement made or agreed to by Victory Bank or Victory for the benefit of any such director, officer, agent, consultant or employee;

         iv) any change in any method of accounting or accounting practice of Victory Bank or Victory;

         v) any loan in excess of $50,000 or portion thereof rescheduled as to payments thereon, subject to a moratorium on payment thereof or written off by Victory Bank or Victory as uncollectible; or

         vi) any agreement or understanding, whether in writing or otherwise, of Victory Bank or Victory to do any of the foregoing.

         (b) Except as set forth in Schedule 3.11 hereto, since the date of the Victory Latest Balance Sheet, neither Victory Bank nor Victory has:

         i) issued or sold any promissory note, stock, bond or other corporate security of which it is the issuer in an amount greater than $25,000;

         ii) discharged or satisfied any lien or encumbrance or paid or satisfied any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) in an amount greater than $25,000 as to each such lien, encumbrance, obligation or liability other than current liabilities shown on the Victory Latest Balance Sheet and current liabilities incurred since the date of the Victory Latest Balance Sheet in the ordinary course of business and consistent with past practice and other than any such lien, encumbrance, obligation or liability of the nature (regardless of amount) required to be disclosed pursuant to Section 3.11(a)(iii) hereto;

         iii) declared, paid or set aside for payment any dividend or other distribution (whether in cash, stock or property) except for dividends by Victory Bank to Victory to the extent necessary to pay necessary and routine expenses of Victory and except that in the event that the Effective Date is after the record date for cash dividends on DGC Common Stock for the first quarter of 1998, Victory may declare a cash dividend in an amount up to forty percent (40%) of Victory's earnings for the first quarter of 1998, and in the event that the Effective Date is after the record date for cash dividends on DGC Common Stock for the second quarter of 1998, Victory may declare a cash dividend in an amount up to forty percent (40%) of Victory's earnings for the second quarter of 1998;

         iv) split, combined or reclassified any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or other securities;

         v) sold, assigned or transferred any of its assets (real, personal or mixed, tangible or intangible) canceled any debts or claims or waived any rights of substantial value, except, in each case, in the ordinary course of business and consistent with past practice;

         vi) sold,  assigned,  transferred  or  permitted  to lapse any patents,
trademarks,   trade  names,  copyrights  or  other  similar  assets,   including
applications or licenses therefor;

         vii) paid any amounts or incurred any liability to or in respect of, or sold any properties or assets (real, personal or mixed, tangible or intangible) to, or engaged in any transaction (other than any transaction of the nature (regardless of amount) required to be disclosed pursuant to Section 3.11(a)(iii) hereof) or entered into any agreement or arrangement with, any corporation or business in which Victory Bank, Victory or any of their officers or directors, or any "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities Act), of any such person, has any direct or indirect interest;

         viii)    entered into any collective bargaining agreements; or

         ix) entered into any other transaction other than in the ordinary course of business and consistent with past practice or in connection with the transactions contemplated by this Agreement.

         3.12 Leases. Set forth in Schedule 3.12 hereto is an accurate and complete list of all leases calling for annual rent payments in excess of $10,000 pursuant to which Victory Bank or Victory, as lessee, leases real or personal property, including, without limitation, all leases of computer or computer services and all arrangements for time-sharing or other data processing services, describing for each lease Victory Bank's or Victory's financial obligations under such lease its rental payments, expiration date and renewal terms. Except as set forth in Schedule 3.12 hereto: (a) all such leases are in full force and effect in accordance with their terms; (b) there exists no event of default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event or condition would become a default under any such lease; and (c) neither Victory Bank nor Victory is a lessee under a lease having an unexpired term greater than thirty-six (36) months that requires Victory Bank or Victory to make payments for the use of any property at rates currently higher than prevailing market rates for similar properties in the localities where such properties are located.

         3.13 Trademarks; Trade Names. Set forth in Schedule 3.13 hereto is an accurate and complete list and brief description of all trademarks (either registered or common law), trade names and copyrights (and all applications and licenses therefor) owned by Victory Bank or Victory or in which they have any interest. Victory Bank and Victory own, or have the rights to use, all trademarks, trade names and copyrights used in or necessary for the ordinary conduct of their existing businesses as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as set forth in Schedule 3.13 hereto, no claims are pending by any person for the use of any trademarks, trade names or copyrights or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, nor is there any valid basis for any such claim, challenge or question, and use of such trademarks, trade names and copyrights by Victory Bank or Victory does not infringe on the rights of any person.

         3.14 Compliance with Applicable Law. Victory Bank and Victory hold, and have at all times held, all licenses, franchises, permits and governmental authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied in all material respects with and are not in default in any respect under any, applicable statutes, laws, ordinances, rules, regulations, and orders of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over them or over any part of their operations (to the extent that such default could result in a material limitation on the conduct of Victory Bank's or Victory's business, or could cause Victory Bank or Victory to incur a substantial financial penalty); neither Victory Bank nor Victory has received notice of a violation of, and does not know of any violation of or of any valid basis for any claim of a violation of, any of the above.

         3.15 Absence of Questionable Payments. Victory Bank and Victory have not, and, to the knowledge of Victory Bank or Victory, no director, officer, agent, employee, consultant or other person acting on behalf of, Victory Bank or Victory has, (a) used any Victory Bank or Victory corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any direct or indirect unlawful payments to government officials from any Victory Bank or Victory corporate funds, or established or maintained any unlawful or unrecorded accounts with funds received from Victory Bank or Victory.

         3.16 Insurance. Set forth in Schedule 3.16 hereto is an accurate and complete list of all policies of insurance, including the amounts thereof, owned by Victory Bank or Victory or in which Victory Bank or Victory is named as the insured party. All such policies are valid, outstanding and enforceable and will remain in full force and effect at least through the consummation of the transactions contemplated by this Agreement. Such insurance with respect to Victory Bank's and Victory's property and the conduct of their businesses is in such amounts and against such risks as are usually insured against by persons operating similar properties and businesses in the State of Tennessee and are adequate for the conduct of Victory Bank's and Victory's businesses. Except as set forth in Schedule 3.16 hereto, neither Victory Bank nor Victory has ever been refused any insurance nor have their coverages been limited by any insurance carrier to which they have applied for insurance or with which they have carried insurance during the last five (5) years other than certain standard exclusions for certain events or circumstances stated in such policies.

         3.17 Powers of  Attorney;  Guarantees.  Except as set forth in Schedule
3.17 hereto, other than in the ordinary course of business neither Victory Bank nor Victory has given any power of attorney to any person to act on its behalf, or has any obligation or liability, either actual, accruing or contingent, as guarantor, surety, cosigner, endorser, co-maker or indemnitor in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

         3.18 Tax Matters. Victory Bank and Victory make the following representations with respect to tax matters:

         (a) For purposes of this Section, the following definitions shall apply:

         (1) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state or local government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which any member of the Victory Consolidated Group is required to pay, withhold or collect.

         (2) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

         (b) To the knowledge of the Victory Consolidated Group, all Returns required to be filed by or on behalf of members of the Victory Consolidated
Group have been duly filed and, to the knowledge of the Victory Consolidated Group, such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Victory Consolidated Group with respect to items or periods covered by such Returns or with respect to any period prior to the date of this Agreement. Each member of the Victory Consolidated Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of any member of the Victory Consolidated Group with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the Victory Consolidated Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

         (c) The Returns of the Victory Consolidated Group have never been audited by a government or taxing authority, nor to the knowledge of the Victory Consolidated Group, is any such audit in process, pending or threatened. To the knowledge of the Victory Consolidated Group, no deficiencies exist or have been asserted or are expected to be asserted with respect to Taxes of the Victory Consolidated Group, and no member of the Victory Consolidated Group has received notice or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it. No member of the Victory Consolidated Group is a party to any action or proceeding for assessment or collection of Taxes, nor to the knowledge of the Victory Consolidated Group, has such event been asserted or threatened against any member of the Victory Consolidated Group or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Victory Consolidated Group.

         3.19 Benefit and Employee Matters. (a) Schedule 3.19(a) lists all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, employment, compensation arrangements, consulting, bonus, collective bargaining, group insurance, severance and other employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto established or maintained by Victory or Victory Bank, for the benefit of any of the present or former directors, officers, or other employees of Victory Bank and Victory. Schedule 3.19(a) also identifies each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained or contributed to by any member of the Victory Consolidated Group. Except as set forth in Schedule 3.19(a) hereto, neither Victory Bank nor Victory maintains or contributes to any "employee benefit plan," as such term is defined in Section 3(3) of ERISA. Except as set forth in Schedule 3.19(a), all "employee benefit plans" maintained by Victory Bank or Victory (all such plans being listed in Schedule 3.19(a) hereto) (collectively, the "Victory Bank Plans") are in material compliance with the provisions of ERISA and the applicable provisions of the Code. No member of the Victory Consolidated Group has ever maintained or become obligated to contribute to any "employee benefit plan" as such term is defined in Section 3(3) of ERISA, (i) that is subject to Title IV of ERISA or
(ii) that is a multiemployer plan under Title IV of ERISA. To the knowledge of the Victory Consolidated Group, no "prohibited transaction," as defined in
Section 406 of ERISA or Section 4975 of the Code, has occurred that could result in liability to DGC or DGNB. No member of the Victory Consolidated Group has any current or projected liability in respect of post-employment welfare benefits for retired, current or former employees, except as required to avoid excise tax under Section 4980B of the Code.

         (b) During the last five (5) years, neither Victory Bank nor Victory has been or is a party to any collective bargaining or other labor contract. During the last five (5) years, there has not been, there is not presently pending or existing, and there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting Victory Bank or Victory relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Victory Bank or Victory or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Victory Bank and Victory, and no such action is contemplated. Victory Bank and Victory have complied in all respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, and occupational safety and health. Neither Victory Bank nor Victory is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

         3.20 Material Contracts; No Default. (a) Except as described in the Victory Financial Statements or as set forth in Schedule 3.20 hereto, no member of the Victory Consolidated Group is a party to, or is bound or affected by, any agreement that would (assuming each member of the Victory Consolidated Group were a reporting company under the Securities Exchange Act of 1934, whether or not it is so registered) be required to be filed with the Securities and Exchange Commission as an exhibit to an Annual Report on Form 10-K.

         (b) Except as described in the Victory Financial Statements or as set forth in Schedule 3.20 hereto, no member of the Victory Consolidated Group is a party to, or is bound or affected by:

         i) any contract with or arrangement for directors, officers, employees, former employees, agents or consultants with respect to salaries, bonuses, percentage compensation, pensions, deferred compensation or retirement payments, or any profit-sharing, stock option, stock purchase or other employee benefit plan or arrangement;

         ii)      a collective bargaining or union contract or agreement;

         iii) a contract, commitment or arrangement (excluding deposits and other normal banking transactions) for the borrowing of money by a member of the Victory Consolidated Group or for a line of credit in an amount greater than $50,000;

         iv) a contract, commitment or arrangement (excluding deposits and other normal banking transactions) for the lending of money or for the granting of a line of credit in an amount greater than $100,000;

         v) a contract or agreement for the future purchase by it of any materials, equipment, services, or supplies, which is not in the ordinary course of business, and has a term of more than twelve (12) months (including periods covered by any option to renew by either party);

         vi) a contract containing covenants purporting to limit its freedom to compete;

         vii) a contract or commitment for the acquisition, construction or refurbishment of any property, plant or equipment, other than contracts and commitments for the acquisition, construction or refurbishment of any property, plant or equipment not in excess of $20,000 for any one establishment or $50,000 in the aggregate.

         (c) Victory Bank and Victory have performed all the obligations required to be performed by them under any contract, agreement, arrangement, commitment or other instrument to which they are a party (including, without limitation, any of those described in paragraphs (a) and (b) of this Section
3.20), and there is not, with respect to any such contract, agreement, commitment or other instrument, (i) any notice of violation, or (ii) any existing default (or event which, with or without due notice or lapse of time or both, would constitute a default) on the part of Victory Bank or Victory, which default would have a material adverse effect on its business, operations, properties, assets or financial condition, and neither Victory Bank nor Victory has received notice of any such default, nor has Victory Bank or Victory knowledge of any facts or circumstances which would reasonably indicate that it will be or may be in default under, any such contract, agreement, arrangement, commitment or other instrument subsequent to the date hereof.

         3.21 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any schedule or certificate, list or other writing furnished to DGC or DGNB pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. No information material to this transaction which is necessary to make the representations and warranties herein contained not misleading has been withheld from, or has not been delivered in writing to, DGC and DGNB.

         3.22 Litigation. Except as listed on Schedule 3.22, there are no actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of Victory or Victory Bank, threatened, before any court, any governmental agency or instrumentality or any arbitration panel, against or affecting Victory or Victory Bank or any of their subsidiaries or any of the directors, officers, or employees of the foregoing, and to the knowledge of Victory or Victory Bank no facts or circumstances exist that would be likely to result in the filing of any such action that would have a material adverse effect on Victory or Victory Bank. Neither Victory nor Victory Bank is subject to any currently pending judgment, order or decree entered in any lawsuit or proceeding.

         3.23 Environmental Matters. (a) To the best knowledge of Victory and Victory Bank, Victory and Victory Bank are, and have been, in compliance with all applicable federal, state and local laws, regulations, rules and decrees pertaining to pollution or protection of the environment ("Environmental Laws"), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., or any similar federal, state or local law, except for such instances of non-compliance that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, or business of Victory and Victory Bank.

         (b) To the best knowledge of Victory and Victory Bank, all property owned, leased, operated or managed by Victory or Victory Bank, or in which Victory or Victory Bank has any interest, including any mortgage or security interest ("Business Property"), and all businesses and operations conducted on any of the Business Property (whether by Victory or Victory Bank, a mortgagor, or any other person), are, and have been, in compliance with all applicable Environmental Laws, except for such instances of non-compliance that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, or business of Victory or Victory Bank.

         (c) To the best knowledge of Victory and Victory Bank, there is no judicial, administrative, arbitration or other similar proceeding pending or threatened before any court, governmental agency, authority or other forum in which Victory or Victory Bank or any prior owner of any Business Property has been or, with respect to threatened matters, is threatened to be named as a party relating to (i) alleged noncompliance with any applicable Environmental Law or (ii) the release or threatened release into the environment of any Hazardous Substance (as defined below), and relating to any of the Business Property, except for such proceedings pending or threatened that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, or business of Victory or Victory Bank, and to the knowledge of each there is no reasonable basis for any such proceeding. The term "Hazardous Substance" means any pollutant, contaminant, or toxic or hazardous substance, chemical, or waste defined, listed or regulated by any Environmental Law (and specifically shall include, but not be limited to, asbestos, polychlorinated biphenyls, and petroleum and petroleum products).

         (d) To the best knowledge of Victory and Victory Bank, there has been no release or threatened release of a Hazardous Substance in, on, under, or affecting any of its Business Property, except such release or threatened release that is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, or business of Victory or Victory Bank.

         3.24 Contract Termination Provisions. Except for those contracts set forth in Schedule 3.24 hereto, all contracts between Victory Bank or Victory and any employee thereof or independent contractor thereto shall, by the terms of such contracts or a written addendum thereto, be terminable by DGC or DGNB following the Holding Company Merger, upon no more than thirty (30) day's written notice to the employee or independent contractor.


                                                    Article IV.

                                  REPRESENTATIONS AND WARRANTIES OF DGC AND DGNB

         As of the date hereof and as of the Effective Date, DGC and DGNB represent and warrant to Victory Bank and Victory as follows:

         4.01 Corporate Organization. DGC is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and DGNB is a national banking association duly organized, validly existing and in good standing under the laws of the United States. DGC and DGNB, respectively, have the corporate power and authority (and DGNB has received appropriate authorizations from the OCC) to own or lease all of their properties and assets and to carry on their businesses as they are now being conducted and DGC is duly licensed in each jurisdiction in which the failure to be so licensed would have a material adverse effect on the financial condition, results of operations or business of DGC and its subsidiaries taken as a whole.

         4.02 Capitalization. The authorized capital stock of DGC consists of 100,000,000 shares of DGC Common Stock, 25,000,000 shares of Class A Voting Preferred Stock, no par value, and 25,000,000 shares of Class B Non-Voting Preferred Stock, no par value (collectively, "the DGC Preferred Stock"). At the close of business on August 31, 1997, there were 40,802,301 shares of DGC Common Stock issued and outstanding and no shares of DGC Preferred Stock had been issued. In addition, options to acquire 701,670 shares of DGC Common Stock were outstanding at such date. The authorized capital stock of DGNB consists of 40,000 shares of DGNB Common Stock. At the close of business on June 30, 1997, there were 40,000 shares of DGNB Common Stock issued and outstanding, one hundred percent (100%) of which shares were owned by Deposit Guaranty Louisiana Corp. ("DG Louisiana"). All issued and outstanding shares of DGC Common Stock have been, and the shares of DGC Common Stock to be issued pursuant to the Holding Company Merger will be, duly authorized and validly issued, and all such shares are and will be fully paid. Except as referred to above, DGC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of DGC Common Stock or any security representing the right to purchase or otherwise receive any DGC Common Stock.

         4.03 Authority; No Violation. (a) DGC and DGNB, respectively, have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The respective Boards of Directors of DGC, DG Louisiana and DGNB, or a majority thereof, and DGC as the sole shareholder of DG Louisiana, have duly and validly approved and adopted this Agreement and the transactions contemplated hereby, have executed or authorized the execution of and have authorized the delivery of this Agreement, and except for approval by DG Louisiana, as the sole shareholder of DGNB, no other corporate proceedings on the part of DGC, DG Louisiana, or DGNB are necessary or desirable to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by DGC and DGNB and constitutes a valid and binding obligation of each of DGC and DGNB, enforceable in accordance with its terms.

         (b) Neither the execution and delivery of this Agreement by DGC or DGNB nor the consummation by DGC or DGNB of the transactions contemplated hereby, nor compliance by DGC or DGNB with any of the provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of DGC or the Articles of Association or Bylaws of DGNB, (ii) to the best knowledge of DGC and DGNB violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to DGC, DGNB, or any of their subsidiaries or any of their respective properties or assets, or (iii) to the best knowledge of DGC and DGNB violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of DGC, DGNB, or any of their subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which DGC, DGNB, or any of their respective subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such conflicts, breaches or defaults as are set forth in Schedule 4.03 hereto, or which either individually or in the aggregate will not have a material adverse effect on the business, operations, properties, assets or financial condition of DGC, DGNB or any of their respective subsidiaries.

         4.04 Consents and Approvals. Except for the Governmental Approvals, no consents or approvals of or filings or registrations with any public body or authority are necessary in connection with (i) the execution and delivery by DGC and DGNB of this Agreement or (ii) the consummation of the Holding Company Merger and the other transactions contemplated hereby.

         4.05 Legality of DGC Common Stock. The DGC Common Stock to be issued in connection with the Holding Company Merger, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable, free of pre-emptive rights and with no personal liability attaching to the ownership thereof.

         4.06 SEC Documents; Financial Statements. DGC has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (the "DGC SEC Documents"), complete copies of which have been provided to Victory. The DGC SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such DGC SEC Documents, and none of the DGC SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The DGC financial statements included in the DGC SEC Documents have been audited by KPMG Peat Marwick LLP, certified public accountants (in the case of the DGC audited financial statements) in accordance with generally accepted auditing standards, have been prepared in accordance with generally accepted accounting principles and, except as disclosed therein, applied on a basis consistent with prior periods, and present fairly the financial position of DGC and its consolidated subsidiaries at such dates and the results of operations and cash flows for the periods then ended, except, in the case of the DGC interim financial statements, as permitted by Rule 10-01 of Regulation S-X of the SEC. The DGC interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair statement of the results for the interim periods presented therein. Neither DGC nor any of its consolidated subsidiaries has, nor are any of their respective assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured, unmatured that is material individually or in the aggregate, except as and to the extent reflected on the June 30, 1997 balance sheet included in the Form 10-Q filed with the SEC for the second quarter of 1997 (the "DGC Latest Balance Sheet"), or, as may have been incurred or may have arisen since the date of the DGC Latest Balance Sheet. Since the date of the DGC Latest Balance Sheet, there has been no change that has or is likely to have a material adverse effect on the financial condition, results of operations or business of DGC or its subsidiaries.

         4.07 Compliance with Applicable Law. DGC and DGNB have complied in all material respects with and are not in default in any respect under any, applicable statutes, laws, ordinances, rules, regulations, and orders of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over them or over any part of their operations (to the extent that such default could result in a material limitation on the conduct of DGC's or DGNB's business, or could cause DGC or DGNB to incur substantial financial penalty); neither DGC nor DGNB has received notice of a violation of, and does not know of any violation of or of any valid basis for any claim of a violation of, any of the above.

         4.08 Brokers and Finders. Neither DGC, DGNB nor any of their officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

         4.09 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any schedule or certificate, list or other writing furnished to Victory or Victory Bank pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. No information material to this transaction which is necessary to make the representations and warranties herein contained not misleading has been withheld from, or has not been delivered in writing to, Victory or Victory Bank.


                                                    Article V.

                                             COVENANTS OF THE PARTIES

         5.01 Conduct of Business. Except with the consent of the other parties hereto, during the period from the date of this Agreement to the Effective Date:

         (a) Victory Bank and Victory will conduct their businesses and engage in transactions only in the ordinary course and consistent with prudent banking practice.

         (b) Neither Victory nor Victory Bank shall (i) increase by more than ten percent (10%) the compensation payable by Victory Bank or Victory to any of its directors, officers, agents, consultants, or any of its employees whose total compensation after such increase would be in excess of $35,000 per annum,
(ii) grant or pay any extraordinary bonus, percentage compensation, service award or other like benefit to any such director, officer, agent, consultant or employee, or (iii) make or agree to any extraordinary welfare, pension, retirement or similar payment or arrangement for the benefit of any such director, officer, agent, consultant or employee; provided, however, Victory Bank may pay its regular annual performance bonuses to employees and directors, which amount is included in monthly accruals and which bonuses will not exceed $200,000.

         (c) Neither Victory nor Victory Bank shall sell or dispose of assets material to the normal operations of Victory or Victory Bank except in the ordinary course of business.

         (d) Neither Victory nor Victory Bank shall enter into any new capital commitments or make any capital expenditures, except commitments or expenditures within existing operating and capital budgets or otherwise in the ordinary course of business.

         (e) Neither Victory Bank nor Victory shall authorize or issue any additional shares of any class of its capital stock or any securities exchangeable for or convertible into any such shares or any options or rights to acquire any such shares, nor shall Victory Bank or Victory otherwise authorize or affect any change in its capitalization as set forth in the Articles of Incorporation of Victory and Victory Bank, as each have been amended, to the date hereof.

         (f) No dividends shall be paid by Victory, except that in the event that the Effective Date is after the record date for cash dividends on DGC Common Stock for the first quarter of 1998, Victory may declare a cash dividend in an amount up to forty percent (40%) of Victory's earnings for the first quarter of 1998, and in the event that the Effective Date is after the record date for cash dividends on DGC Common Stock for the second quarter of 1998, Victory may declare a cash dividend in an amount up to forty percent (40%) of Victory's earnings for the second quarter of 1998, with such dividends to be paid to the shareholders of Victory as soon as practical after the end of the respective quarters. No dividends shall be paid by Victory Bank except dividends by Victory Bank to Victory to the extent necessary to pay necessary and routine expenses of Victory and expenses provided for in Section 9.01 hereof.

         5.02 Limitation on Actions. Prior to the Effective Date or until the termination of this Agreement, Victory shall not, without the prior approval of the chief executive officer of DGC,

         (a)      solicit or encourage inquiries or proposals with respect to;
or

         (b) furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, Victory or any subsidiary thereof, or any business combination with Victory or any subsidiary thereof, other than as contemplated by this Agreement; and shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above. Notwithstanding the foregoing, Victory, after written notice to DGC, may furnish information in response to unsolicited inquiries from third parties and/or engage in discussions or negotiations with third parties if, in each case, the Board of Directors of Victory determines in good faith based on the advice of legal counsel that the failure to furnish information in response to such unsolicited inquiries and/or engage in such discussions or negotiations is likely to be deemed to constitute a breach of fiduciary duties under applicable Tennessee law. If (i) Victory furnishes information or enters into discussions or negotiations with another party prior to June 30, 1998, and (ii) Victory enters into a definitive agreement with such party prior to December 31, 1998, Victory shall pay DGC a fee of $500,000.

         Victory Bank and Victory agree to notify DGC by telephone within twenty-four (24) hours of receipt of any inquiry with respect to a proposed merger, consolidation, assets acquisition, tender offer or other takeover transaction with another person or receipt of a request for information from the FDIC, OCC or other governmental authority with respect to a proposed acquisition of Victory Bank or Victory by another party.

         5.03 Current Information. During the period from the date of this Agreement to the Effective Date, Victory Bank and Victory will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of DGC and to report the general status of its ongoing operations. In addition, separate reporting on matters involving the loan portfolio will occur monthly and will include, but not be limited to, (i) all board reports, (ii) new and renewed loans (including loan applications), (iii) delinquency reports, (iv) loan extensions, (v) to the extent possible, loan policy exceptions, loan documentation exceptions, and financial statement exceptions, (vi) watch list reports, (vii) all written communications concerning problem loan accounts greater than $50,000, (viii) notification and written details involving new loan products and/or loan programs, and (ix) such other information regarding specific loans, the loan portfolio and management of the loan portfolio as may be requested. Victory Bank and Victory will promptly notify DGC of any material change in the normal course of their business or in the operation of their properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving either party, and will keep DGC fully informed of such events.

         5.04 Due Diligence; Access to Properties and Records; Confidentiality. (a) DGC shall be entitled to conduct a preliminary due diligence review of the books, records and operations of the Victory Consolidated Group, including, but not limited to, a review of Victory Consolidated Group's loan portfolios, ORE and classified assets,
investment  portfolios  and  properties;   provided,  however  that  any  review
conducted by DGC pursuant to the provisions of this Section shall be completed within thirty (30) days from the date of this Agreement.

         (b) For purposes of allowing DGC and DGNB and their counsel to conduct due diligence and to prepare regulatory submissions, and for other relevant purposes, Victory Bank and Victory shall permit DGC reasonable access to their properties during normal business hours, and shall disclose and make available to DGC and its agents all books, papers and records relating to their assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to: their books of account (including their general ledgers); tax records; minute books of directors' and shareholders' meetings; charter documents; bylaws; material contracts and agreements; filings with any regulatory authority; litigation files; compensatory plans affecting its employees; and any other materials pertaining to business activities, projects or programs in which the other parties may have a reasonable interest in light of the proposed Holding Company Merger. No member of the Victory Consolidated Group shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or other person, would jeopardize the attorney-client privilege of the institution in possession or control of such information, or would contravene any law, rule, regulation, order, judgment, decree or binding agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

         (c) All information furnished by any member of the Victory Consolidated Group pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Holding Company Merger contemplated hereby and, if such Holding Company Merger shall not occur, DGC and DGNB shall return to Victory all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all of such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed Holding Company Merger is abandoned and shall not apply to (a) any information which (i) DGC and DGNB can establish by convincing evidence was already in its possession prior to the disclosure thereof by Victory or Victory Bank, (ii) was then generally known to the public or set forth in public records, (iii) became known to the public through no fault of DGC or DGNB, or
(iv) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality, or (b) disclosures in accordance with an order of a court of competent jurisdiction.

         5.05 Interim Financial Statements. As soon as reasonably available, but in no event more than fifteen (15) days after the end of each month ending after the date of this Agreement, Victory Bank and Victory will deliver to DGC copies of their monthly financial statements.

         5.06 Regulatory Matters. (a) DGC shall prepare and file a registration statement with the SEC on Form S-4 under the Securities Act (the "Registration Statement"), including a proxy statement (the "Proxy Statement") to be mailed to Victory shareholders in connection with the meeting to be called to consider the Holding Company Merger, as soon as reasonably practicable following the date of this Agreement. The Registration Statement shall comply in all material respects with the Securities Act and DGC will use its best efforts to cause the Registration Statement to be declared effective as soon as practicable, to qualify the DGC Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby.

         (b)  DGC  will  use  its  best   efforts  to  prepare   all   necessary
documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including those required by the OCC, the Federal Reserve Board, the FDIC and the Commissioner.

         (c) Victory shall cooperate in preparing the Registration Statement and the Proxy Statement. Victory will promptly furnish all such data and information relating to it and its subsidiaries as DGC may reasonably request for the purpose of including such data and information in the Registration Statement.

         5.07 Approval of Shareholders. Victory will (i) take all steps necessary to call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary or desirable, (ii) subject to the fiduciary obligations of its Board of Directors, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement, and (iii) cooperate and consult with DGC and DGNB with respect to each of the foregoing matters.

         5.08 Compliance with SEC Rules 144 and 145. Victory shall identify in a letter to DGC, after consultation with its counsel and with DGC and its counsel, persons who may be deemed to be affiliates of Victory as that term is defined in Rule 145 under the Securities Act and who will become beneficial owners of DGC Common Stock pursuant to the Holding Company Merger ("Victory Affiliates"). Victory shall use its best efforts to cause all Victory Affiliates to execute and deliver to DGC written agreements to comply with the applicable resale restrictions set forth in Rules 144 and 145 under the Securities Act, with such restrictions as are necessary to permit the Holding Company Merger to be treated for accounting purposes as a pooling of interests.

         5.09 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

         5.10 Public Announcements. DGC, DGNB, Victory Bank and Victory will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby. No party to this Agreement shall make any public announcement or otherwise make any disclosure (either public or private), other than such disclosure to employees or agents of any such party as may be required to carry out the transactions contemplated by this Agreement and except as may be required by law, without the express written consent of all parties hereto. Each party hereto shall undertake such reasonable steps as may be required to ensure that its employees and agents comply with the provisions of this Section 5.10.

         5.11 Benefits. From and after the Effective Date, DGC will, subject to compliance with applicable legal and regulatory requirements, provide coverage for all Victory Bank employees under all DGC employee benefit plans for which they are eligible, as soon as practicable after the Effective Date. All prior years of service of Victory Bank employees will be counted for vesting and eligibility purposes under all applicable DGC employee benefit plans to the extent permitted by applicable law. Any Victory Bank employee who, immediately prior to the Effective Date, is covered by or is a participant in a Victory Bank employee benefit plan listed in Schedule 3.19 of this Agreement, shall, on the Effective Date, be covered by or participate in the comparable DGC employee benefit plan if a comparable plan otherwise is maintained by DGC and if the eligibility requirements of the DGC plan are met. DGC has received copies of those certain Performance Compensation Agreements, by and between Victory Bank and Messrs. Frank Cianciola dated April 27, 1995, as amended May 15, 1997, Ken McNeil dated October 1, 1996, and Mike McCarver dated July 20, 1995, and DGC further acknowledges that it is aware of Victory Bank's obligations thereunder. The Victory Bank employees, except for Frank Cianciola, Ken McNeil and Mike McCarver, shall be entitled to receive severance benefits according to the current DGNB severance policy.

         5.12 Indemnification. (a) From and after the Effective Date, DGC shall indemnify, defend, and hold harmless the current and former directors, officers, employees and agents of Victory (each such director, officer, employee or agent referred to as a "Holding Company Indemnified Party") against all losses, claims, damages, liabilities, judgments (and related expenses including but not limited to, attorney's fees and amounts paid in settlement), joint, several or solidary, and any action or other proceeding in respect thereof, to which the Holding Company Indemnified Parties or any of them become subject, based upon or arising out of actions or omissions of such persons occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the full extent permitted under Tennessee Law or by Victory's Articles of Incorporation and Bylaws as in effect on the date hereof, whichever is greater.

         (b) From and after the Effective Date, DGNB shall indemnify, defend, and hold harmless the current and former directors, officers, employees and agents of Victory Bank (each such director, officer, employee or agent referred to as a "Bank Indemnified Party") against all losses, claims, damages liabilities, judgments (and related expenses including but not limited to, attorney's fees and amounts paid in settlement), joint, several or solidary, and any action or other proceeding in respect thereof, to which the Bank Indemnified Parties or any of them become subject, based upon or arising out of actions or omissions of such persons occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the full extent permitted under Tennessee Law or by Victory Bank's Articles of Incorporation and Bylaws as in effect on the date hereof, whichever is greater.

         5.13 Listing Application. DGC shall promptly prepare and submit to the New York Stock Exchange a listing application covering the shares of DGC Common Stock issuable in the Holding Company Merger, and shall use its best efforts to obtain, prior to the Effective Date, approval for the listing of such DGC Common Stock for trading on the New York Stock Exchange upon official notice of issuance.

         5.14 Reports of DGC. DGC shall timely file all reports required to be filed with the SEC and the New York Stock Exchange between the date of this Agreement and the Effective Date, and shall deliver to Victory copies of all such reports promptly after the same are filed. If financial statements are contained in such reports to the SEC, such financial statements will fairly present the financial position of DGC on a consolidated basis as of the date indicated and the results of operations and changes in the financial position of DGC on a consolidated basis as of the date indicated, and the results of operations and changes in the financial position of DGC for the period indicated, in accordance with generally accepted accounting principles applicable to bank holding companies, applied on a consistent basis. As of their respective dates, such reports filed with the SEC will comply in all material respects with the rules and regulations promulgated by the SEC and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading.

         5.15 Schedules. Victory and Victory Bank shall, within ten (10) days after the date of this Agreement, provide Schedule 3.04, Schedule 3.12, Schedule 3.13, Schedule 3.16, and Schedule 3.24 to DGC and DGNB. All other Schedules referred to in this Agreement are being delivered to DGC and DGNB with the executed copy of this Agreement.


                                                    Article VI.

                                                CLOSING CONDITIONS

         6.01 Conditions to Each Party's Obligations under this Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Date of the following conditions, none of which may be waived:

         (a) This Agreement and the transactions contemplated hereby shall have been approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Victory Common Stock, voted at the special meeting of shareholders of Victory called pursuant to Section 5.07 hereof.

         (b) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Holding Company Merger.

         (c) DGC, DGNB, Victory and Victory Bank shall have received an opinion of Messrs. Watkins Ludlam& Stennis, P.A., dated the Effective Date and in form and substance reasonably satisfying to counsel for Victory, substantially to the effect that the transactions contemplated by this Agreement will be treated for federal income tax purposes as a tax-free reorganization under Section 368 of the Code.

         (d) A Registration Statement relating to the shares of DGC Common Stock to be issued pursuant to this Agreement shall have become effective under the Securities Act and shall not be subject to any stop order or a threatened stop order. All necessary consents or permits from or registrations or filings with state securities commissions shall have been obtained or made.

         (e)      All Governmental Approvals shall have been obtained.

         6.02 Conditions to the Obligations of DGC and DGNB under this Agreement. The obligations of DGC and DGNB under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Date, of the following conditions, any one or more of which may be waived by DGC and DGNB:

         (a) Each of the obligations of Victory Bank and Victory required to be performed by it at or prior to the Closing pursuant to the terms of this
Agreement shall have been duly performed and complied with and the representations and warranties of Victory Bank and Victory contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made at and as of the Effective Date (except as otherwise contemplated by this Agreement) and DGC and DGNB shall have received a certificate to that effect signed by the president of Victory Bank and Victory.

         (b) All action required to be taken by, or on the part of, Victory Bank and Victory to authorize the execution, delivery and performance of this Agreement by Victory Bank and Victory and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of Victory Bank and Victory and DGC and DGNB shall have received certified copies of the resolutions evidencing such authorization.

         (c) Any and all permits, consents, waivers, clearances, approvals and authorizations (in addition to those referred to in Section 6.01 hereof) of all third parties and governmental bodies shall have been obtained by Victory Bank and Victory, which are necessary in connection with the consummation of the Holding Company Merger by Victory and Victory Bank and the other transactions contemplated hereby.

         (d) DGC and DGNB shall have received an opinion from Messrs. Baker, Donelson, Bearman & Caldwell, counsel to Victory Bank and Victory, dated the date of the Closing, in form satisfactory to DGNB and DGC, to the effect that:

         i) Victory is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Victory Bank is a state banking corporation duly organized, validly existing and in good standing under the laws of Tennessee (a) has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, (b) is duly authorized to conduct a general banking business under the Banking Laws of the State of Tennessee, and (c) is an insured bank as defined in the Federal Deposit Insurance Act;

         ii) This Agreement has been duly and validly authorized, executed and delivered by Victory and Victory Bank and is valid and enforceable against each of them, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles;

         iii) The authorized capital stock of Victory consists of 1,500,000 shares of Victory Common Stock, of which, as of a date which is within thirty days of the Effective Date, a specified number of shares have been duly issued, are presently outstanding and are fully paid and non-assessable;

         iv) The authorized capital stock of Victory Bank consists of 1,000,000 shares of Victory Bank Common Stock of which, as of a date which is within thirty days of the Effective Date, a specified number of shares are issued and outstanding; all of such outstanding shares are validly issued, fully paid and non-assessable;

         v) The execution and delivery by Victory and Victory Bank of this Agreement, consummation by Victory and Victory Bank of the transactions contemplated hereby and compliance by Victory and Victory Bank with the provisions hereof will not violate the Articles of Incorporation of Victory or Victory Bank or violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, judgment, order or decree to which Victory or Victory Bank is a party or to which they may be subject; and

         vi) Such counsel has participated in several conferences with representatives of the parties of this Agreement and their respective accountants and counsel in connection with the preparation of the Registration Statement and the Proxy Statement to be filed in connection with the transactions contemplated by this Agreement and have considered the matters required to be stated therein and the statements contained therein, and based on the foregoing (in certain circumstances relying as to materiality on the opinions of officers and representatives of the parties to this Agreement) nothing has come to the attention of such counsel that would lead them to believe that such Registration Statement or the Proxy Statement, as amended or supplemented if it has been amended or supplemented, at the time it became effective and as amended or supplemented, (in the case of the Registration Statement) or at the time distributed to shareholders (in the case of the Proxy Statement), contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein not misleading (except in each such case for the financial statements and other financial and statistical data included therein, as to which no opinion need be rendered).

         As to matters of fact, counsel to Victory and Victory Bank may rely, to the extent they deem appropriate, upon certificates of officers of Victory and Victory Bank, provided, such certificates are delivered to DGC and DGNB prior to the Closing or attached to the opinion of counsel.

         (e) There shall not have occurred any material adverse change in the financial condition, results of operations, or business of Victory or Victory Bank from the date of the Victory Latest Balance Sheet to the Closing.

         (f) Victory shall have used its best efforts to cause all Victory Affiliates to execute and deliver to DGC written agreements to comply with the applicable resale restrictions set forth in Rule 145 under the Securities Act, with such restrictions as are necessary to permit the Holding Company Merger to be treated for accounting purposes as a pooling of interests.

         (g) DGC shall have received an opinion of KPMG Peat Marwick, LLP, in form and substance satisfactory to DGC, and substantially to the effect that on the basis of a review of this Agreement and all of the circumstances related thereto, in the opinion of KPMG Peat Marwick, LLP under Accounting Principles Board Opinion No. 16, the Holding Company Merger may be accounted for as a pooling of interests.

         (h) Victory and Victory Bank, on or before the Effective Date, shall have caused each member of the Board of Directors of Victory and Victory Bank to have entered into a non-solicitation agreement with DGC and DGNB in the form of the non-solicitation agreement attached hereto as Schedule 6.02, providing for a term of one (1) year.

         Victory Bank and Victory will furnish DGC and DGNB with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.02 as DGC and DGNB may reasonably request.

         6.03 Conditions to the Obligations of Victory Bank and Victory under this Agreement. The obligations of Victory Bank and Victory under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Date, of the following conditions, any one or more of which may be waived by Victory Bank and Victory:

         (a) Each of the obligations of DGC or DGNB, respectively, required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with and the representations and warranties of DGC and DGNB contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made at and as of the Effective Date (except as otherwise contemplated by this Agreement) and Victory Bank and Victory shall have received certificates to that effect signed by the presidents of DGC and DGNB, respectively.

         (b) All action required to be taken by, or on the part of, DGC and DGNB to authorize the execution, delivery and performance of this Agreement of DGC and DGNB and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of DGC and DGNB, respectively, and Victory Bank and Victory shall have received certified copies of the resolutions evidencing such authorization.

         (c) There shall not have occurred any material adverse change in the financial condition, results of operations, or business of DGC or DGNB from June 30, 1997, to the Closing.

         (d) Victory and Victory Bank shall have received from Messrs. Watkins, Ludlam and Stennis, P.A., counsel for DGC and DGNB (or as to certain matters involving Tennessee law from Tennessee counsel to DGC and DGNB), an opinion, dated as of the Closing, in form and substance satisfactory to Victory and Victory Bank, to the effect that:

                  i) DGC is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. DGNB is a national bank duly organized, validly existing and in good standing under the laws of the United States (a) has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, (b) is duly authorized to conduct a general banking business under the Banking Laws of the United States, and (c) is an insured bank as defined in the Federal Deposit Insurance Act;

                  ii) This Agreement has been duly and validly authorized, executed and delivered by DGC and DGNB and is valid and enforceable, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles;

                  iii) The authorized capital stock of DGC consists of 100,000,000 shares of DGC Common Stock, 25,000,000 shares of Class A Voting Preferred Stock, no par value, and 25,000,000 shares of Class B NonVoting Preferred Stock, no par value of which, as of a date which is within thirty days of the Effective Date, a specified number of shares of DGC Common Stock have been duly issued, are presently outstanding and are fully paid and non-assessable. All shares of DGC Common Stock to be issued to holders of Victory Common Stock will be, when issued as described in this Agreement and the Registration Statement, duly authorized and validly issued, fully paid and non-assessable, free of liens, security interests, pledges or other encumbrances and all preemptive or similar rights other than liens, security interests, pledges or other encumbrances placed thereon by the holders of Victory Common Stock;

                  iv) The authorized capital stock of DGNB consists of 40,000 shares of DGNB Common Stock of which, as of a date which is within thirty days of the Effective Date, a specified number of shares have been issued and outstanding; all of such outstanding shares are validly issued, fully paid and non-assessable;

                  v) The execution and delivery by DGC and DGNB of this Agreement, consummation by DGC and DGNB of the transactions contemplated hereby and compliance by DGC and DGNB with the provisions hereof will not violate the Articles of Incorporation or Association of DGC and DGNB or violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, judgment, order or decree to which DGC and DGNB is a party or to which they may be subject;

                  vi) the Registration Statement has become effective, and to such counsel's knowledge, no stop order suspending its effectiveness has been issued nor have any proceedings for that purpose been instituted;

                  vii) the Registration Statement and each amendment or supplement thereto, as of their respective effective or issue dates, complied as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, and we do not know of any contracts or documents required to be filed as exhibits to the Registration Statement which are not filed as required; it being understood that such counsel need express no opinion as to the financial statements or other financial or statistical data contained in or omitted from the Registration Statement or the Proxy Statement; and

                  viii) Such counsel has participated in several conferences with representatives of the parties of this Agreement and their respective accountants and counsel in connection with the preparation of the Registration Statement and the Proxy Statement to be filed in connection with the transactions contemplated by this Agreement and have considered the matters required to be stated therein and the statements contained therein, and based on the foregoing (in certain circumstances relying as to materiality on the opinions of officers and representatives of the parties to this Agreement) nothing has come to the attention of such counsel that would lead them to believe that such Registration Statement or the Proxy Statement, as amended or supplemented if it has been amended or supplemented, at the time it became effective and as amended or supplemented, (in the case of the Registration Statement) or at the time distributed to shareholders (in the case of the Proxy Statement), contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein not misleading (except in each such case for the financial statements and other financial and statistical data included therein, as to which no opinion need be rendered).

         As to matters of fact, counsel to DGC and DGNB may rely, to the extent they deem appropriate, upon certificates of officers of DGC and DGNB, provided, such certificates are delivered to Victory and Victory Bank prior to the Closing or attached to the opinion of counsel.

         DGC and DGNB will furnish Victory Bank and Victory with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.03 as Victory Bank and Victory may reasonably request.

         (e) Victory shall have received an opinion, dated as of the date of this Agreement and updated as of a date within ten (10) days prior to the date of the mailing of the Proxy Statement (the "Mailing Date"), issued to Victory and its shareholders by Mercer Capital Corporation, or another firm acceptable to both Victory and DGC, suitable for inclusion in the Proxy Statement, that the transactions contemplated by this Agreement are fair to the shareholders of Victory from a financial point of view, and such opinion has not been withdrawn prior to the Effective Date.

         (f) The Registration Statement shall have been declared effective. No order regarding the sale of the DGC Common Stock in any jurisdiction shall have been issued or shall be, to DGC's knowledge contemplated. The DGC Common Stock to be issued to Victory shareholders shall be approved for listing for trading on the New York Stock Exchange upon official notice of issuance.

         (g) During the twenty (20) consecutive trading days prior to the third business day prior to the Effective Date, DGC shall have not have announced a stock split or stock dividend, an extraordinary increase in cash dividends, or the listing of DGC Common Stock on another exchange, unless required by federal securities laws and regulations.


                                                   Article VII.

                                                      CLOSING

         7.01 Time and Place. Subject to the provisions of Articles VI and VIII hereof, the Closing of the transactions contemplated hereby shall take place at the offices of DGC, One Deposit Guaranty Plaza, 210 East Capitol Street, Jackson, Mississippi 39205 at 9:00 A.M., local time, on the last business day of the month after all of the conditions contained in Section 6.01(a) and Section 6.01(e) are satisfied or at such other place, at such other time, or on such other date as DGC, DGNB, Victory and Victory Bank may mutually agree upon for the Closing to take place.

         7.02 Deliveries at the Closing. Subject to the provisions of Articles VI and VIII hereof, at the Closing there shall be delivered to DGC, DGNB, Victory and Victory Bank the opinions, certificates, and other documents and instruments required to be delivered under Article VI hereof.


                                                   Article VIII.

                                                    TERMINATION

         8.01 Termination. This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the Holding Company Merger by the shareholders of Victory:

         (a) by mutual written consent of the parties, properly authorized by their respective Boards of Directors;

         (b) by DGC and DGNB, if at the time of such termination there shall have been any material adverse change in the financial condition, results of operations, or business of Victory or Victory Bank from the date of the Victory Latest Balance Sheet;

         (c) by Victory and Victory Bank, if at the time of such termination there shall have been any material adverse change in the financial condition, results of operations, or business of DGC from June 30, 1997;

         (d) by any party hereto, if a United States District Court shall rule upon application of the Department of Justice after a full trial on the merits or a decision on the merits based on a stipulation of facts that the transactions contemplated by this Agreement violate the antitrust laws of the United States;

         (e) by any party hereto, if at the special meeting of shareholders to be called by Victory pursuant to this Agreement, this Agreement shall not have been approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Victory Common Stock voted at the special meeting of shareholders of Victory called pursuant to Section 5.07 hereof;

         (f) by DGC and DGNB, in the event there are dissenting shareholders who hold more than ten percent (10%) of the shares of Victory Common Stock;

         (g) by DGC and DGNB, within thirty (30) days from the date of this Agreement, in the event DGC, based on DGC's opportunity to conduct a preliminary due diligence review of the books, records and operations of the Victory Consolidated Group as provided in Section 5.04(a) of this Agreement, in good faith determines in its sole discretion that the results of the review conducted by DGC or its agents do not support DGC's expectations prior to the execution and delivery of this Agreement as to the earnings, financial condition, liabilities, and business of the Victory Consolidated Group based on the representations and warranties contained herein as of the date of this Agreement and the Schedules and other information provided to DGC by Victory prior to the execution and delivery of this Agreement; or

         (h) by any party hereto if Closing shall not have occurred by June 30, 1998.

         8.02 Effect of Termination. In the event of termination of this Agreement by either DGC, DGNB, Victory or Victory Bank as provided above, this Agreement shall forthwith become void and except as provided in Section 5.04 and
Section 9.01 hereof there shall be no further liability on the part of Victory Bank, Victory, DGC, DGNB, or their respective officers or directors.


                                                    Article IX.

                                                   MISCELLANEOUS

         9.01 Expenses. All out-of-pocket costs and expenses incurred in connection with the Holding Company Merger, including, but not limited to, fees and expenses of brokers, finders, financial consultants, accountants and counsel shall be paid by the party incurring such expenses.  Victory and Victory
Bank  agree  that  aggregate  fees  paid  to  brokers,   finders  and  financial
consultants will not exceed $60,000.

         9.02 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified first class mail (return receipt requested) or by facsimile, cable, telegram or telex addressed as follows:

         (a)      If to DGC or DGNB, to:

                  Deposit Guaranty Corp.
                  One Deposit Guaranty Plaza
                  210 East Capitol Street
                  P.0. Box 730
                  Jackson, Mississippi  39205
                  Attention: Thomas M. Hontzas
                  Fax Number: (601) 354-8288

                  Copy to:

                  Watkins Ludlam & Stennis, P.A.
                  633 North State Street  (39202)
                  Post Office Box 427
                  Jackson, Mississippi  39205-0427
                  Attention: L. Keith Parsons, Esq.
                  Fax Number: (601) 949-4804

         (b)      If to Victory Bank or Victory, to:

                  Victory Bank and Trust Company
                  Mr. David F. Leake, Chairman
                  c/o Benham-Leake
                  Suite 401
                  6000 Poplar Avenue
                  Memphis, Tennessee 38120
                  Fax Number: (901) 767-5555

                  Copy to:

                  Mr. Robert Walker
                  Baker, Donelson, Bearman & Caldwell
                  165 Madison Avenue, Suite 2000
                  Memphis, Tennessee 38103
                  Fax Number: (901) 577-2303

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

         9.03 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, and that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

         9.04 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the Holding Company Merger, DGNB, Victory and Victory Bank may, by action mutually taken by their respective Boards of Directors (i) amend this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iv) waive compliance with any of the agreements or conditions contained in Articles V and VI (other than the conditions set forth in Section 6.01 hereof); provided, however, that after any approval of the Holding Company Merger by the shareholders of Victory, there may not be, without further approval of such shareholders, any amendment, extension or waiver of this Agreement which changes the amount or form of consideration to be delivered to shareholders of Victory. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         9.05 Complete Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

         9.06 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Date, or the earlier termination of this Agreement pursuant to Article VIII hereof. Each party hereby agrees that its sole right and remedy with respect to any breach of a representation or a warranty by the other party shall be to not consummate the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Section 6.02(a) or 6.03(a) hereof, provided, however, that the foregoing shall not be deemed a waiver of any claim for intentional misrepresentation or fraud.

         9.07 Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         9.08 Governing Law. This Agreement shall be governed by the laws of the State of Mississippi, without giving effect to the principles of conflicts of laws thereof. Venue for any action brought to enforce this Agreement shall properly be brought in any court of general jurisdiction in Shelby County, Tennessee or Hinds County, Mississippi. In the event that an action shall be brought under this Agreement, all attorneys fees shall be paid to the prevailing party.

         9.09 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, DGC, DGNB, Victory, and Victory Bank have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

                                                   [Signatures]

                                    EXHIBIT B

               FAIRNESS OPINION OF MERCER CAPITAL MANAGEMENT, INC.

                                                   January 20, 1998


The Board of Directors
c/o Mr. David F. Leake
Chairman of the Board of Directors
Victory Bancshares, Inc.
894 Germantown Parkway
Cordova, Tennessee  38018

Re: Fairness Opinion Regarding the Proposed Acquisition of Victory Bancshares, Inc., by Deposit Guaranty Corp.

Dear Directors:

         Mercer Capital Management, Inc. ("Mercer Capital") has been retained by the Board of Directors of Victory Bancshares, Inc. ("Victory ") to issue a fairness opinion for the proposed merger between Victory and Deposit Guaranty Corp. ("Deposit Guaranty"). A representative of Mercer Capital previously presented an oral, preliminary fairness opinion to the Board of Directors on September 23, 1997. The fairness opinion is issued from a financial point of view on behalf of Victory shareholders.

         Under the terms of the Agreement and Plan of Merger by and among Deposit Guaranty Corp., Deposit Guaranty National Bank, Victory Bancshares, Inc., and Victory Bank and Trust Company ("the Agreement"), dated September 24, 1997, Victory will be merged into Deposit Guaranty Corp. and Victory Bank will be merged into Deposit Guaranty National Bank. Upon consummation of the mergers, Victory Common Stock will be converted into Deposit Guaranty Common Stock based upon the following: (a) 773,275 Deposit Guaranty Common Shares will be issued if the average market price (as defined) of Deposit Guaranty's Common Stock is between $29.74 per share and $34.92 per share; (b) if the average market price of Deposit Guaranty's Common Stock is greater than $28.45 per share and less than $29.74 per share, then the number of shares to be issued will be determined by dividing $23.0 million by the average market price; (c) if the average market price of Deposit Guaranty's Common Stock is greater than $34.92 per share and less than $36.21 per share, then the number of shares to be issued will be determined by dividing $27.0 million by the average market price; (d) if the average market price of Deposit Guaranty's Common Stock is equal to or greater than $36.21 per share, then 745,650 Deposit Guaranty Common Shares shall be issued; and, (e) if the average market price of Deposit Guaranty's Common Stock is less than or equal to $28.45 per share, then 808,435 Deposit Guaranty Common Shares shall be issued.

         The exchange ratio shall be determined by dividing the number of Deposit Guaranty Common Shares issued by the number of outstanding Victory shares. The average market price is defined in the Agreement as the average closing price of Deposit Guaranty's Common Stock as reported by the New York Stock Exchange for the 20 trading days ending three days before the effective date.

         Based upon the terms of the Agreement and the approximate trading value of Deposit Guaranty's Common Stock as of the date of the opinion ($53.50 per share), the implied value of the proposed merger is $39.9 million, or $48.38 per fully diluted share. The implied price represents approximately 464% of Victory's September 30, 1997 reported book value and 39.9x estimated 1997 consolidated earnings of approximately $1.0 million before giving consideration to merger related expenses. The ultimate value of the merger to Victory stockholders, however, will be contingent upon the number of shares issued and the market value of Deposit Guaranty's Common Stock on the effective date.

         As part of the engagement, representatives of Mercer Capital visited with Victory management in Memphis, Tennessee and with Deposit Guaranty management in Jackson, Mississippi. Factors considered in rendering the opinion include:

     1.  Terms of the Agreement;

     2.  The process by which the Agreement was negotiated;

     3. The valuation analysis of Victory presented by Mercer Capital to the Board of Directors at the September 23, 1997 meeting;

     4. An analysis of the estimated pro-forma changes in book value per share, earnings per share, and dividends per share from the perspective of the Victory shareholders;

     5. A review of Deposit Guaranty's historical financial performance, historical stock pricing, the liquidity of its shares and current pricing in relation to other publicly traded bank holding companies based in the U.S.; and,

     6.  Tax consequences of the merger for Victory  shareholders.

          Mercer Capital did not compile nor audit Victory's or Deposit Guaranty's financial statements, nor have we independently verified the information reviewed. We have relied upon such information as being complete and accurate in all material respects. We have not made an independent valuation of the loan portfolio, adequacy of the loan loss reserve or other assets or liabilities of either institution.

         Our opinion does not constitute a recommendation to any shareholder as to how the shareholder should vote on the proposed merger; nor have we expressed any opinion as to the prices at which any security of Deposit Guaranty or Victory might trade in the future.

         Based upon our analysis of the proposed transaction, it is our opinion that the consideration to be received by the holders of Victory Common Stock is fair, from a financial point of view, to the common shareholders of Victory .



                         Sincerely yours,

                         MERCER CAPITAL MANAGEMENT, INC.


                         /s/ Jeff K. Davis
                         -----------------------
                         Jeff K. Davis, ASA, CFA
                         Vice President

                                                EXHIBIT C







                                        TITLE 48, CHAPTER 23 OF THE

                                              TENNESSEE CODE

                                               WEST'S TENNESSEE CODE
                                 TITLE 48. CORPORATIONS AND ASSOCIATIONS
                          CHAPTER 23. BUSINESS CORPORATIONS--DISSENTERS' RIGHTS
                          PART 1--RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES


48-23-101. Definitions. -- As used in this chapter, unless the context otherwise requires:

      (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

      (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

      (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under ss. 48-23- 102 and who exercises that right when and in the manner required by part 2 of this chapter;

      (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

      (5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

      (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

      (7) "Shareholder" means the record shareholder or the beneficial shareholder.

48-23-102. Right to dissent. -- (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

      (1) Consummation of a plan of merger to which the corporation is a party:

           (A) If shareholder approval is required for the merger by ss. 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or
           (B) If the corporation is a subsidiary that is merged with its parent under ss. 48-21-105;

      (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

      (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale;

      (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

           (A) Alters or abolishes a preferential right of the shares;

           (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
           (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
           (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
           (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under ss. 48-16-104; or

      (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under ss. 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

48-23-103.   Dissent  by  nominees  and  beneficial  owners.  --  (a)  A  record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.

      (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on the beneficial shareholder's behalf only if the beneficial shareholder:

      (1) Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

      (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.



                           PART 2--PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

48-23-201. Notice of dissenters' rights. -- (a) If proposed corporate action creating dissenters' rights under ss. 48- 23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

      (b) If corporate action creating dissenters' rights under ss. 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in ss. 48-23-203.

      (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202. Notice of intent to demand payment. -- (a) If proposed corporate action creating dissenters' rights under ss. 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must:

      (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

      (2) Not vote the shareholder's shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by ss. 48-23-201.

      (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

48-23-203. Dissenters' notice. -- (a) If proposed corporate action creating dissenters' rights under ss. 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ss. 48-23-202.

      (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

      (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

      (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

      (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person asserting dissenters' rights acquired beneficial ownership of the shares before that date;

      (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

      (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to ss. 48-23-201.

48-23-204. Duty to demand payment. -- (a) A shareholder sent a dissenters' notice described in ss. 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ss. 48-23-203(b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

      (b) The  shareholder  who demands  payment and deposits the  shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

      (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

      (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205. Share restrictions. -- (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under ss. 48-23-207.

      (b)  The  person  for  whom   dissenters'   rights  are   asserted  as  to
uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

48-23-206. Payment. -- (a) Except as provided in ss. 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with ss. 48-23-204 the amount the corporation estimates to be the fair value of each dissenter's shares, plus accrued interest.

      (b) The payment must be accompanied by:

      (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

      (2) A statement of the corporation's estimate of the fair value of the shares;

      (3) An explanation of how the interest was calculated;

      (4) A statement of the dissenter's right to demand payment under ss. 48-23-209; and

      (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to ss. 48-23-201 or ss. 48-23-203.

48-23-207. Failure to take action. -- (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under ss. 48-23-203 and repeat the payment demand procedure.

48-23-208. After-acquired shares. -- (a) A corporation may elect to withhold payment required by ss. 48-23- 206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

      (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under ss. 48- 23-209.

48-23-209. Procedure if shareholder dissatisfied with payment or offer. -- (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under ss. 48-23-206), or reject the corporation's offer under ss. 48-23-208 and demand payment of the fair value of the dissenter's shares and interest due, if:

      (1) The dissenter believes that the amount paid under ss. 48-23-206 or offered under ss. 48-23-208 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

      (2) The corporation  fails to make payment under ss.  48-23-206 within two
(2) months after the date set for demanding payment; or

      (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

      (b) A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter's shares.

                                   PART 3--JUDICIAL APPRAISAL OF SHARES


48-23-301. Court action. -- (a) If a demand for payment under ss. 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (e) Each dissenter made a party to the proceeding is entitled to judgment:

      (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or

      (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under ss. 48-23-208.

48-23-302. Court costs and counsel fees. -- (a) The court in an appraisal proceeding commenced under ss. 48-23- 301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ss. 48- 23-209.

      (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

      (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

      (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

      (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                             PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Deposit Guaranty is incorporated under the laws of Mississippi. Subarticle E of Article 8 of the Mississippi Business Corporation Act prescribes the conditions under which indemnification may be obtained by a present or former director or officer of Deposit Guaranty who incurs expenses or liability as a consequence of matters arising out of his activities as a director or officer.

      Article Nine of Deposit Guaranty's Articles of Incorporation also provides for indemnification of officers and directors under certain circumstances. Deposit Guaranty has purchased a liability policy which, subject to any limitations set forth in the policy, indemnifies Deposit Guaranty's directors and officers for damages that they become legally obligated to pay as a result of any negligent act, error or omission committed by such person in his capacity as an officer or director.

ITEM 21.  EXHIBITS

      The following exhibits are furnished (or incorporated by reference) as a part of this Registration Statement:

Exhibit Number                    Description

     2 Agreement and Plan of Merger dated as of September 24, 1997, as amended, included as Exhibit A to the Proxy
                 Statement/Prospectus contained herein

     *5 Opinion of Watkins Ludlam Winter & Stennis, P.A. regarding legality of common stock registered hereby

     8           Revised Opinion of Watkins Ludlam Winter & Stennis, P.A.
                 regarding tax matters

     *23(a) Consent of KPMG Peat Marwick LLP, independent auditors, with respect to consolidated financial statements of Deposit Guaranty Corp.

     *23(b)      Consent  of KPMG Peat  Marwick  LLP,  independent
                 accountants,   with   respect   to   consolidated
                 financial statements of Victory Bancshares, Inc.

     *23(c)      Consent of Watkins Ludlam Winter & Stennis, P.A.

     *23(d)      Consent of Mercer Capital Management, Inc.

     *24         Power of attorney included as part of signature page

     *99         Form of Proxy

*Previously filed

ITEM 22.  UNDERTAKINGS

     (1) The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and issued in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (5) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Deposit Guaranty has duly caused this Amendment Number Three to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi on this the 23rd day of January, 1998.

DEPOSIT GUARANTY CORP.

BY:  /s/ E.B. Robinson, Jr.*
     E. B. Robinson, Jr.
     Chairman of the Board and
     Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the date indicated.


     NAME                                    TITLE                    DATE

/s/ E. B. Robinson, Jr.*       Chairman of the Board           January 23, 1998
E. B. Robinson, Jr.            and Director  (Principal
                               Executive Officer)

/s/ Howard L. McMillan, Jr.*   President and Director          January 23, 1998
Howard L. McMillan, Jr.

/s/ Arlen L. McDonald*         Executive Vice President        January 23, 1998
Arlen L. McDonald              (Principal Financial  Officer)

/s/ Stephen E. Barker*         Controller (Principal           January 23, 1998
Stephen E. Barker              Accounting Officer)

/s/ Charles L. Irby*                     Director      January 23, 1998
Charles L. Irby

/s/ Booker T. Jones*                     Director      January 23, 1998
Booker T. Jones

/s/ Richard D. McRae, Jr.*               Director      January 23, 1998
Richard D. McRae, Jr.

/s/ W.R. Newman, III*                    Director      January 23, 1998
W. R. Newman, III

/s/ John N. Palmer*                      Director      January 23, 1998
John N. Palmer

*By:/s/ J. Clifford Harrison
    -----------------------------
    J. Clifford Harrison, Esq.,
    Attorney-in-Fact